UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Amendment No. 2)

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

CENTRAL FREIGHT LINES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total Fee paid:
☒	Fee paid previously
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:	$3,087.00
(2)	Form, Schedule or Registration Statement No.:	Schedule 14A
(3)	Filing Party:	Central Freight Lines, Inc.
(4)	Date Filed:	April 17, 2006

PRELIMINARY COPY

CENTRAL FREIGHT LINES, INC.
5601 West Waco Drive
Waco, Texas 76710
(480) 361-5289

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Central Freight Lines, Inc. (“Central”) to be held at ____________, Phoenix, Arizona, at 1:00 p.m., Phoenix Time, on Monday, October 23, 2006 (the “Annual Meeting”). Holders of record of Central common stock at the close of business on September 15, 2006 will be entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

At the Annual Meeting, we will ask you to approve the Agreement and Plan of Merger, dated as of January 30, 2006, as amended, among North American Truck Lines, LLC, a limited liability company formed by Jerry Moyes in connection with the proposed merger in which no one other than Mr. Moyes is a member or has an interest (“NATL”), Green Acquisition Company, a wholly-owned subsidiary of NATL, and Central (the “Merger Agreement”). If the merger is completed, current stockholders, other than Mr. Moyes and certain trusts for the benefit of Mr. Moyes and members of his family will be entitled to receive $2.25 in cash, without interest and less any applicable tax withholding, for each share of Central common stock that they own, and they will have no ongoing ownership interest in the continuing business of Central. As a result of the merger contemplated by the Merger Agreement (the “Merger”), Central will be owned by Mr. Moyes, these trusts and NATL.  In addition, Robert V. Fasso, Central’s current Chief Executive Officer and President, will hold options to purchase up to 504,000 shares, or approximately 2.7%, of the common stock of the surviving corporation under an amended stock option agreement.

Additionally, we are asking you to expressly grant the authority to vote your shares to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve the Merger Agreement.

Finally, we are asking that you approve the Board of Directors’ slate of nominees for election as directors, to serve until the Merger is consummated or if the Merger is not consummated, until the next annual meeting of stockholders.

A Special Committee of independent members of our Board of Directors reviewed and considered the terms and conditions of the proposed Merger and found it to be fair to the holders of Central common stock other than Mr. Moyes and certain trusts for the benefit of Mr. Moyes and members of his family and the directors and executive officers of Central and recommended that the Board approve the Merger Agreement. Based on its review as more fully described in the attached Proxy Statement, our Board of Directors has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby, and recommended that our stockholders approve the Merger Agreement.

BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT. ADDITIONALLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL VOTES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND “FOR” THE BOARD OF DIRECTORS’ SLATE OF NOMINEES.

The Proxy Statement attached to this letter provides you with information about the proposed Merger and the Annual Meeting. We encourage you to read the entire Proxy Statement carefully. You may also obtain more information about Central from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The Merger cannot be completed unless the Merger Agreement is approved by the stockholders of Central as described in the attached Proxy Statement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the approval of the Merger Agreement.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is assisting us, toll free at 1-866-767-8986.

Sincerely,

Robert V. Fasso
Chief Executive Officer and President

The attached Proxy Statement is dated September __, 2006, and is first being mailed to stockholders of Central on or about September __, 2006.

Neither the United States Securities and Exchange Commission nor any state securities commissioner has: approved or disapproved of the transaction described in the enclosed Proxy Statement; passed upon the merits or fairness of the transaction; or passed upon the adequacy or accuracy of the disclosure in the enclosed Proxy Statement. Any contrary representation is a criminal offense.

PRELIMINARY COPY

CENTRAL FREIGHT LINES, INC.
5601 West Waco Drive
Waco, Texas 76710
_______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 23, 2006
_______________________________

To our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of CENTRAL FREIGHT LINES, INC. (“Central”) to be held at 1:00 p.m., Phoenix time, on Monday, October 23, 2006, at ____________________________. The purposes of the Annual Meeting are:

1.
APPROVAL OF THE MERGER AGREEMENT. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of January 30, 2006, as amended (the “Merger Agreement”), by and among Central, North American Truck Lines, LLC (“NATL”) and Green Acquisition Company (“Green”), which agreement provides for the merger of Green, a wholly-owned subsidiary of NATL, with and into Central with Central as the surviving corporation in the merger (the “Merger”);

2.
ADJOURNMENT. To approve the adjournment of the Annual Meeting, if necessary or appropriate, to provide time to solicit additional proxies if it does not appear that there will be enough shares voted in favor of the Merger Agreement to approve it at the time of the Annual Meeting;

3.	ELECTION OF DIRECTORS. To consider and act upon a proposal to elect four directors of Central; and

4.	OTHER MATTERS. To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

Central’s Board of Directors (the “Board”) has fixed the close of business on September 15, 2006 (the “Record Date”), as the record date for determining those stockholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment of that meeting. Holders of Central’s common stock, par value $0.001 per share (“Common Stock” or “Central Common Stock”), can vote their shares at the Annual Meeting only if the holder is present at the meeting in person or by valid proxy. A copy of Central’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, which includes audited consolidated financial statements, is enclosed. Also enclosed is a copy of Central’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006.

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Jeffrey A. Hale
Secretary
Waco, Texas
September ___, 2006

i

Board of Directors	63
Committees of the Board	63
The Audit Committee	64
Report of the Audit Committee	64

ii

ANNEX A-1— AGREEMENT AND PLAN OF MERGER BY AND AMONG CENTRAL FREIGHT LINES, INC., NORTH AMERICAN TRUCK LINES, LLC AND GREEN ACQUISITION COMPANY dated as of January 30, 2006

ANNEX A-2—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER BY AND AMONG CENTRAL FREIGHT LINES, INC., NORTH AMERICAN TRUCK LINES, LLC AND GREEN ACQUISITION COMPANY dated as of September 13, 2006

ANNEX B— MORGAN KEEGAN & COMPANY, INC. FAIRNESS OPINION dated January 30, 2006

iii

SUMMARY TERM SHEET

This summary term sheet discusses the most material terms of the Merger and other transactions contemplated by the Merger Agreement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the Merger and the other transactions contemplated by the Merger Agreement. In particular, you should read the documents attached to this Proxy Statement, including the Merger Agreement attached as Annex A. You may obtain any information incorporated by reference into, but not included with, this Proxy Statement without charge by following the instructions in the section of this Proxy Statement entitled “Where You Can Find More Information.”

•     The Merger and Related Transactions.  Pursuant to the Merger Agreement, Green will merge with and into Central, with Central continuing as the surviving corporation. Each issued and outstanding share of Central Common Stock held by Mr. Moyes individually and as trustee of the Jerry and Vickie Moyes Family Trust, dated December 11, 1987 (the “Family Trust”) and by Gerald F. Ehrlich, as trustee of the Moyes Children’s Trust dated December 14, 1992 (the “Children’s Trust” and together with Mr. Moyes and the Family Trust, the “Affiliated Continuing Investors”) shall remain issued and outstanding shares of Central. In the Merger, each issued and outstanding share of Central Common Stock (other than shares held by the Affiliated Continuing Investors) will be converted into the right to receive the merger consideration of $2.25 per share in cash, without interest. Each issued and outstanding share of Green common stock shall be converted into the number of issued and outstanding shares of the surviving corporation equal to the quotient obtained by dividing (i) the difference between (A) all of the issued and outstanding shares of Central Common Stock immediately prior to the effective time of the Merger and (B) the number of shares of Central Common Stock held by the Affiliated Continuing Investors, by (ii) the number of issued and outstanding shares of Green common stock immediately prior to the effective time of the Merger. Each holder of options to purchase Central Common Stock with an exercise price below $2.25 (other than options held by Mr. Moyes and Mr. Fasso), including each director and executive officer of Central, will receive in cash the difference between the exercise price and $2.25 multiplied by the number of shares of common stock subject to that option in consideration for the cancellation of that option. Each holder of options with an exercise price equal to or greater than $2.25, including directors and executive officers of Central, will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option. Stock options held by Mr. Moyes will be cancelled and stock options held by Mr. Fasso will remain outstanding under an amended stock option agreement. See the section of this Proxy Statement entitled “Stock Options” for the terms of Mr. Fasso’s amended stock option agreement.

•     Effects of the Merger and Related Transactions.  Upon completion of the Merger, Jerry Moyes, directly or indirectly through NATL (a limited liability company of which Mr. Moyes is the sole member, formed in connection with the Merger), and the Family Trust will own a majority of the outstanding shares of common stock of the surviving corporation. NATL will hold approximately 68.6% of the common stock of the surviving corporation. The Children’s Trust will own approximately 25.7%, and the Family Trust will own approximately 5.7%, of the common stock of the surviving corporation. Central Common Stock will cease to be publicly traded and no current holders of Central Common Stock other than the Affiliated Continuing Investors will continue as stockholders of Central. Mr. Fasso will hold options to purchase up to 504,000 shares, or approximately 2.7%, of common stock of the surviving corporation using his existing stock options as revised under his amended stock option agreement. Central stockholders other than the Affiliated Continuing Investors and Mr. Fasso are collectively referred to in this Proxy Statement as “Public Stockholders.” See the section of this Proxy Statement entitled “The Merger Agreement—Conversion of Securities.”

        As disclosed in the section of this Proxy Statement entitled “The Merger Agreement—Conditions Precedent to the Merger,” it is a condition to NATL’s obligations to consummate the Merger that, immediately prior to the closing of the Merger, Mr. Fasso will execute and deliver a stockholders’ agreement (the

“Stockholders’ Agreement”) that, when executed by the other parties thereto, will govern the rights of Mr. Fasso and the Affiliated Continuing Investors. If the Merger is consummated, the Public Stockholders of Central would no longer bear the risk of any further decline in the value of Central or its Common Stock, nor would they have the opportunity to participate in any future earnings or growth of Central or any increase in the value of its Common Stock.

The Merger will generally constitute a taxable transaction to Central’s unaffiliated stockholders. Because the Merger will create an ownership change for federal income tax purposes, the amount of net operating loss carryforwards (“NOLs”) that the surviving corporation may use in future years to offset its taxable income will be limited. See the section of this Proxy Statement entitled “Special Factors—NOL Carryforwards.”

The following table summarizes the ownership of Central Common Stock by certain of our stockholders prior to, and after, the consummation of the Merger, excluding outstanding stock options that are not expected to be exercised prior to the consummation of the Merger.

	Ownership Prior to the Merger			Ownership After the Merger
Stockholder	Percent Ownership of Common Stock July 1, 2006	Portion of Net Book Value as of July 1, 2006	Portion of Net Losses in the Six Months ended July 1, 2006	Percent Ownership of the Surviving Corporation Equity	Portion of Net Book Value as of July 1, 2006	Portion of Net Losses in the Six Month ended July 1, 2006
(dollars in thousands)
Public Stockholders	64.43%	$ 19,557	$ 11,784	0.00%	$ 0	$ 0

Affiliated Continuing Investors:

Jerry Moyes(1)	0.00%	$ 0	$ 0	68.57%	$ 20,814	$ 12,541

The Family Trust	5.71%	$ 1,733	$ 1,044	5.71%	$ 1,733	$ 1,044

The Children’s Trust	25.72%	$ 7,807	$ 4,704	25.72%	$ 7,807	$ 4,704

Robert V. Fasso	4.13%	$ 1,254	$ 755	0.00%(2)	$ 0(2)	$ 0(2)

All Directors and Executive Officers as a Group other than Mr. Fasso	0.40%	$ 121	$ 73	0.00%	$ 0	$ 0

(1)	Includes shares of the surviving corporation owned by NATL, which is controlled by Mr. Moyes.

(2)	Mr. Fasso will be able to purchase up to 504,000 shares, or approximatley 2.68%, of the common stock of the surviving corporation after the Merger pursuant to his amended stock options agreement.

•     Recommendation of our Board.  The Merger Agreement has been approved by Central’s Board of Directors (the “Board”) based on the unanimous recommendation of the special committee of the Board consisting entirely of independent directors (the “Special Committee”). The Special Committee determined that the Merger is advisable, and fair to Central’s stockholders other than the Affiliated Continuing Investors and the directors and executive officers of Central and recommended that the Board approve the Merger Agreement. Such stockholders are collectively referred to in this Proxy Statement as “Unaffiliated Security Holders.” In connection with its deliberations, the Special Committee retained Morgan Keegan & Company, Inc. (“Morgan Keegan”) as its financial advisor. Morgan Keegan rendered its opinion that, as of the date of its opinion and subject to the factors and assumptions set forth therein, the transactions contemplated by the Merger Agreement are fair, from a financial point of view, to the Unaffiliated Security Holders. Our Board recommends that you vote to approve the Merger Agreement. See the section of this Proxy Statement entitled “Special Factors—Recommendation of our Board and Fairness of the Merger.”

•     Factors Considered by the Board and the Special Committee.  In the course of reaching their decisions to approve the Merger Agreement and recommend its approval, our Special Committee and Board considered the Merger described in this Proxy Statement and a number of factors in their deliberations. A number of factors had a positive impact in favor of the Merger, including the Special Committee’s solicitation of alternative proposals from other parties likely to have an interest in Central, the value of the NATL proposal to our stockholders and the premium to the trading price of our Common Stock, a number of increasing challenges we face as a small public company, substantial doubt about our ability to continue as a going concern without some form of cash infusion, the terms of the Merger Agreement and the procedural safeguards to ensure the fairness of the Merger. The Special Committee and Board also considered a number of potentially negative factors, including but not limited to the fact that the $2.25 per share merger consideration is well below Central’s initial public offering price of $15.00 per share on December 12, 2003, the impact of the Merger on our management, employees, customers and our relationships with other third parties and the risk that the Merger may not be consummated, but concluded that such risks were substantially outweighed by the reasons, factors and information that were positive and supported the proposed Merger. See the section of this Proxy Statement entitled “Special Factors—Reasons for the Merger.”

•     Morgan Keegan’s Fairness Opinion.  Morgan Keegan delivered to the Special Committee and Board its oral opinion on January 26, 2006, followed by its written opinion, dated January 30, 2006, that, based upon the assumptions made, matters considered and limits of review described therein, the transactions contemplated by the Merger Agreement were, as of that date, fair from a financial point of view to the Unaffiliated Security Holders. The full text of Morgan Keegan’s written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Keegan, is included as Annex B to this Proxy Statement. Please read the opinion carefully. See the section of this Proxy Statement entitled “Special Factors—Opinion of Central’s Financial Advisor.” Pursuant to the terms of Morgan Keegan’s engagement letter with Central, Central has paid Morgan Keegan a retainer of $25,000 and an additional fee of $50,000 in connection with the delivery of its opinion and has agreed to reimburse Morgan Keegan for its reasonable expenses incurred in connection with its engagement up to $15,000.

•     Position of NATL, Green, Mr. Fasso and the Affiliated Continuing Investors Regarding the Merger.  Based upon their consideration of the factors listed in the section of this Proxy Statement entitled “Special Factors—Position of NATL, Green, Mr. Fasso and the Affiliated Continuing Investors Regarding the Merger,” NATL, Green, Mr. Fasso and the Affiliated Continuing Investors believe that the Merger is fair to the Unaffiliated Security Holders. As disclosed in the section of this Proxy Statement entitled “Special Factors—Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships,” Mr. Fasso and the Affiliated Continuing Investors have various interests in the Merger that differ from those of the Unaffiliated Security Holders.

•     Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships.  Central’s executive officers and directors will receive the same consideration for their shares as Central’s other stockholders. However, you should note that NATL, Green, the Affiliated Continuing Investors, Mr. Fasso and Central’s directors and executive officers may have other interests related to the Merger that are different from your interests as a stockholder or that may present a conflict of interest. These interests include the following:

•
As a result of the Merger, Mr. Moyes, indirectly through NATL, will acquire control of the surviving corporation, holding 68.6% of the common stock of the surviving corporation. The Affiliated Continuing Investors will hold their shares of the surviving corporation, which will aggregate to 31.4% of the common stock and voting interest of the surviving corporation.

•	Each holder of options to purchase Central Common Stock with an exercise price below $2.25 (other than Mr. Moyes and Mr. Fasso), including each director and executive officer of Central,

will be entitled to receive in cash the difference between the exercise price and $2.25 multiplied by the number of shares of Common Stock subject to that option. Holders of options with an exercise price above or equal to $2.25 will be entitled to receive $0.01 multiplied by the number of shares of Common Stock subject to that option. Stock options owned by Mr. Moyes will be cancelled at the effective time of the Merger.

•
Mr. Fasso will hold options to purchase up to 504,000 shares, or approximately 2.7%, of the common stock of the surviving corporation if he exercises his stock options as amended at a cost of $1.35 per share. It is a condition to NATL’s obligation to consummate the transactions anticipated by the Merger Agreement that, immediately prior to closing of the Merger, Mr. Fasso will execute and deliver a Stockholders’ Agreement that, when executed by the other parties thereto, will govern the rights of Mr. Fasso and the Affiliated Continuing Investors upon the consummation of the Merger.

•	Central’s directors and executive officers will continue to have rights to indemnification and liability insurance coverage for six years following the Merger.

•
The payment of $30,000 to the Chairman of the Special Committee in recognition of the time and effort he expended in evaluating the Merger and negotiating the Merger Agreement, which amount was authorized by the Board.

•
It is expected that all of Central’s executive officers, none of whom will hold any common stock in the surviving corporation at the consummation of the Merger, will continue to be employed by Central following the Merger. See the section of this Proxy Statement entitled “Special Factors—Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships.”

The Special Committee was aware of each of these interests in determining to recommend approval of the Merger to the Board and the Board subsequently took these interests into account in declaring the Merger Agreement advisable and fair to the Unaffiliated Security Holders and recommending that stockholders approve the Merger Agreement. See the section of this Proxy Statement entitled “Special Factors—Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships.”

•     U.S. Federal Income Tax Consequences of the Merger.  The receipt of cash by Central’s unaffiliated stockholders in exchange for their shares of Central Common Stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. See the section of this Proxy Statement entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger.”

•     Central’s Stockholders Must Approve the Merger Agreement.  In order for the Merger to be consummated, at the Annual Meeting, the Merger Agreement must be approved by the affirmative vote of both (i) the holders of a majority of the outstanding shares of Central Common Stock entitled to vote thereon (the “Statutory Vote”) and (ii) a majority of the outstanding shares of Central Common Stock owned by the Public Stockholders (the “Public Stockholder Vote”). Due to the determination made by Central that all of its directors and executive officers other than Mr. Fasso are included within the definition of “Public Stockholders,” even though such directors and executive officers are not Unaffiliated Security Holders, approval of the Merger Agreement does not require the affirmative vote of a majority of the Unaffiliated Security Holders, which would exclude such executive officers and directors. However, because these directors and executive officers in the aggregate own just 73,000 shares, or approximately 0.4% of the outstanding shares and 0.6% of the shares held by the Public Stockholders, the Special Committee did not believe that substantial additional protection would be provided to investors by requiring a vote of Unaffiliated Security Holders separate from the vote of the Public

Stockholders. See the section of this Proxy Statement entitled “The Merger Agreement—Conditions Precedent to the Merger.”

Statutory Vote

        Because 6,583,351 shares representing approximately 36.0% of the 18,304,285 shares of Central Common Stock issued and outstanding on the Record Date are owned by the Affiliated Continuing Investors and Central’s executive officers and directors (including Mr. Fasso), all of whom have expressed their intent to vote in favor of the Merger Agreement, an additional 2,568,792 shares, or approximately 14.0% of the outstanding shares and 21.9% of the shares held by the Unaffiliated Security Holders, must vote in favor of the Merger Agreement to satisfy the Statutory Vote requirement.

Public Stockholder Vote

Of the 11,793,934 shares of Central Common Stock owned by the Public Stockholders as of the Record Date, 73,000 shares were owned by the directors and executive officers of Central (excluding Mr. Fasso), each of whom intends to vote in favor of the Merger Agreement. This means that 5,823,968 shares, or approximately 31.8% of the outstanding shares and 49.7% of the shares held by the Unaffiliated Security Holders, must be voted in favor of the Merger Agreement to satisfy the Public Stockholder Vote requirement.

•     Regulatory Approvals Related to the Merger.  Due to the value of the contemplated transaction, the Merger is not subject to the notification and filing requirements under the Hart-Scott-Rodino Act of 1976, as amended, and the related rules of the Federal Trade Commission. However, the Department of Justice, Federal Trade Commission or a government, state or private person may challenge the Merger at any time before its completion. None of Central, NATL, Green or Mr. Moyes is aware of any regulatory approvals needed in order to complete the Merger. See the section of this Proxy Statement entitled “Special Factors—Regulatory Requirements.”

•     Source and Amount of Funds.  The maximum total amount of funds required to complete the Merger, including related costs and expenses, is expected to be approximately $28.4 million, $170,000 of which will be paid to option holders. Central expects to incur approximately $890,000 in costs and expenses in connection with the Merger and the related transactions, as set forth in the section of this Proxy Statement entitled “Special Factors—Fees and Expenses.” NATL expects that it will incur approximately $900,000 of legal and other advisory fees. See the section of this Proxy Statement entitled “Special Factors—Fees and Expenses.”

        On April 13, 2006, Mr. Moyes announced that he was selling his interest in the Westgate Real Estate Development in Glendale, Arizona to his development partner, Steven Ellman. Mr. Moyes intends to use part of the proceeds from the sale of Westgate to close the Merger. Mr. Moyes anticipates that the sale of Westgate will close on or before September 30, 2006. The financing for the Merger is further detailed in the section of this Proxy Statement entitled “Special Factors—Source and Amount of Funds.”

•     The Merger Consideration.  The value of the total consideration to be paid in connection with the Merger and related transactions, if completed, is approximately $28.4 million. Pursuant to the Merger Agreement, each Central stockholder (other than the Affiliated Continuing Investors) will be entitled to receive $2.25 in cash for each share of Central Common Stock held by them. Shares of Common Stock owned by the Affiliated Continuing Investors will remain issued and outstanding when the Merger is completed.

        Upon the consummation of the Merger, each holder of options to purchase Central Common Stock with an exercise price below $2.25 (other than Mr. Moyes and Mr. Fasso), including each director and executive officer of Central, will receive in cash the difference between the exercise price and $2.25 multiplied by the number of shares of Common Stock subject to that option in consideration for the cancellation of that option. Holders of options with an exercise price equal to or greater than $2.25 including each director and executive officer of Central, will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option. Mr. Fasso may acquire up to 504,000 shares, or approximately 2.7%, of the common stock of the surviving corporation pursuant to his amended stock option agreement. Central does not intend to grant any additional stock options prior to the consummation of the Merger.

See the sections of this Proxy Statement entitled “The Merger Agreement—Conversion of Securities; —Stock Options; —Conditions Precedent to the Merger.”

•     Conditions to Completion of the Merger.  The obligations of the parties to complete the Merger are subject to the prior satisfaction or waiver of various conditions including, among others, that:

•
the Merger Agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Central Common Stock and the affirmative vote of the holders of a majority of the outstanding shares beneficially held by the Public Stockholders;

•	Mr. Fasso must have executed and delivered to Central the Stockholders’ Agreement.

See the section of this Proxy Statement entitled “The Merger Agreement—Conditions Precedent to the Merger” for additional conditions.

•    Certain Stockholder Litigation Currently Pending Against Central.  Certain stockholder class actions and derivative actions, each of which seeks unspecified monetary damages,  have been filed against Central including the Securities Litigation, the Derivative Litigation and the Merger Litigation (as hereinafter defined in the section of this Proxy Statement entitled “Special Factors—Background of the Merger—Litigation). It is a condition to the obligations of the parties to complete the Merger that this litigation be settled for an aggregate amount within the limits set forth in Central’s applicable insurance policies and without further liability of Central, its officers or directors or other indemnified parties. Prior to December 12, 2004, Central maintained a $5.0 million directors’ and officers’ insurance policy. Effective December 12, 2004, the insurance coverage was increased to $15.0 million for all claims filed after the effective date. Central has reached oral agreements in principle to settle the Securities Litigation, the Derivative Litigation and the Merger Litigation.  See the section of this Proxy Statement entitled “Special Factors—Background of the Merger—Litigation.”

•    Termination of the Merger Agreement and Non-Solicitation.  The Merger Agreement may be terminated under certain circumstances at any time before the completion of the Merger, whether before or after Central has obtained stockholder approval. Under certain circumstances, if Central terminates the Merger Agreement it must pay NATL a termination fee of $1.0 million and expenses of up to $500,000. A description of the specific circumstances under which either Central or NATL may terminate the Merger Agreement and an explanation as to when Central must pay a termination fee can be found in the section of this Proxy Statement entitled “The Merger Agreement—Termination of the Merger Agreement; Termination Fees and Expenses.”

Central has agreed not to directly or indirectly solicit, initiate or encourage (or participate in any discussions or negotiations regarding) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an acquisition proposal with a buyer other than NATL. However, Central may provide confidential information about its operations to a third party making an unsolicited acquisition proposal, participate in discussions or negotiations regarding an acquisition proposal or withdraw or modify its approval or recommendation of the Merger if its Board determines, among other requirements and based on the advice of its outside counsel, that failure to do so would be a breach of the Board’s fiduciary duties to Central’s stockholders. See the section of this Proxy Statement entitled “The Merger Agreement—Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger.”

PRELIMINARY COPY
CENTRAL FREIGHT LINES, INC.

5601 West Waco Drive
Waco, Texas 76710
________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 23, 2006

________________________________

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the stockholders of Central to be voted at the Annual Meeting to be held on Monday, October 23, 2006. THE ENCLOSED PROXY IS SOLICITED BY CENTRAL’S BOARD OF DIRECTORS. If not otherwise specified, all proxies received pursuant to this solicitation will be voted (i) FOR the approval of the Merger Agreement, by and among Central, NATL, a Nevada limited liability company formed by Jerry Moyes in connection with the merger in which no one other than Mr. Moyes is a member or has an interest, and Green, which agreement provides for the merger of Green with and into Central with Central as the surviving corporation in the Merger; (ii) FOR the approval of the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement; (iii) FOR the director nominees named herein; and (iv) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of Central’s Board, or, if no recommendations are given, in accordance with the judgment of the proxy holders.

The Proxy Statement, proxy card, our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 were first mailed on or about September ___, 2006, to stockholders of record at the close of business on September 15, 2006, the Record Date.

The terms “we,” “our,” “us” or “Central” refer to Central Freight Lines, Inc. and its subsidiary.

Time, Place and Date

Central’s Annual Meeting is scheduled to be held as follows:

October 23, 2006

1:00 P.M., local time
___________
Phoenix, Arizona

Proxies and Voting

Only holders of record of our Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy. Stockholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting. As of the Record Date, there were ___________ shares of our Common Stock issued and outstanding. Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and, if possible, the results of all items voted upon will be announced at the Annual Meeting.

        In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are represented and entitled to vote but that are not voted at the direction of the holder (called “abstentions”) and shares that cannot be voted by a broker under rules applicable to Nasdaq National Market issuers due to the absence of instructions from the beneficial owner (called “broker non-votes”), will nevertheless be counted for the purpose of determining whether a quorum is present.

The election of directors is by a plurality of the votes cast; abstentions will be disregarded and because brokers may vote in the election of directors even in the absence of instruction from the beneficial owner, there can be no broker non-votes. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Central Common Stock entitled to vote thereon and the affirmative vote of a majority of the outstanding shares of Common Stock beneficially owned by the Public Stockholders. The approval of the adjournment of the Annual Meeting requires the affirmative vote of a majority of the shares then present at the meeting. Abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Agreement and abstentions will have the same effect as a vote against the adjournment of the Annual Meeting. Because brokers may vote on the adjournment even in the absence of instruction from the beneficial owner, there can be no broker non-votes regarding adjournment.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to Central’s Secretary at our address, by executing a subsequent proxy and delivering it to the Secretary, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which will include reimbursement of the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers or our regular employees, who will not receive any additional compensation for any such services. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee of $10,000 plus additional expenses related to the services.

Annual Report on Form 10-K and Quarterly Report on Form 10-Q

The information included in this Proxy Statement should be reviewed in conjunction with (a) the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of Independent Public Accounting Firms and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and (b) the Consolidated Financial Statements (unaudited), Notes to Consolidated Financial Statements (unaudited) and other information included in our Quarterly Report on Form 10-Q for the quarter ended July 1, 2006, that were mailed on or about September ___, 2006, together with this Notice of Annual Meeting and Proxy Statement, to all stockholders of record as of the Record Date.

How to Read This Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things: the proposed Merger and the Merger Agreement; the parties to the Merger; our management and Board; executive compensation; transactions between Central and our officers, directors and affiliates; the stock ownership of management and other large stockholders; the services provided to us by, and fees of McGladrey & Pullen, LLP and KPMG LLP, our present and former independent accountants, respectively; the change to McGladrey & Pullen, LLP as our independent accountants; and how stockholders may make proposals at the next Annual Meeting, if Proposal One is not approved and the Merger is not consummated. Each stockholder should read this information before completing and returning the enclosed proxy card.

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE ANNUAL MEETING OF STOCKHOLDERS

Q:	What is the date, time and place of the annual meeting?

A:	The Annual Meeting will be held at 1:00 P.M., Phoenix time, on Monday, October 23, 2006, at __________________________________.

Q:	What are the proposals that I will be voting on?

A:	You are being asked to vote on the following proposals:

○	to approve the Merger Agreement;

○
to approve the adjournment of the Annual Meeting, if necessary or appropriate, to provide time to solicit additional proxies if there are not enough shares voted in favor of the Merger Agreement to approve it at the time of the Annual Meeting; and

○	to elect four directors to our Board.

Q:	Who is entitled to vote at the meeting?

A:
All stockholders of record as of the close of business on September 15, 2006 may vote. You are entitled to one vote per share of Central Common Stock that you owned on the Record Date on each item of business to be considered at the Annual Meeting.

Q:	How does our board of directors recommend that I vote?

○	“FOR” the proposal to approve the Merger Agreement;

○	“FOR” the adjournment of the Annual Meeting, if necessary; and

○	“FOR” each of the four director nominees.

Q:	What vote of our stockholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

○
The proposal to approve the Merger Agreement requires the affirmative vote of both (i) the holders of a majority of the outstanding shares of Central Common Stock entitled to vote thereon (i.e., the “Statutory Vote”) and (ii) a majority of the outstanding shares of Central Common Stock beneficially owned by holders other than the Affiliated Continuing Investors and Mr. Fasso (i.e., the “Public Stockholder Vote”).

○	The proposal to adjourn the Annual Meeting, if necessary, to provide time to solicit additional proxies if it does not appear that there will be enough shares voted in favor of the Merger Agreement to approve it at the time of the Annual Meeting, requires the affirmative vote of a majority of the shares then present at the meeting.

○	The election of directors is by a plurality of the votes cast.

Q:	Is the Board recommending that I vote for the Merger Agreement?

A:	Yes, the Board recommends unanimously that you vote for the Merger Agreement.

Q:	Why is the Board recommending that I vote for the Merger Agreement?

A:
After considering the recommendation for approval of the Merger Agreement by the Special Committee as well as the opinion of Morgan Keegan as to the financial fairness of the merger consideration to be received by the Unaffiliated Security Holders, our Board has concluded that the terms of the Merger Agreement are advisable, fair to and in the best interests of the Unaffiliated Security Holders.

Q:	What will I receive in the Merger?

A:
In the Merger, each issued and outstanding share of Central Common Stock (other than shares held by the Affiliated Continuing Investors) will be converted into the right to receive the merger consideration of $2.25 per share in cash, without interest. Each holder of options to purchase Central Common Stock with an exercise price below $2.25 (other than Mr. Moyes and Mr. Fasso), including each director and executive officer of Central, will receive in cash the difference between the exercise price and $2.25 multiplied by the number of shares of Common Stock subject to that option in consideration for the cancellation of that option. Each holder of options with an exercise price equal to or greater than $2.25, including directors and executive officers of Central, will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option.

Q:	Will the Affiliated Continuing Investors be paid for their shares?

A:	The Affiliated Continuing Investors’ shares will remain issued and outstanding without payment when the Merger is completed.

Q:	What will happen to Central after the Merger?

A:	Central will continue to exist after the Merger, but will no longer be a public company and will no longer have shares traded on the Nasdaq National Market (“Nasdaq”).

Q:	Who will continue as stockholders of Central?

A:
The Affiliated Continuing Investors will continue as stockholders of Central. Mr. Fasso, although receiving the merger consideration in exchange for his shares of Central Common Stock, will hold options to purchase up to 504,000 shares, or approximately 2.7%, of the common stock of the surviving corporation after consummation of the Merger pursuant to his amended stock option agreement. NATL’s holdings of Green Common Stock will be converted into Central Common Stock pursuant to the terms of the Merger Agreement.

Q:	What will happen to the directors who are up for election if the Merger Agreement is approved?

A:
If the Merger Agreement is approved by our stockholders and the Merger is completed, each of our directors elected at the Annual Meeting will serve until the effective time of the Merger. Immediately prior to the closing of the Merger, Central will deliver to NATL the notices of resignation of each of its then-current directors, and each such resignation will be effective as of the effective time of the Merger. Under the terms of the Merger Agreement, the directors of Green will become the directors of Central as the surviving corporation in the Merger.

Q:	What if the Merger is not completed?

A:
It is possible the Merger will not be completed. That might happen if, for example, Central’s stockholders do not approve the Merger Agreement. In this event, Central will continue to be a publicly traded company listed on Nasdaq until further action is taken.

Q:	What do I need to do now?

A:
After you read and carefully consider the information contained in this Proxy Statement, please fill out, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the Annual Meeting.

Q:	How are votes counted?

A:
For the proposal relating to the approval of the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the approval of the Merger Agreement with respect to both (i) the Statutory Vote and (ii) the Public Stockholder Vote. Likewise, broker non-votes will be counted as votes against the approval of the Merger Agreement. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. See “General Information—Proxies and Voting” for a discussion of broker non-votes.

For the proposal to adjourn the Annual Meeting, if necessary, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count as votes cast against this proposal and will count for the purpose of determining whether a quorum is present.

For the election of directors, you may vote “FOR” each of the nominees or you may “WITHHOLD” your vote for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you “WITHHOLD” your vote, it will have no effect on the outcome of the vote to elect our directors.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the election of each of the four director nominees. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do NOT send in your share certificates with your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares with respect to the proposal to approve the Merger Agreement only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Brokers who do not receive instructions regarding how to vote with respect to the election of directors or the adjournment of the Annual Meeting may vote the uninstructed shares according to their discretion.

Q:	How many shares must be present or represented at the Annual Meeting in order to conduct business?

A:
A quorum of stockholders is necessary to hold a valid Annual Meeting, provided that a vote may be taken to adjourn the meeting even if a quorum is not then present. A quorum is present at the Annual Meeting if a majority of the shares of Central Common Stock entitled to vote on the Record Date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purposes of determining whether a quorum is present.

Q:	Should I send in my stock certificates now?

A:	No. If the Merger is completed, you will receive written instructions for exchanging your stock certificates.

Q:	May I change my vote?

A:
Yes. If you hold your shares in your own name, just send to Central’s Secretary a written revocation notice or a later-dated, signed proxy card before the Annual Meeting or attend the Annual Meeting and vote. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to change your vote.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	Under Chapter 92A of the Nevada Revised Statutes, you are not entitled to any dissenters’ rights with respect to the Merger.

Q:	What are the tax consequences of the Merger to me?

A:
Receipt of the merger consideration by the Public Stockholders generally will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign tax purposes as well. To review the tax consequences in greater detail, see the section of this Proxy Statement entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger.” The tax consequences of the Merger to the Public Stockholders will depend on their own respective financial and tax situations. The Public Stockholders should consult with their respective tax and legal advisors for a full understanding of the tax consequences of the Merger to them.

Q:	When do you expect the Merger to be completed?

A:
It is expected that the Merger will be completed as soon as possible after the Annual Meeting, subject to the approval of Central’s stockholders and the satisfaction or waiver of the other conditions contained in the Merger Agreement. However, we cannot predict exactly when these conditions will be satisfied.

Q:	When will I receive the cash consideration for my shares of Central Common Stock?

A:
After the Merger is completed, Public Stockholders and Mr. Fasso will receive written instructions, including a letter of transmittal, that explain how to exchange their shares for the cash consideration paid in the Merger. When Public Stockholders and Mr. Fasso properly complete and return the required documentation described in the written instructions, they will promptly receive from the paying agent a payment of cash consideration for their shares.

Q:	What else will happen at the Annual Meeting?

A:
The Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties although it is possible that a holder of Central Common Stock may attempt to introduce a matter for stockholder vote at the Annual Meeting.

Q:	What happens if I sell my shares of Central Common Stock before the Annual Meeting?

A:
The Record Date for the Annual Meeting is earlier than the date of the Annual Meeting and the date that the Merger is expected to be completed. If you transfer your shares of Central Common Stock after the Record Date but before the Annual Meeting, you will retain your right to vote at the Annual Meeting, but will have transferred the right to receive the cash consideration to be received by our stockholders in the Merger.

Q:	Who can help answer my questions?

A:
If you have questions about the Merger, need additional copies of this Proxy Statement or have any questions about Central’s operations, please call Jeff Hale, Central’s Chief Financial Officer, at (480) 361-5295.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Merger and other information relating to the Merger. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, among others, the risk that the Merger may not be consummated in a timely manner, if at all, the risk that the Merger Agreement may be terminated in circumstances which require our payment to NATL of a termination fee of $1.0 million and expenses of up to $500,000, and other risks detailed in our current filings with the Securities and Exchange Commission (the “SEC”), including our most recent filings on Form 10-K for the year ended December 31, 2005 and our filing on Form 10-Q for the quarter ended July 1, 2006. See the section of this Proxy Statement entitled “Incorporation by Reference.” We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could prove to be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances other than as required by applicable law. The safe harbor protections afforded to forward-looking statements pursuant to Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 do not apply to forward-looking statements made in connection with a going private transaction. We thus disclaim for purposes of this going private transaction any references to Sections 21E and 27A contained in the documents incorporated by reference into this Proxy Statement.

PROPOSAL ONE -
APPROVAL OF THE MERGER AGREEMENT

THE PARTIES TO THE MERGER AGREEMENT

Central Freight Lines, Inc.
5601 West Waco Drive
Waco, TX 76710
(480) 361-5295

Central is a Nevada corporation that, through its subsidiary, operates as a non-union less-than-truckload (“LTL”) carrier specializing in regional overnight and second day markets. Central has operations in the Southwest, Midwest and Northwest regions of the United States. Central also offers interregional service between its operating regions and maintains alliances with other LTL companies to complete transportation of shipments outside of its operating territory. On December 12, 2003 Central completed an initial public offering of its Common Stock for $15.00 per share.

North American Truck Lines, LLC
2710 E. Old Tower Road
Phoenix, AZ 85034
(602) 225-3712

NATL is a Nevada limited liability company formed by Mr. Moyes in connection with the Merger. No one other than Mr. Moyes is a member of, or has any interest in, NATL. Mr. Jeff Shumway serves as the sole Manager for NATL. NATL has not carried on any activities to date other than in connection with the negotiation of the Merger Agreement and the other agreements contemplated thereby. Until immediately prior to the Merger, it is not expected that NATL will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Merger Agreement.

Green Acquisition Company
2710 E. Old Tower Road
Phoenix, AZ 85034
(602) 225-3712

Green is a newly incorporated Nevada corporation organized by NATL in connection with the Merger. Mr. Moyes and Mr. Jeff Shumway are the directors of Green.  Mr Jeff Shumway serves as President, Secretary and Treasurer for Green. Green has not carried on any activities to date and is currently wholly-owned by NATL. Until immediately prior to the Merger, it is not expected that Green will have any significant assets or liabilities or engage in activities other than those incident to its incorporation and capitalization and the transactions contemplated by the Merger Agreement.

Relationships Between Central and NATL

Mr. Moyes, the founder and sole owner of NATL, is a substantial stockholder and former Chairman of the Board of Central. See the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management.” Following the Merger, Mr. Moyes will control Central.

SPECIAL FACTORS

Background of the Merger

During the course of 2005, Central experienced poor operating results, resulting in concerns regarding the Company’s liquidity position. In light of this, the Company’s management reviewed certain alternatives that might be available to the Company, including seeking financing from Mr. Moyes or other third parties. Beginning in February 2005, Central’s management held preliminary discussions with a financial firm regarding a proposed private investment in public equities, or “PIPE,” transaction. In the PIPE transaction, the financial firm proposed to purchase shares of Common Stock or other securities from Central, at a discount from the market price, in an unregistered private placement of Common Stock or other securities. Management did not believe that stockholder approval of a significant below-market issuance of shares could be obtained, if at all, quickly enough to address Central’s liquidity needs. In light of the below-market nature of the PIPE transaction proposal and the limited funding available therefrom without stockholder approval, management did not pursue the PIPE transaction further after the preliminary discussions that were initiated by the financial firm.

In August 2005, the financial firm again met with Central’s management. In this second meeting with management, a going private transaction was discussed. The financial firm indicated that, following such a transaction, it would expect to hold a majority interest in Central and to control the exit strategy for its investment. The firm indicated to management that, if it were to pursue a going private transaction, it must have the full cooperation of Mr. Moyes as Central’s largest stockholder. The financial firm then presented management with a lengthy due diligence request, seeking information it would need in evaluating a potential going private transaction.

Following these August 2005 discussions with the financial firm, management concluded that further evaluation of a going private transaction was appropriate. As a result, on September 1, 2005, the Chief Executive Officer of Central, Robert Fasso, made a presentation in Phoenix, Arizona to Mr. Moyes, his representatives, and Mr. Cam Carruth, an independent member of the Board of Central. Also participating in this meeting by telephone was a representative of Scudder Law Firm, P.C., L.L.O. (“Scudder”), counsel for Central and counsel for Mr. Moyes in matters unrelated to the Merger. At this meeting, management reviewed the advantages to the Company and its business of becoming a private company.

Among the advantages to the Company and its business perceived by management were the following:

•
Reducing the amount of public information available to competitors regarding Central’s business and strategy by terminating Central’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
Eliminating other burdens on Central’s management and sales force related to Central’s public company status, including, for example, the dedication of time and resources necessary to respond to stockholder and analyst inquiries and to maintain investor and customer relations in the face of analyst, stockholder and competitor speculation.

•	Eliminating costs associated with being a public company, including professional fees associated with filing quarterly, annual and other periodic reports with the SEC, the substantial internal and external costs of compliance with the Sarbanes-Oxley Act of 2002, the expense of publishing and distributing annual reports and proxy statements to stockholders and the costs of compensating independent directors. The Company estimates that it incurred approximately $1.9 million and $3.3 million of public company costs in 2004 and 2005, respectively, including approximately $150,000 in internal labor costs in each year.

•	Increasing the ability of Central’s management to focus on long-term business goals, as a non-reporting company, rather than short-term expectations and speculation.

•	The belief that a premium over the market price of Central Common Stock for our stockholders could be negotiated.

Management brought the idea of a going private transaction to Mr. Moyes, rather than other potential buyers, primarily because of his large stock ownership interest in Central, his ownership of the Fort Worth and Beaumont, Texas terminals leased by Central, and his control of Southwest Premier Properties L.L.C. (“Southwest Premier”). Southwest Premier leases twenty-six terminals to Central. The terminals leased from Southwest Premier, along with the Fort Worth and Beaumont terminals that are leased from Mr. Moyes, constitute all of Central’s terminals in the State of Texas and include three of the six “hub” terminals in Central’s current network. “Hub” terminals are those that serve as a focal point within the LTL terminal network for combining and processing freight loads. As such, much of Central’s freight passes through terminals owned by Southwest Premier and Mr. Moyes. In 2005, approximately $194.2 million, or 52.2%, of Central’s freight revenue was attributable to terminals owned by Southwest Premier and Mr. Moyes, assuming that one-half of freight revenue is attributed to the freight’s outbound terminal and one-half is attributed to its inbound terminal.

As a result of Mr. Moyes’ stock ownership, terminal ownership, and control of Southwest Premier as described above, and because of the statements made by the financial firm, management believed that the cooperation of Mr. Moyes would be necessary in any going private or other change in control transaction. Further, management believed that, if Mr. Moyes had an interest in participating in a going private transaction, Central would be able to capitalize on his reputation and experience in the trucking industry, as well as his access to capital resources that could provide additional liquidity to Central as it pursued its turnaround efforts.

       Management believed that as a public company, Central was unable to take full advantage of this relationship, and that Mr. Moyes would not be willing to lend money or infuse capital because of Central’s poor financial condition and lack of liquidity. From 2003 to 2005: Central’s revenue declined 4.5%, earnings before interest and taxes (“EBIT”) declined 231.3%, net income (loss) from continuing operations declined from approximately break-even (after pro forma taxes) to a net loss of $39.5 million, and cash flow has suffered accordingly. Further, book value per share declined 56.9% between December 31, 2003 and December 31, 2005, and declined further to $1.66 per share at July 1, 2006. During the negotiation of the Merger Agreement, Central’s management projected a continued decline in book value to $1.42 by December 31, 2006. Central operated at a 107.8% operating ratio in the first six months of 2006 with revenues down 12.9% from the same period in 2005.

       At the September 1, 2005 meeting with Mr. Moyes, Mr. Fasso presented management’s preliminary ideas on how Central’s results could be improved if it were to become privately held. In management’s view, such changes could permit Central to seek investment capital from a credible and proven financial backer. Central’s management believed that once Central’s liquidity concerns were alleviated with the help of such a financial backer, Central could return to existing turnaround initiatives with the full support of customers and employees and with a renewed management focus. Central’s management believed that due to Mr. Moyes’ majority ownership position in Southwest Premier, which owns the real property leased to Central used for many of Central’s key terminals, Mr. Moyes would be the most highly motivated of all such credible and experienced investors.

The preliminary ideas and existing turnaround initiatives reviewed with Mr. Moyes at the September 1, 2005 meeting related to freight selection and yield, route selection and management, terminal utilization, employee and owner-operator productivity, fuel surcharges, and expense reduction in the areas of professional fees, insurance, claims, and salaries, wages, and employee benefits. Acknowledging that its turnaround plan was aggressive, Central’s management estimated that Central’s then-current operating ratio could be improved and reduced by over 15 points by the end of the second quarter of 2006, assuming that customer concerns over liquidity could be eliminated by January 2006.

Following the September 1, 2005 meeting as it became clear that Central would remain a public company well into 2006, management was compelled to adjust downward the estimates of operating ratio improvement that it had presented at that meeting. A forecast completed on September 29, 2005 was furnished to Mr. Moyes and to Morgan Keegan in connection with its analysis of the fairness of the transaction to the Unaffiliated Security Holders. This forecast contemplated operating ratio improvement of 10 points in all of 2006, from 113.5% in the three months ended October 1, 2005 to 102.4% for the full-year of 2006. This forecast also contemplated a book value of $1.42 per share at December 31, 2006.

Following the meeting in Phoenix, the Board held a special meeting on September 6, 2005 via telephone. At this special meeting, Mr. Fasso began by reviewing recent developments related to Central’s operations and performance. Mr. Fasso stated that Central had encountered problems and distractions in recent months related to its status as a public company. The primary problems and distractions noted by Mr. Fasso were:

•	The continuing challenges faced by Central in working with its consultants and accountants to respond to the internal controls requirements imposed by the Sarbanes-Oxley Act of 2002;

•
The recent need for Central’s junior- and senior-level management to spend significant amounts of time addressing customer and employee concerns regarding Central’s financial position following adverse analyst reports that questioned Central’s ability to continue as an independent public company; and

•	The negative impact the foregoing had on management’s ability to implement its turnaround plan and improve results of operations.

        Mr. Fasso told the Board that Central’s auditors recently had noted the need to conduct a “going concern“ analysis in connection with Central’s Quarterly Report on Form 10-Q for the quarter ending October 1, 2005. Mr. Fasso predicted that the disclosure of concerns regarding Central’s ability to continue as a going concern could be expected to cause substantial harm to Central’s competitive position and would further inhibit management’s ability to implement its turnaround plan, unless a transaction could be announced providing comfort to customers.

Because of the above distractions and problems, Mr. Fasso told the Board that he had been considering the potential benefits to Central of a transaction in which stockholders would receive a premium on the market price. Furthermore, such a transaction might provide stockholders with a premium to market, that would also eliminate the significant risk that Central’s stock price could decline further if Central did not engage in a transaction.

Mr. Fasso reviewed with the Board, for the first time, the discussions held between management and the financial firm regarding both the PIPE transaction and the going private transaction. Mr. Fasso reviewed the reasons why management had not pursued the PIPE transaction previously, which are described above, and indicated that the financial firm would need the cooperation of Mr. Moyes in any going private transaction.

Mr. Fasso then reported to the Board on his meeting with Mr. Moyes on September 1. Mr. Fasso stated his belief, based on the meeting with Mr. Moyes, that Mr. Moyes was willing to consider a going private transaction, but without the involvement of the financial firm.

        Following the presentation by Mr. Fasso, the Board discussed its willingness to entertain proposals from Mr. Moyes or others with respect to an acquisition of Central or other strategic transactions. The Board decided to establish the proper framework for receiving and considering third party proposals for a variety of strategic transactions, including proposals for a going private transaction involving Mr. Moyes or other “change of control“ transactions. Because the Board concurred with Mr. Fasso’s assessment of the proposed PIPE transaction and that a “going concern“ disclosure in Central’s Quarterly Report on Form 10-Q for the quarter ending October 1, 2005 could have a significant and negative impact on Central, it was agreed that this framework should be established immediately. It was also agreed that any third party proposals, including proposals by Mr. Moyes or others, should be pursued promptly.

The Board then asked a representative of Scudder to provide guidance on establishing the proper framework for considering such proposals. The Scudder representative first explained Scudder’s inability, due to conflicts of interest, to advise either Central or Mr. Moyes with respect to a going private transaction. The Scudder representative next reviewed the customary process of a going private transaction, including the appointment of a special committee of independent directors advised by separate counsel and financial advisors and the empowerment of the special committee to consider any proposal and available alternatives.

Following this review by the representative of Scudder, the Board took action at the September 6, 2005 meeting to appoint a special committee. Mr. Hall and Mr. Carruth, both of whom are independent directors, are the members of the Special Committee, and Mr. Carruth serves as its chairman. The Special Committee was authorized to pursue a transaction or acquisition of Central by Mr. Moyes or others.

Shortly thereafter, the Special Committee engaged Blackwell Sanders Peper Martin LLP (“Blackwell Sanders”) to act as its counsel and Morgan Keegan as its financial advisors with experience in this industry. The Company considered a number of financial advisors with experience in the trucking industry including several that participated in the Company’s initial public offering. After such consideration it chose Morgan Keegan as the firm to provide advice to the Board as to the fairness of any proposed transaction. Central based its decision on Morgan Keegan’s experience, its ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions as well as its experience in the trucking industry and Morgan Keegan’s agreement to provide the requested services at a reasonable cost.

On September 19, 2005, the Special Committee held its first meeting at the offices of Blackwell Sanders in Kansas City, Missouri. At this meeting, representatives of Blackwell Sanders discussed the Special Committee’s fiduciary duties in a going private or change of control type of transaction. Representatives of Morgan Keegan explained their role in providing an opinion on the fairness of the consideration from a financial point of view in the event of a transaction as well as their ability to complete a market check, if requested, of likely buyers of a company in this industry. The Special Committee discussed the status of discussions and the next steps to initiate a proposal.

In late September, Morgan Keegan began to have preliminary discussions with representatives of Legg Mason, Inc. (“Legg Mason”), the financial advisors for Mr. Moyes, and Blackwell Sanders began to have preliminary discussions with representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel for Mr. Moyes, regarding the negotiation of non-disclosure agreements for purposes of the due diligence review by Mr. Moyes and his advisors.

On October 1, 2005, Mr. Fasso met with Mr. Moyes and Jeff Shumway, a personal advisor to Mr. Moyes. Mr. Moyes confirmed his interest in considering making a proposal for around $1.75 per share. Also on October 1, 2005, there was a meeting of the Special Committee at which Mr. Carruth indicated that there were on-going discussions with Mr. Moyes.

On October 6, 2005, non-disclosure agreements were executed by Legg Mason and NATL, a company formed by Mr. Moyes for the purpose of this transaction, allowing due diligence to begin in earnest. Throughout the rest of October until the execution of the Merger Agreement, Central supplied information to representatives of Mr. Moyes upon request.

Prior to receiving a proposal from Mr. Moyes, the Special Committee authorized Morgan Keegan to contact certain strategic buyers within the industry who would be most likely to be interested in Central. The Special Committee agreed to enter into a separate engagement with Morgan Keegan if Central should enter into a going private transaction with a party other than Mr. Moyes or an affiliate of Mr. Moyes. Thereafter Morgan Keegan contacted six entities that it identified as potential strategic buyers. None of the contacted entities expressed an interest in pursuing a transaction with Central.

On October 19, 2005, Mr. Carruth and representatives from Morgan Keegan and Blackwell Sanders met with Mr. Shumway and representatives from Legg Mason and Skadden in Chicago. At the conclusion of the negotiations, Mr. Shumway indicated that NATL would be willing to pursue an acquisition of the Company in a transaction offering $2.25 per share for Central, subject to satisfactory completion of customary financial and legal due diligence, negotiation and execution of definitive agreements and the absence of any material adverse change to the condition (financial or otherwise) of Central and certain other conditions. In consideration of NATL proposing a transaction, Central agreed that it would negotiate exclusively with NATL until the close of business on December 9, 2005 (the “Exclusivity Period”). Between October 21 and November 10, 2005, the terms of the proposal were negotiated.

On November 10, 2005, a letter of interest reflecting the proposal of NATL, which was dated October 31, 2005, was executed by both parties.

On November 11, 2005, the Special Committee met to consider the next steps, including due diligence, Morgan Keegan’s preliminary analysis and the negotiation of a definitive agreement. The majority of the due diligence was supplied to NATL by November 28, 2005 when the first draft of the Agreement and Plan of Merger (the “Merger Agreement”) was received by Blackwell Sanders. The Merger Agreement was negotiated between the parties until its execution on January 30, 2006. Blackwell Sanders consulted with the Special Committee, management and Morgan Keegan regularly during these negotiations.

On November 30, 2005, the Special Committee and representatives of Morgan Keegan and Blackwell Sanders met to review the Merger Agreement. After identifying and discussing the primary substantive issues in the first draft of the Merger Agreement supplied by Skadden, the Special Committee instructed Blackwell Sanders on the responses to those issues, including its insistence on a majority vote by Public Stockholders as a procedural safeguard to the fairness of the transaction, the need for a covenant to ensure that reasonable efforts would be used by NATL to secure financing, the appropriate treatment of equity held by management, including stock options, the revision of certain terms regarding the ability of Central to accept a superior Acquisition Proposal (as hereinafter defined in the section of this Proxy Statement entitled “The Merger Agreement - Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger”) the deletion of a proposed indemnity provision in favor of NATL and its affiliates and the terms of a termination fee. After a thorough discussion, the Special Committee decided to delay further discussions regarding the $2.25 price per share until after the Exclusivity Period expired so that the Special Committee could better gauge the interest of other parties in pursuing an alternate transaction with Central.

Three financial firms contacted Central after the announcement of the proposal. On December 9, 2005, the Special Committee authorized management and Morgan Keegan to follow-up with these firms to gauge their interest in Central as well as to check back with the six strategic buyers previously contacted and one other potential strategic buyer. The status of negotiations for the Merger Agreement was also discussed at this meeting.

On December 16, 2005, one of the three financial firms expressed preliminary interest in Central to Morgan Keegan. A non-disclosure agreement was entered and a preliminary level of information was provided to this party, but no firm proposal was ever submitted. None of these ten parties contacted by Morgan Keegan or management of Central ever expressed serious interest in Central or submitted a formal proposal to the Special Committee.

        On December 29, 2005, Mr. Fasso met with Mr. Moyes to discuss the treatment of options and management equity in the Merger Agreement. Based on the terms of the Merger Agreement then under negotiation, Mr. Fasso and Mr. Moyes discussed that all options, with the possible exception of options held by Mr. Fasso, would be cancelled in connection with the Merger. It was further discussed that, with the possible exception of Mr. Fasso, management would not retain any equity interest in Central following the Merger. With respect to the options, it was ultimately agreed that each holder of options to purchase Central Common Stock with an exercise price below $2.25 (other than Mr. Moyes and Mr. Fasso) would receive in cash the difference between the exercise price and $2.25 multiplied by the number of shares of Common Stock subject to that option. Holders of options with an exercise price equal to or greater than $2.25 would receive $0.01 multiplied by the number of shares subject to that option. It was also agreed that Mr. Fasso would be required to have a continuing equity interest in the surviving corporation in the Merger on terms to be negotiated prior to closing. The Merger Agreement initially reflected this agreement through a closing condition that required the execution by Mr. Fasso of a Subscription Agreement and Stockholders’ Agreement, the content of which would be negotiated and finalized prior to closing. On September 13, 2006, the Merger Agreement was amended to no longer require Mr. Fasso to have a continuing equity interest in the surviving corporation or to execute and deliver a Subscription Agreement. Also, Mr. Moyes has agreed to the cancellation of his stock options for no payment.

        On January 5, 2006, the Special Committee held a conference call at which Morgan Keegan provided a preliminary but detailed explanation of its evaluation of the fairness of the transaction as described below under “Special Factors - Opinion of Central’s Financial Advisor.”  Morgan Keegan’s presentation included a discussion of the factual background of the proposed transaction as well as each methodology used and the various factors affecting each methodology supporting its opinion on the fairness from a financial point of view.

        Throughout December and January, the members of the Special Committee communicated with Blackwell Sanders and Morgan Keegan regarding the substantive issues described above regarding drafts of the Merger Agreement. Ultimately, the Special Committee was successful in insisting on a provision providing for a Public Stockholder Vote. In addition, the Special Committee agreed to Central’s indemnification obligations insisted upon by NATL regarding litigation surrounding the transaction with a limit of $1.5 million. The Special Committee was also able to add a covenant requiring reasonable efforts to secure financing, make satisfactory arrangements regarding management’s equity interests, clarify its rights in the event of a superior Acquisition Proposal and reduce the termination fees from $2.1 million proposed by NATL to $1.0 million plus reimbursement of expenses up to $500,000. On September 13, 2006, the Merger Agreement was amended to remove the covenant and the condition regarding the securing of financing. Mr. Moyes was unwilling to increase the price offered by NATL, and the Special Committee did not believe it could insist on a higher price than $2.25 per share in light of Central’s poor results of operations and the lack of any other interested bidders.

On January 19, 2006, the Special Committee and the Board, absent Mr. Hall, met by telephone for an update on the Merger Agreement and a report from Morgan Keegan of its analysis of the transaction. On January 21, 2006, the Special Committee and the Board reconvened to receive a report on the fairness of the transaction by Morgan Keegan. After discussion of the terms of the Merger Agreement and a review of fiduciary duties by representatives of Blackwell Sanders, the Special Committee approved the Merger Agreement subject to final negotiated changes and receipt of the written fairness opinion.

        Prior to the execution of the Merger Agreement, the Special Committee learned that on January 20, 2006 Central and certain of its directors and executive officers had been named as defendants in litigation brought against Mr. Moyes and others by former officers of Central, including a brother of Mr. Moyes. After review and consideration of such litigation, the Special Committee and the Board met on January 26, 2006 to confirm that such litigation would not be subject to the condition to closing regarding the settlement of certain litigation and to consider Mr. Fasso’s proposed continuing stock ownership in the surviving corporation in the Merger. After confirming Morgan Keegan’s view on the fairness of the transaction from a financial point of view and its reassurance of the receipt of its written opinion prior to the execution of a definitive agreement and another review of their fiduciary duties by Blackwell Sanders, the Special Committee and the Board each unanimously approved the Merger Agreement and related resolutions. On January 30, 2006, Morgan Keegan issued its fairness opinion and the parties executed the Merger Agreement.

On August 16, 2006, the Special Committee and the Board met by telephone and unanimously approved amendments to the Merger Agreement to reflect the matters described below:

•	Elimination of the financing condition to the obligation of NATL and Green to effect the Merger.

•	Extension of the date to complete the Merger from July 31, 2006 to November 30, 2006.

•
Approval of the amendment of Mr. Fasso’s options to purchase Central Common Stock so that they may be exercised after the consummation of the Merger, which eliminated the need for a Subscription Agreement with Mr. Fasso.

•	Cancellation of the options to purchase Central Common Stock held by Mr. Moyes at the effective time of the Merger.

•	Clarification that certain pending litigation is not subject to the condition requiring settlement within Central’s applicable insurance policy limits.

•	Revision of other provisions to correspond with these revisions to the Merger Agreement.

Litigation

        In June and July 2004, three stockholder class actions were filed against Central and certain of our officers and directors. The class actions were filed in the United States District Court for the Western District of Texas and generally allege that the defendants made false or misleading statements in the registration statement and prospectus filed in connection with our initial public offering, and thereafter in certain public statements during the first quarter of 2004. The class actions were subsequently consolidated in the United States District Court for the Western District of Texas under the caption In re Central Freight Lines Securities Litigation (the “Securities Litigation”). The Oklahoma Firefighters Pension and Retirement System was named lead plaintiff in the consolidated action, and a Consolidated Amended Class Action Complaint was filed on May 9, 2005, purportedly on behalf of purchasers of Central’s Common Stock from December 12, 2003 through March 17, 2005. The Consolidated Amended Class Action Complaint alleges that the defendants made materially misleading statements or omissions in the Company’s initial public offering documents and in subsequent statements including press releases and SEC filings relating to Central’s: (1) business relationship with a customer, i.e. Wal-Mart; (2) accruals and expenses for insurance and claims; (3) internal controls; and (4) acquisition of Eastern Oregon Fast Freight. The Complaint seeks unspecified monetary damages.

On July 8, 2005, we moved to dismiss the Consolidated Amended Class Action Complaint. On August 23, 2005, the lead plaintiff filed its opposition to this motion to dismiss, and on September 12, 2005, we filed a response in which we again requested dismissal of the Consolidated Amended Class Action Complaint. At present, this motion is still pending and no hearing date has been set.

In July 2006, we reached an oral agreement in principle with the plaintiffs to settle the Securities Litigation. The agreement does not contain any admission of fault or wrongdoing on the part of Central or any of the individual defendants in the litigation. The agreement, which is subject to, and conditioned upon, final court approval, generally provides for the establishment of a settlement fund in the aggregate amount of $2.6 million, inclusive of fees and expenses, in exchange for a release of Central and the individual defendants from all claims asserted in the litigation. The settlement will be funded from the proceeds of Central’s directors’ and officers’ liability insurance policy.

On August 9 and 10, 2004, two purported derivative actions were filed against Central, as nominal defendant, and against certain of our officers, directors, and former directors (the “Derivative Litigation”). These actions were filed in the District Court of McLennan County, Texas and generally allege breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment on the part of certain of our present and former officers and directors in the period between December 12, 2003 and August 2004. The purported derivative actions seek declaratory, injunctive, and other unspecified relief.

      In July 2006, we reached an oral agreement in principle with the plaintiffs to settle the Derivative Litigation. The agreement does not contain any admission of fault or wrongdoing on the part of Central or any of the individual defendants. In connection with the settlement, Central has agreed to implement certain corporate practices. The agreement is subject to, and conditioned upon, final court approval and provides that plaintiffs’ counsel will receive $250,000 in fees and expenses, in exchange for a release of Central and the individual defendants from all claims asserted in the litigation. The settlement will be funded from the proceeds of Central’s directors’ and officers’ liability insurance policy.

      On January 20, 2006, a lawsuit was filed against Central, and certain of our officers, directors, and former directors. This action was filed in the District Court of McLennan County, Texas. The lawsuit includes a purported derivative action on behalf of us and our stockholders against the officers, directors, and former directors, generally alleging breach of fiduciary duty, fraud, bad faith, and conspiracy, but does not seek specified monetary damages. The settlement of this litigation is not a condition to the consummation of the Merger discussed below.

On February 1, 2006, a purported derivative action was filed against Central, as nominal defendant, and against our current directors (the “Merger Litigation”) by the same plaintiffs that filed one of the derivative actions in August 2004. This action was filed in the District Court of McLennan County, Texas and generally alleges breach of fiduciary duty and conflicts of interest on the part of the directors in connection with their approval of the pending merger transaction with NATL and Green. The purported derivative action seeks declaratory, injunctive, and other relief preventing consummation of the Merger.

In July 2006, we reached an oral agreement in principle with the plaintiffs to settle the Merger Litigation. The agreement does not contain any admission of fault or wrongdoing on the part of Central or any of the individual defendants in the litigation. Central anticipates that the settlement pleadings will note that following the filing of this lawsuit, Central made certain disclosures requested by plaintiffs’ counsel in its proxy statement filed with the SEC. The agreement is subject to, and conditioned upon, final court approval and provides that plaintiffs’ counsel will receive

$100,000 in fees and expenses, in exchange for a release of Central and the individual defendants from all claims asserted in the litigation. The settlement will be funded from the proceeds of Central’s directors’ and officers’ liability insurance policy.

We have informed our insurance carrier of the above litigation and have retained outside counsel to assist in our defense. It is a condition to consummation of the Merger that the Securities Litigation, the Derivative Litigation and the Merger Litigation each be settled for an aggregate amount within the limits set forth in Central’s applicable insurance policies and without further liability of Central, its officers or directors or other indemnified parties. Although Central believes that the proposed settlements will be executed by the respective parties, approved by the respective courts and become final, there can be no assurances that this will occur, in which case, NATL will not be required to consummate the Merger.

Reasons for the Merger

The following describes the process that the Special Committee undertook, the material reasons for, and the factors and information it took into account in making, the determination that the Merger Agreement is fair and that led them to recommend that our Board adopt it and submit it to Central’s stockholders with a recommendation that they approve it. These reasons and factors were also considered by our Board and resulted in its determination that the Merger Agreement is fair and that led our Board to recommend that our stockholders approve the Merger Agreement.

Our process was designed to help ensure that the recommendation was fair to the Unaffiliated Security Holders.

•	The Board established the Special Committee of independent directors to consider any proposal and available alternatives. The Special Committee was composed of Mr. Carruth and Mr. Hall. The Special Committee retained an independent financial advisor, Morgan Keegan, and independent outside counsel, Blackwell Sanders.

•
The process conducted under the direction of the Special Committee was a factor in the determination by the Special Committee and our Board that the Merger Agreement is fair to the Unaffiliated Security Holders and in their best interests and it consisted of the following steps.

°
Morgan Keegan contacted six strategic buyers regarding a potential acquisition of Central prior to the receipt of the proposal from NATL on November 10, 2005. We issued a press release on November 10, 2005 announcing NATL’s proposal and our engagement of Morgan Keegan as financial advisor to the Special Committee, which gave other parties ample opportunity to explore possible transactions with Central and which would have given Central alternative transactions to consider in addition to NATL’s proposal.

°
Three parties contacted Central’s management expressing an interest in considering an alternative proposal, including the firm that had previously proposed a PIPE transaction. After the expiration of the Exclusivity Period with NATL, Morgan Keegan and management of Central contacted these three interested parties as well as the strategic buyers it had contacted prior to receiving NATL’s proposal and one other potential strategic buyer who we thought might be interested in Central. Only one of these parties expressed sufficient interest to warrant a non-disclosure agreement to be executed to provide further information on Central to explore a possible transaction with us, which did not lead to an alternative proposal.

Having engaged in a process that allowed for multiple parties to submit a proposal before and after the proposal of NATL helped the Special Committee and our Board to conclude that the per share price agreed to by Mr. Moyes was the highest per share price available from any potential acquirer that also possessed the degree of assurance that the transaction would be completed that our Special Committee and Board deemed necessary. This fact helped lead to the conclusion that the Merger Agreement is fair to the Unaffiliated Security Holders.

The value of the offer by NATL to our stockholders.

The factors set forth below contributed to the conclusion by the Special Committee and our Board that the $2.25 per share offer is fair to the Unaffiliated Security Holders.

•
The $2.25 per share offer by NATL to our stockholders was the only offer received even though Central, through its own efforts and the efforts of Morgan Keegan, had made other potential buyers aware of the opportunity to acquire Central. Fair value is a function of what buyers are willing to pay.

•	The fact that NATL’s offer will be paid in cash provides relative certainty, immediate value and liquidity to our stockholders.

•
The premium represented by $2.25 per share in cash to be paid to our stockholders contrasted with the current and historical trading prices of shares of Central Common Stock contributed to the conclusion by the Special Committee and our Board that the $2.25 per share offer is fair to the Unaffiliated Security Holders. See “Special Factors—Opinion of Central’s Financial Advisor.”

○
The premiums to our stock price of 5.8% to our average closing prices over the thirty trading days prior to the day we announced our receipt of the proposal (after the close of the market) and 26.9% to our average closing price over the thirty trading days prior to the date we announced entry into the Merger Agreement, figured prominently in the determination of the Special Committee and the Board that the $2.25 per share offer is fair to the Unaffiliated Security Holders, due to the fact that these closing prices reflect the market values of our stock prior to the material disclosures represented by the receipt of NATL’s proposal and execution of the Merger Agreement.

	○	The premium to our closing stock price of $__ on _______, 2006 is ____%.

○
Further, the conclusion by the Special Committee and the Board was predicated, in part, on the belief of the members that absent a transaction with NATL, there is a significant risk that the Company’s stock price could decline below current levels based on continuing losses.

	○	We discounted historical trading prices of our Common Stock in light of the ongoing losses over the last two years resulting in the declining stock prices over this period.

•
The information contained in the financial analyses presented by Morgan Keegan at the Special Committee meetings on January 5, 2006 and January 21, 2006, and at our Board meetings on January 21 and 26, 2006, supported the conclusion by the Special Committee and our Board that the $2.25 per share offer is fair to the Unaffiliated Security Holders.

•
Morgan Keegan’s opinion dated January 30, 2006 that, as of that date and based upon and subject to the considerations set forth in its opinion, the $2.25 per share in cash to be received by the Unaffiliated Security Holders was fair, from a financial point of view, to such stockholders contributed to the conclusion by the Special Committee and our Board that the $2.25 per share offer is fair to the Unaffiliated Security Holders. See “Special Factors—Opinion of Central’s Financial Advisor.”

•
The Special Committee and the Board noted that a number of factors specific to the situation facing Central make the financial metrics for the traditional evaluation of fairness more speculative in assessing the fairness of the merger consideration to the Unaffiliated Security Holders. These factors include the following.

○
Central’s significant operating losses over the last two years which has caused a steady decline in Central’s book value and stock price and which decline management currently estimates will continue into the foreseeable future makes the evaluation of the fairness of the $2.25 per share more speculative.

○	Central’s negative cash flow and negative working capital makes more difficult the evaluation of Central’s going-concern value.

○
The lack of comparability with peers in this industry as a result of Central’s continuing losses from operations as well as Central’s smaller size in terms of assets, revenue, earnings and market value in most cases in addition to Central’s use of operating leases for many of its terminals rather than the capital leases and outright ownership of terminals typical in the industry.

The increasing challenges faced by us.

•
The factors set forth below relating to the adverse business, market and execution risks that we face in operating our business and pursuing growth were considered by and contributed to the conclusion of the Special Committee and our Board that the $2.25 per share offer is fair to the Unaffiliated Security Holders. These factors include the following.

○
Speculation within the trucking industry regarding our liquidity and financial position coupled with the efforts of our competitors to capitalize on that speculation has generated a lack of confidence among our customers and potential customers that we will be able to continue to serve them, negatively impacting revenue and contributing to the decline in the market value of Central Common Stock. Without additional sources of liquidity, we have been unable to address these issues as aggressively as we wished. In addition, the need for liquidity may have contributed to a lack of competing offers.

○
Our unwillingness to operate at unprofitable rates for some of our former customers, such as Dell Inc., has resulted in a decline in revenue, further contributing to the decline in the market value of Central Common Stock.

○
Uncertainty over our ability to stop the erosion of our book value, which management currently believes will continue into the foreseeable future is contributing to the decline in the market value of Central Common Stock.

○	Continued significant costs of regulatory compliance facing small public companies like us contributed to the decline in the market value of Central Common Stock.

•	Beginning in the second half of 2004, five specific areas of focus were identified by our management as the foundation of our turnaround plan. These areas were (i) improving revenue yield and total tonnage, (ii) reducing our cost structure to better align controllable costs with our expected revenue base, (iii) streamlining freight movements to consolidate movements and reduce the use of third-party purchased transportation, (iv) improving employee efficiency and (v) reducing insurance and claims expense. Operating results improved in the fourth quarter of 2004 and the first two quarters of 2005, based in large part on improvements in cost structure, consolidation of freight movements, employee efficiency, and insurance and claims. However, by the third quarter of 2005, the improvements in some of these expense-related areas began to deteriorate, and Central began to suffer declines in revenue yield (excluding fuel surcharge revenue) and total tonnage. Management attributes the decline in revenue measures primarily to customer concerns regarding Central’s financial position, which concerns have been fueled by negative analyst reports. Further, as increased amounts of management’s time were focused on addressing these customer concerns and reports, less time was available to focus on implementation of the expense-related areas of the turnaround plan. As a result, Central’s results of operations have suffered and the market value of Central Common Stock has declined. The Merger could prevent Central’s stockholders from losing up to their entire investment in Central, which could result if the Merger is not effected and Central is not able to continue as a going concern.

•	Central’s current priority is establishing sufficient liquidity. Without additional liquidity, Central’s management believes there is a substantial likelihood that Central’s customers and its employee base will not be wholly supportive of Central’s turnaround efforts, and Central’s stockholders could lose up to their entire investment. If liquidity concerns were to be alleviated pursuant to the Merger and the infusion of capital thereafter by entities controlled by Mr. Moyes, which Mr. Moyes is willing to do only if the Merger is consummated, Central’s management believes it could return its full attention to the five-part turnaround plan described above.

Other factors.

•
In addition to the foregoing, additional factors increase the challenges we would face if we remained an independent company and contributed to the conclusion by the Special Committee and our Board that the $2.25 per share offer is fair to the Unaffiliated Security Holders. These factors include the following.

○
The Special Committee and our Board believe that the amount of Common Stock controlled by Mr. Moyes and the Children’s Trust coupled with Central’s lease arrangements with Southwest Premier and Mr. Moyes for many key terminals in Central’s core Southwest region has dampened the interest that any third parties may have in Central.  If a third party did not buy such stock and assets along with the stock of the Unaffiliated Security Holders, it may not control Central to the degree it would like.

○
The risk that if the Merger is not consummated, members of our management team and key employees would ultimately terminate their employment with us and seek alternative employment with companies with higher growth rates, better potential financial returns and better employment terms and career opportunities, which would further complicate our ability to execute our turnaround plans.

○
The risk that if the Merger is not consummated, the significant general and administrative costs of remaining a publicly traded company as a percentage of our other costs, continuing to divert scarce resources to non-revenue generating activities and further adversely impacting Central’s ability to continue to operate, would negatively affect our value.

○
Difficulties in achieving growth through acquisition and further adversely impacting Central’s ultimate goal of operating profitably would continue to cause the market value of Central Common Stock to decline.

○
Our inability to increase liquidity to improve our cash position pursuant to our operations may require additional capital infusions. Even if Central were able to obtain capital from other third parties, the terms Central would have to offer could have an adverse impact on our stock price and may further dilute our stockholders’ equity positions.

○	The fact that the Special Committee and our Board believe that NATL has both the motivation and the ability to obtain the financing necessary to consummate the Merger.

The terms of the Merger Agreement.

•
The consideration by our Board and Special Committee of the terms of the Merger Agreement, by themselves and in comparison to the terms of agreements in other similar transactions, contributed to the conclusion by the Special Committee and our Board that NATL’s proposal is fair to the Unaffiliated Security Holders. These terms include the following.

○
The right of our Board under certain circumstances described below and in the Merger Agreement, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals, to change its recommendation with respect to the Merger and to terminate the Merger Agreement, should we receive an unsolicited proposal that our Board or Special Committee determines to be a superior offer.

○
The fact that the Merger Agreement included, as a condition to each party’s obligations to complete the Merger, a requirement that the Merger Agreement be approved by a majority of the voting power of the shares of our Common Stock held by the Public Stockholders, which gives our Public Stockholders the right to approve or disapprove of the Merger and which allows the Unaffiliated Security Holders to determine their own destiny pursuant to the Public Stockholder Vote condition in the Merger Agreement.

Procedural safeguards.

The Special Committee and our Board also considered procedural safeguards in their consideration of the fairness of NATL’s proposal and concluded that sufficient procedural safeguards were and are present to ensure the fairness of the Merger to the Unaffiliated Security Holders and to permit the Special Committee and our Board to represent effectively the interests of the Unaffiliated Security Holders. These procedural safeguards include the following:

•	The fact that our Board established a Special Committee of independent directors that considered and approved the transaction while focusing on the interests of the Unaffiliated Security Holders.

•
The fact that, as discussed above, the Merger Agreement must be approved by a majority of the voting power of the shares of our Common Stock voting on the proposal that are owned by the Public Stockholders, which serves as a check on the decision of the Special Committee and our Board to enter the Merger Agreement. Directors and executive officers of Central who are part of the Public Stockholder Vote requirement own in the aggregate just 73,000 shares of Central Common Stock, or approximately 0.6% of the shares held by Public Stockholders.

•
The fact that a nationally recognized law firm with no prior relationship with Central was retained as the legal advisor to advise the Special Committee with respect to the Merger was designed to keep the focus on the interests of the Unaffiliated Security Holders.

•
The fact that the Special Committee actively provided instructions to its legal and financial advisors regarding the negotiation of the terms of the Merger Agreement, including with respect to negotiating the amount of the merger consideration reflects that it took its responsibilities seriously.

•
The fact that Morgan Keegan issued its opinion that the merger consideration is fair, from a financial point of view, to the Unaffiliated Security Holders supports the conclusion by the Special Committee and our Board that NATL’s proposal is fair.

•	The fact that we solicited interest by other parties likely to be interested in Central and also received unsolicited inquiries, none of which resulted in an alternative proposal.

•
The fact that the price paid for each share of Central Common Stock owned by our executive officers and directors will be the same as the price per share received by the Unaffiliated Security Holders (although there are certain additional interests that certain of our directors and officers may have). See “Special Factors—Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships.”

•
The fact that our Board and Special Committee have retained the right to change their recommendations in favor of the Merger if the failure to do so would constitute a breach of the Board’s fiduciary duties to Central’s stockholders protects stockholders in the event that circumstances change significantly.

•
The fact that we are permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the Merger Agreement in order to complete a superior proposal upon payment of a $1.0 million termination fee and up to $500,000 of expenses protects the interests of NATL without precluding another party from proposing a superior Acquisition Proposal.

     The Special Committee believes that the Merger is procedurally fair despite the fact that the Board did not retain an unaffiliated representative other than the Special Committee to act solely on behalf of Central’s stockholders, for purposes of negotiating the terms of the Merger Agreement. In light of the protections provided by the procedural safeguards discussed above, including the independence, absence of conflicts of interest and role of the Special Committee and the Special Committee’s retention of independent legal counsel and financial advisors, the Special Committee and our Board did not believe it was necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Security Holders or that such an unaffiliated representative would have been able to negotiate more favorable terms under the circumstances.

The risks and other potentially negative factors.

    In the course of their deliberations, the Special Committee and our Board also considered a variety of risks and other potentially negative factors that weighed against their ultimate conclusion that NATL’s proposal is fair. These factors include the following.

•	The fact that Unaffiliated Security Holders will not participate in any potential future growth of Central, if there is any.

•	The fact that $2.25 is well below Central’s initial public offering price on December 12, 2003 (even though the Common Stock has traded below the initial public offering price of $15.00 per share for approximately 85% of the trading days since that time).

•
The fact that $2.25 was 84.9% of Central’s book value per share as of December 31, 2005 could be viewed to weigh against the conclusion that NATL’s proposal is fair to the Unaffiliated Security Holders, although Central’s book value per share at July 1, 2006 was $1.66; as such $2.25 represents a 35.5% premium to book value at July 1, 2006.

•
The risk presented by the Merger of diverting management focus and resources from taking advantage of strategic opportunities and devoting full attention to revenue and profit generating activities and operational matters in order to negotiate and close the transaction with NATL, could further materially impair our prospects as an independent company if the Merger is not consummated.

•	The risks presented by the Merger of the disruption of our relationships with our employees, customers and other third parties could be affecting our current results and stock prices.

•	The risk that the Merger might not be consummated for a number of reasons, including the following.

○
If NATL is unable to obtain financing, notwithstanding its covenants in the Merger Agreement, or if we or NATL are unable to satisfy one or more of the other closing conditions although the Special Committee and our Board believe that this transaction has the best chance of being completed.

○
If we are unable to settle or resolve the Securities Litigation, the Derivative Litigation and the Merger Litigation within the limits set forth in Central’s applicable insurance policies, which the Special Committee and our Board did not consider to be likely although it may be time-consuming.

•
The fact that under the terms of the Merger Agreement, we cannot solicit other acquisition proposals and must pay a termination fee of $1.0 million and up to $500,000 of expenses if the Merger Agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders in the Merger, but we do not believe this would preclude competing offers.

•
The fact that Central must indemnify Mr. Moyes and his affiliates for any liability, costs and expenses of up to $1.5 million incurred by such persons in connection with litigation arising out of the negotiation, approval, execution or performance of the Merger Agreement could further erode our liquidity position, although the Special Committee and our Board do not believe such obligation is likely to occur.

•
The fact that any gain realized by our stockholders as a result of the Merger generally will be taxable for U.S. federal income tax purposes to all stockholders that receive the $2.25 per share offer if the Merger is consummated may not be a situation certain individual stockholders wished to experience.

•
The fact that, pursuant to the Merger Agreement, we must generally conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the Merger or termination of the Merger Agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

•
The fact that NATL, Green, the Affiliated Continuing Investors, Mr. Fasso and Central’s directors and executive officers may have other interests related to the Merger that are different from the interests of the Unaffiliated Security Holders or that may present a conflict of interest, which may be viewed as offsetting the procedural safeguards we established. See “Special Factors—Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships.”

    The Special Committee and our Board considered these risks and other potentially negative factors in reaching their respective recommendations and determinations, but nevertheless believed they were substantially outweighed by the reasons, factors and information that were positive and that supported the proposed Merger, including the relative certainty represented by the $2.25 per share cash offer if the Merger Agreement is approved, as fair to, and in the best interests of, the Unaffiliated Security Holders.

Morgan Keegan did not analyze liquidation value in determining fairness.

In analyzing the transaction, the Special Committee and our Board relied on the analyses and methodologies used by Morgan Keegan as a whole to evaluate the fairness of the merger consideration from a financial point of view. Morgan Keegan’s analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of the liquidation value of Central because, as is customary for such engagements, the Special Committee did not ask Morgan Keegan to appraise assets. Based on their experience in business and the trucking industry, the Special Committee and our Board believe that the liquidation value would be significantly lower than Central’s value as a viable going concern given the costs of liquidating, and declining values of, trucks and trailers and the difficulty in collecting accounts receivable by a trucking company that has ceased doing business, among other reasons. The Special Committee and the Board fear that if the Merger Agreement is not consummated, there would be substantial doubt about Central’s ability to continue as a going concern. The reason for this is that competitors would aggressively move into territory now served by Central to take advantage of Central’s perceived weakness and lack of liquidity, resulting in a significant decline in business. The Special Committee and the Board believe that the ultimate effect on Central’s stockholders in this event would be the loss of substantially all, if not all, of their investment in their Central Common Stock.

Consideration of the special factors by the Special Committee and the Board in evaluating the Merger.

Our Board and the Special Committee considered these factors as a whole in reaching their respective determinations and recommendations. Our Board and the Special Committee concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger. In addition, our Board and the Special Committee considered the interests that certain of our directors and executive officers may have with respect to the Merger, in addition to their interests as stockholders of Central generally, as described in the section of this Proxy Statement entitled “Special Factors—Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships.”

The foregoing discussion of factors considered by our Board and the Special Committee is not meant to be exhaustive, but includes (A) the material factors considered by the Special Committee in reaching (1) its determination that the Merger Agreement is advisable and fair to, and in the best interests of, the Unaffiliated Security Holders, and (2) its recommendation that our Board approve the Merger Agreement and the transactions contemplated thereby, and (B) the material factors considered by our Board (1) in declaring that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Central and the Unaffiliated
Security Holders, (2) in approving the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, and (3) in recommending that Central’s stockholders approve the Merger Agreement. In view of the wide variety of factors considered by our Board and the Special Committee in connection with the evaluation of the Merger and the complexity of these matters, our Board and Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. Rather, our Board and the Special Committee made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our Board and Special Committee may have been influenced to a greater or lesser degree by different factors.

Recommendation of our Board and Fairness of the Merger

       After considering the unanimous recommendation of the Special Committee to approve the Merger, the fairness opinion of Morgan Keegan described below, and the other factors described above, our Board determined that the Merger Agreement is advisable, fair to, and in the best interests of the Unaffiliated Security Holders. Accordingly, the Board unanimously approved the Merger Agreement and now recommends that Central’s stockholders approve the Merger Agreement.

Opinion of Central’s Financial Advisor

Morgan Keegan & Company, Inc. acted as the financial advisor to the Special Committee in connection with the Merger, and assisted the Special Committee in its examination of the fairness, from a financial point of view, of the transactions contemplated by the Merger Agreement, to the Unaffiliated Security Holders. The Special Committee selected Morgan Keegan as its financial advisor after contacting other investment banking firms, based upon Morgan Keegan’s experience, ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions as well as its experience in the trucking industry.

On January 26, 2006, Morgan Keegan delivered its oral opinion to the Special Committee and the Board to the effect that as of January 26, 2006 and based upon and subject to certain matters stated in such opinion, the consideration offered is fair, from a financial point of view, to the Unaffiliated Security Holders. That opinion was confirmed in writing as of January 30, 2006, the date on which the Merger Agreement was executed. The full text of the written opinion of Morgan Keegan, which sets for the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and incorporated herein by reference. Central stockholders are urged to read the opinion in its entirety. Morgan Keegan has given its consent to Central that a copy of its opinion be included in this Proxy Statement.

Scope of Analysis

In arriving at its fairness opinion, Morgan Keegan examined certain publicly available financial and operating data as well as financial and operating data supplied by Central and reviewed internal financial analyses and financial and operating forecasts relating to Central’s business prepared by Central’s senior management, including Mr. Fasso, and analyzed the values of Central’s projected cash flows. The forecasts were based on past performance and projected operating and revenue improvements based on management’s best judgment including its estimate of bill growth, revenue per bill and employee productivity. Morgan Keegan also conducted other financial studies, analyses, and investigations as it deemed appropriate.

In addition, Morgan Keegan held discussions with certain members of management and representatives of Central concerning Central’s operations, financial conditions, and prospects and strategic objectives. The Special Committee did not provide Morgan Keegan with instructions regarding the preparation of its fairness opinion, other than to confirm that
Morgan Keegan had no obligation (i) to verify the accuracy or completeness of the information that Central provided it or (ii) to conduct any appraisal of assets. Morgan Keegan also took into account an assessment of economic and market conditions, in general, and certain other transactions and companies deemed relevant to its inquiry, in particular.

In performing its analysis and rendering its opinion with respect to the Merger, Morgan Keegan relied upon the accuracy and completeness of all information provided to it and did not attempt to independently verify any such information. Central’s most recent financial information that was provided to Morgan Keegan was as of and for the periods ended October 1, 2005. Morgan Keegan also relied upon the assurances made by Central’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Morgan Keegan performed no independent evaluation or appraisal of Central’s assets or liabilities. Morgan Keegan noted that nothing has come to its attention in the course of its analysis to make Morgan Keegan believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of Central.

Summary of Analyses

This summary of the opinion set forth in Annex B provides a description of the main elements of Morgan Keegan’s presentations to the Special Committee and Board on January 5, 2006, January 19, 2006, January 21, 2006 and January 26, 2006. It does not purport to be a complete description of the presentations of Morgan Keegan to the Special Committee and the Board or the analyses performed by Morgan Keegan. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analysis as a whole, could create an incomplete view of the processes underlying Morgan Keegan’s opinion. In arriving at its fairness determination, Morgan Keegan considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Morgan Keegan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses, none of which by themselves is dispositive. No company or transaction in the analyses below is directly comparable to Central or the transactions contemplated by the Merger Agreement. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected data. The analyses were prepared solely for purposes of Morgan Keegan providing its opinion to Central’s Board as to the fairness, from a financial point of view, of the merger consideration to the Unaffiliated Security Holders under the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Central, Morgan Keegan or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Morgan Keegan to Central’s Board was among several factors taken into consideration by the Board in making its determination to approve the Merger Agreement.

Morgan Keegan performed a variety of financial and comparative analyses regarding the valuation of Central, including a peer group analysis comparing the financial performance and market valuation ratios of Central with those of publicly traded companies deemed comparable to Central; a precedent transaction analysis reviewing previous transactions that have taken place in Central’s industry and similar industries; a discounted cash flow analysis of Central’s projected, unlevered cash flows; and a purchase price premium analysis of transactions deemed similar by Morgan Keegan for purposes of its opinion.

Before Morgan Keegan set forth its analyses, it took into account an overview of the proposed Merger, including the price, the lack of other alternative proposals after solicitation of interest from a number of parties, the amount of Common Stock and real property owned or controlled by Mr. Moyes, and the stockholder approval conditions in the Merger Agreement. Morgan Keegan also took note of Central’s poor operating results over the last two years, including its declining revenues, cash flow, operating ratios and net losses, which resulted in the significant erosion of Central’s book value, and the need for a substantial cash infusion for liquidity purposes. Morgan Keegan also reviewed the reported and historical trading activity for Central Common Stock and concluded that Central Common Stock spent 86.3% of its trading days at a level below the initial public offering price of $15.00 on December 12, 2003 and noted that Central Common Stock consistently traded below $2.25 after the announcement of the NATL proposal. In addition, Morgan Keegan noted its belief that the announcement of the NATL proposal concurrently with Central’s disclosures of earnings for the quarter ended October 1, 2005 mitigated a potentially significant drop in the share price of Central Common Stock.

The following table summarizes the valuations under each methodology utilized by Morgan Keegan in connection with its fairness opinion.

	Multiples			Implied Per-Share Equity Value			Offer
Valuation Methodology	Low	Median	High	Low	Median	High	Price	Multiple/ Premium

Peer Group Analysis

Enterprise Value / LTM EBITDA	5.2 x	6.0 x	8.8 x	$0.00	$0.00	$0.00	$2.25	NM
Enterprise Value / FY2005E EBITDA	5.0 x	5.8 x	7.8 x	$0.00	$0.00	$0.00	$2.25	NM
Enterprise Value / FY2006E EBITDA	4.5 x	5.2 x	6.6 x	$0.00	$0.00	$0.22	$2.25	10.5 x

Enterprise Value / LTM EBIT	7.3 x	11.2 x	12.3 x	$0.00	$0.00	$0.00	$2.25	NM
Enterprise Value / FY2005E EBIT	7.1 x	9.0 x	12.0 x	$0.00	$0.00	$0.00	$2.25	NM
Enterprise Value / FY2006E EBIT	6.6 x	7.7 x	9.8 x	$0.00	$0.00	$0.00	$2.25	NM

Price / Current Book Value	1.5 x	2.1 x	3.5 x	$4.84	$6.67	$11.55	$2.25	0.7 x
Price / FY2005E Book Value	1.4 x	2.1 x	3.4 x	$3.74	$5.74	$9.22	$2.25	0.8 x
Price / FY2006E Book Value	1.2 x	1.8 x	2.7 x	$1.71	$2.53	$3.78	$2.25	1.6 x

Precedent Transaction Analysis

Enterprise Value / LTM EBITDA	2.9 x	4.6 x	8.0 x	$0.00	$0.00	$0.00	$2.25	NM
Enterprise Value / LTM EBIT	6.4 x	9.5 x	19.7 x	$0.00	$0.00	$0.00	$2.25	NM
Price / Current Book Value	0.7 x	1.9 x	5.8 x	$2.20	$6.20	$18.82	$2.25	0.7 x

Discounted Cash Flow Analysis

Terminal Multiple of EBITDA	3.0 x	4.0 x	5.0 x	$2.65	$4.83	$7.31	$2.25	NA
Terminal Multiple of EBIT	5.0 x	6.0 x	7.0 x	$2.76	$4.27	$5.99	$2.25	NA

Premium Analysis

Selected Trucking Transactions (1)	12%	39%	104%	$2.39	$2.96	$4.33	$2.25	6%
Selected Industrial Transactions (1)	-99%	21%	300%	$0.02	$2.57	$8.51	$2.25	6%

(1) 30-day average price prior to offer.

         Peer Group Analysis. Morgan Keegan compared financial, market and operating information of Central with corresponding data for selected publicly traded trucking companies that Morgan Keegan deemed appropriate for comparison. Morgan Keegan determined that the most comparable companies were publicly-traded LTL carriers. The companies which Morgan Keegan used for purposes of this analysis were Arkansas Best Corporation, CNF Inc., Old Dominion Freight Line, Inc., SCS Transportation, Vitran Corporation and YRC Worldwide, Inc. (collectively, the “Peer Group”). The Peer Group represents the complete universe of publicly-traded LTL with the exception of Central. Certain companies included in the Peer Group, specifically CNF Inc., Old Dominion Freight Line, Inc., SCS Transportation, Inc., and YRC Worldwide, Inc., are substantially larger than Central in terms of assets, revenue, earnings and market value. Vitran is Canadian-based and closer in size to Central. Morgan Keegan noted that none of the companies analyzed was identical to Central. Upon determination and selection of the Peer Group, Morgan Keegan analyzed selected financial information and statistics for each Peer Group company, including revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), net income, earnings per share, book value, net debt (total debt less cash and cash equivalents), market value and enterprise value (fully-diluted equity value plus net debt). From this analysis,

 Morgan Keegan derived valuation multiples which, if applicable, were applied to Central’s financial results for the latest twelve month (“LTM”) period ended October 1, 2005. Additionally, Morgan Keegan applied certain multiples at the low, median and high end of the indicated ranges of current enterprise value and current market value to projected, selected comparable company financial results to Central management’s projected results for the 2005 and 2006 fiscal years, respectively, to reach an implied equity value, if applicable. The implied per share equity value was derived by taking the median multiples of the Peer Group and applying those multiples to Central’s results and then dividing the result by the number of shares of Central Common Stock outstanding.  Morgan Keegan specifically analyzed each applicable financial metric as well as the Peer Group as a whole. Applying market multiples to Central’s LTM EBITDA, EBIT, net income and earnings per share implies a per-share equity value of $0.00. However, as Central continues to generate significant operating losses and book value continues to decline, Morgan Keegan believes that this analysis is not dispositive and that multiples of market value to projected book value are the most appropriate metric to calculate an implied, per-share equity value for Central. Based on the median LTM, projected 2005 and 2006 median market value to book value multiples for the Peer Group, Morgan Keegan calculated implied, per-share equity values for Central Common Stock ranging from $2.53 to $6.67. Morgan Keegan noted that Central operates 36 of its 63 terminals, including its key terminals outside the core Southwest region, under operating leases, while many of Central’s competitors either own their respective terminals or maintain their terminals under capitalized lease obligations. These terminals are depreciated over an extended useful life and may appreciate in value so that they have a market value in excess of book value. Alternatively, a significant portion of Central’s assets is rapidly-depreciating revenue equipment, including trucks and trailers, which rarely have a market value in excess of book value.

Precedent Transaction Analysis. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed previous transactions involving companies in the trucking industry (“Precedent Transactions”). This included selected transactions with publicly-available financial data involving LTL carriers, as these businesses maintain operations and business strategies that most accurately represent those of Central. In addition, Morgan Keegan analyzed selected transactions with publicly-available financial data involving truckload carriers. Truckload carriers employ a different business model than do LTL carriers, including Central; as such, Morgan Keegan limited its analysis to selected transactions involving truckload carriers with similar total financial consideration in order to yield a more accurate comparison. A number of the Precedent Transactions analyzed were going private transactions, including Goldner Hawn Johnson & Morrison’s acquisition of Transport Corporation of American, BBT Acquisition Corporation’s acquisition of Boyd Bros. Transfer, Advantage Management Corporation’s acquisition of Kenan Transport, and High Road Acquisition Corporation’s acquisition of KLLM Transport Services. Morgan Keegan & Company, Inc. noted that none of the transactions analyzed was identical to the Merger. In its analysis, Morgan Keegan derived multiples of equity value and enterprise value to selected target company financial information from these Precedent Transactions. Selected multiples at the low, median and high end of the indicated ranges of equity value and enterprise value were then applied to Central’s relevant financial information to derive an implied per share equity value for Central. The implied per share equity value was derived by taking the median multiples of the Precedent Transactions and applying those multiples to Central’s results and then dividing the result by the number of shares of Central Common Stock outstanding.  Morgan Keegan also noted that, in general, the transactions involving larger targets or profitable targets were completed at higher multiples.

        Due to Central’s negative cash flow and operating results for the LTM period, Morgan Keegan was unable to calculate an implied equity value using these measures. As such, Morgan Keegan believes that multiples of market value to book value are the most appropriate metric to calculate an implied per-share equity value for Central Common Stock. Based on the median multiple of market value to book value for the Precedent Transactions and Central’s book value at October 1, 2005, Morgan Keegan calculated an implied per-share equity value of $6.20. Morgan Keegan noted again the impact of Central’s operating leases for 36 of its 63 terminals. These terminals are depreciated over an extended useful life and may appreciate in value so that they have a market value in excess of book value. Alternatively, a significant portion of Central’s assets is rapidly-depreciating revenue equipment, including trucks and trailers, which rarely have a market value in excess of book value.

Management projects book value per share to continue to erode for the foreseeable future. According to these projections, management estimated that Central’s book value per share would decline to $1.42 by December 31, 2006, based on continuing operating losses. Consistent with these projections, as of July 1, 2006, Central’s book value per share was $1.66. Morgan Keegan also noted that it is not unprecedented for companies with operating losses to be sold for purchase prices that are less than book value, as evidenced by High Road Acquisition Corporation’s acquisition of KLLM Transport Services for approximately 0.7x book value.

      Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis using Central management’s projected, unlevered cash flows for the projected years ending December 31, 2006 through 2009. In performing its analysis, Morgan Keegan utilized a range of discount rates (10.0% to 14.0%) based on Central’s weighted average cost of capital, which was calculated using publicly available information. In addition, Morgan Keegan utilized a range of terminal multiples of EBITDA (3.0x to 5.0x) and EBIT (5.0x to 7.0x), which Morgan Keegan believes reflects an appropriate discount to current Peer Group multiples as Central’s operating performance continues to decline. These terminal values were then discounted based on these discount rates. Based on its discounted cash flow analysis, Morgan Keegan derived a range of equity values based on EBITDA of $2.65 to $7.31 per share and based on EBIT of $2.76 to $5.99 per share. Morgan Keegan noted that the discounted cash flow valuation is highly dependent on a number of factors, including Central management’s projections of operating results and Central’s losses over two years, which it assumed were reasonable and management’s best estimate and judgment of the future financial performance of Central. While Morgan Keegan did consider the results of this analysis, it did not rely on the valuation due to the potentially speculative nature of management’s projections. In addition, Morgan Keegan believes that due to Central’s negative operating cash flow, Central would require some form of cash infusion (equity or debt) in the near future in order to fund operations and maintain its status as a going concern.

Purchase Price Premium Analysis. In performing its purchase price premium analysis, Morgan Keegan researched transactions in which the target company was publicly traded and that have taken place in the LTL trucking industry as well as numerous general industrial transactions. While transactions involving similar companies to Central as well as general industrial transactions were analyzed, Morgan Keegan placed a greater emphasis on implied premiums related to historical trucking and trucking-related transactions. Morgan Keegan analyzed the median premium each acquirer in these transactions paid on a per-share basis for each target company’s stock to the one-day, five-day and thirty-day averages, prior to the date of the announcement of the transaction. Based on its analysis, the median premium to the one-day, five-day and thirty-day average stock price was 28.5%, 34.9% and 39.1% for trucking transactions. Based on this analysis, Morgan Keegan derived a range of implied equity values per share of Central Common Stock of $2.73 to $2.96. However, due to Central’s historical and projected unprofitable financial results, Morgan Keegan believes that the implied premiums paid (27.6% on the thirty-day average) should be discounted before being applied to Central’s current share price by a meaningful amount that is not subject to mathematical calculation.

Fee and other Information

Morgan Keegan was retained by the Special Committee of Central’s Board under an engagement letter dated September 7, 2005. As compensation for its services as financial advisor to the Special Committee in connection with the Merger, Central agreed to pay Morgan Keegan a retainer of $25,000 and an opinion fee of $50,000 as proposed by Morgan Keegan in connection with Central’s request for proposals. No portion of the fee paid to Morgan Keegan was contingent upon the conclusion reached in its opinion. In the event that Central consummated a transaction with a party that was not affiliated with Mr. Moyes, Central agreed to enter into a separate engagement providing for a fee of 1% of the transaction value to Morgan Keegan. In addition, Central agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses up to $15,000 and to indemnify Morgan Keegan against certain liabilities arising out of or in connection with its engagement.

Morgan Keegan served as a co-manager for Central’s initial public offering in December 2003. Morgan Keegan’s portion of the underwriting discount was $1,446,857. Morgan Keegan has maintained research coverage with respect to Central Common Stock since the initial public offering, but it does not derive any fees from Central for doing so. Morgan Keegan employees, one of whom assisted in the preparation of the fairness opinion provided to Central’s Board of Directors in connection with the execution of the Merger Agreement, own Central Common Stock, the market value of such stock held by any single employee is less than $50,000. Morgan Keegan has not received any compensation from Mr. Moyes, NATL or Green or to any of their respective affiliates in the last two years.

None of Central, Mr. Moyes, NATL, Green nor any of their respective affiliates currently contemplates an ongoing business, consulting, financial or compensatory relationship with or involving Morgan Keegan following the Merger.  However, due to Morgan Keegan’s knowledge of and history in providing services to Central and to Mr. Moyes and other entities with which Mr. Moyes is or has been affiliated, coupled with its long experience and familiarity with the trucking industry, including its contacts with the principal entities and individuals that operate within it, such relationships could develop as future events and circumstances unfold.

Position of NATL, Green, Mr. Fasso and the Affiliated Continuing Investors Regarding the Merger

    Under SEC rules, NATL, Green, Mr. Fasso and the Affiliated Continuing Investors (the “Affiliates” and each, an “Affiliate”) are required to provide certain information regarding their position as to the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders. The Affiliates are making the statements included in this section solely for the purposes of complying with such requirements. The Affiliates’ views as to the fairness of the Merger should not be construed as a recommendation to any stockholder of Central as to how that stockholder should vote on the proposal to approve the Merger Agreement. In addition, although the Children’s Trust has consented at the request of Central and Mr. Moyes to be included in the Rule 13E-3 Transaction Statement on Schedule 13E-3, as amended, to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”), and to join in the statements made in this section, the Children’s Trust expressly disclaims that it is required under applicable rules and regulations of the SEC to be included in such filings or to make any of such statements, and the Children’s Trust is not a proponent of the Merger or of stockholder approval of the Merger Agreement. The Children’s Trust also expressly disclaims that it is an affiliate of, or acting together as part of a group in connection with the Merger or the Merger Agreement with, any of the other Affiliates. Neither the Children’s Trust nor Mr. Ehrlich as trustee of the Children’s Trust has been a party to any of the discussions between or among Central, NATL, Green, Mr. Moyes or Mr. Fasso regarding the Merger, as described under the section entitled “Special Factors—Background of the Merger”.

     The Affiliates did not participate in the deliberations of Central’s Board regarding, and the Affiliates did not receive advice from the Special Committee’s legal or financial advisors as to, the fairness of the Merger, nor did any Affiliate perform, or engage a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the Merger. NATL consulted with Legg Mason regarding certain structural and financial aspects of the proposed transaction. The Affiliates believe that the merger consideration is substantively fair to the Unaffiliated Security Holders based on the following factors:

•
The consideration to be paid to Central’s stockholders receiving cash in the Merger represents a 24.3% premium over the reported closing sale price ($1.81) of shares of Central Common Stock on Nasdaq on January 30, 2006, the last trading day prior to the date on which the Merger was announced, and a premium of approximately 25.4% over the average closing sale price ($1.79) of shares of Central Common Stock on Nasdaq during the 30 trading days prior to January 30, 2006;

•
The consideration to be paid to Central’s stockholders (other than Affiliated Continuing Investors) in the Merger is all cash, thus eliminating any uncertainty in valuing the consideration to be received by such stockholders; and

•
The Merger will provide liquidity for Central’s stockholders (other than the Affiliated Continuing Investors) without the delays that would otherwise occur in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales.

The Affiliates believe that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors:

•
The fact that, as discussed above, the Merger Agreement must be approved by a majority of the voting power of the shares of Central Common Stock voting on the proposal that are owned by the Public Stockholders.

•	The fact that Central’s Board established a Special Committee of independent directors to negotiate and review the transaction;

•	The fact that Morgan Keegan and Blackwell Sanders were retained as financial and legal advisors to advise the Special Committee with respect to the Merger;

•	The fact that the opinion of Morgan Keegan addresses the fairness, from a financial point of view, of the merger consideration to be received by the Unaffiliated Security Holders;

•	The fact that Central’s Board solicited interest by other parties likely to be interested in Central and also received unsolicited inquiries, none of which resulted in an alternative proposal;

•
The fact that, other than the acceleration and vesting of stock options, the payment for cancellation of such options upon the consummation of the Merger, fees paid to directors who are not 10% stockholders, officers or employees for service on Board committees and for serving as the chairpersons of those committees as discussed in more detail in “Corporate Governance—Director Compensation,” and maintenance of indemnification and insurance coverage as discussed in further detail in “—Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships -Indemnification and Insurance,” Central’s executive officers and directors will not receive any consideration in connection with the Merger that is different from that received by the Public Stockholders;

•
The fact that Central’s Board and Special Committee have retained the right to change their recommendation in favor of the Merger if, among other things, the failure to do so would constitute a breach of their fiduciary duties;

•
The fact that Central is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the Merger Agreement in order to complete a superior proposal upon payment of a $1.0 million termination fee and up to $500,000 of expenses.

        Although the Affiliates were aware that Central’s net book value as of December 31, 2005 was greater than the offer price, they did not consider Central’s net book value or liquidation value at such time to be particularly relevant measures in their evaluation of the fairness of the Merger to the Unaffiliated Security Holders. Net book value is a historical accounting measure and is not necessarily indicative of market value. More importantly, they believed that Central’s net book value would likely continue to decrease. As of July 1, 2006, Central’s net book value of $1.66 per share was below the $2.25 per share offered in the Merger. While the Affiliated Continuing Investors, NATL and Green did not conduct an analysis of the going-concern value of Central, they recognized that the offer price was at a premium to the value attributed by the market to Central as a going concern, as reflected in the fact that $2.25 per share was at a premium to the reported closing sale price of shares of Central Common Stock on Nasdaq on January 30, 2006 and the average closing sale price of shares of Central Common Stock on Nasdaq during the 30 days prior to January 30, 2006.

The Affiliates did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusions as to the fairness of the Merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

        Upon completion of the Merger, the Unaffiliated Security Holders will no longer have any interest in, and will not be stockholders of Central. Therefore, the Unaffiliated Security Holders will not benefit from any future earnings or growth of Central or benefit from any increase in Central’s value. However, they will also no longer bear the risk of any decrease in Central’s value. At the effective time of the Merger, each share of Central Common Stock will be converted into the right to receive $2.25 in cash, without interest, except for those shares described below:

•	any shares held by Central as treasury shares; and

•	any shares owned by the Affiliated Continuing Investors.

Central Common Stock is currently registered under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and trades on the Nasdaq National Market. As a result of the Merger, the stock will be delisted from the Nasdaq National Market and its registration under the Exchange Act will be terminated. Also, Central will no longer need to comply with the proxy rules or periodic reporting requirements under the federal securities laws or to file information with the SEC. Central’s officers, directors and large beneficial owners will be relieved of the reporting requirements and certain restrictions on insider trading under the Exchange Act.

Conduct of Central’s Business if the Merger is Not Completed

If the Merger is not completed, Central’s Board expects that Central’s current management will stay in office and will continue to operate Central’s business substantially as presently operated, although no assurance can be given that management will not seek other alternatives for employment. Central will continue to consider, from time to time, all available options with respect to the future of its business and operations.

Conflicts of Interest and Other Interests of Certain Persons in the Merger and Certain Relationships

In considering the recommendation of Central’s Board with respect to the Merger, stockholders should be aware that the members of Central’s Board and its executive officers have interests that may present them with actual, potential or the appearance of actual or potential conflicts of interest in connection with the Merger. Each director and executive officer of Central holds options to purchase Central Common Stock and will be entitled to accelerated vesting if applicable, and to receive payment for his options on the same terms as will be applicable to options with the same exercise prices that are held by all other Central option holders other than Mr. Fasso and which payment terms are described in the section of this Proxy Statement entitled “The Merger Agreement — Stock Options.” Although the vesting of a portion of the options entitling Mr. Fasso to purchase Common Stock will be accelerated such that the accelerated options will be exercisable at the effective time of the Merger, Mr. Fasso’s options will remain outstanding and he will receive no consideration for them in the Merger.  See “Special Factors-Agreements with the Affiliates.”  The Special Committee and Board were aware of these potential or actual conflicts of interest and considered them along with other matters described in detail in the section of this Proxy Statement entitled “Special Factors — Recommendation of our Board and Fairness of the Merger.”

Mr. Moyes is a founder and former Chairman of the Board of Central. Mr. Moyes is the founder and sole member of NATL and, following the Merger, will indirectly own or control a majority of the equity interest of Central. The Affiliated Continuing Investors will not receive any consideration for the shares of Central Common Stock that they own nor will Mr. Moyes receive any consideration in exchange for the cancellation of his options to purchase Central Common Stock.

In addition to the standard Board committee fees paid to Mr. Carruth as a director who is not a 10% stockholder or an officer or employee of Central, he received $30,000 in recognition of the time and effort he expended in evaluating the Merger and negotiating the Merger Agreement, which amount was authorized by the Board.

Agreement with the Affiliates

Stockholders’ Agreement. The following is a summary of the material provisions of the Stockholders’

Agreement:

•
No stockholder shall transfer any of such stockholder’s shares of common stock of the surviving corporation without granting Mr. Moyes a right of first refusal to acquire such stockholder’s shares of common stock without the express written consent of Mr. Moyes, except as otherwise provided by the Stockholders’ Agreement, which allows stockholders to make transfers, without the consent of Mr Moyes, (i) to the surviving corporation; (ii) to any trust of which such stockholder is the trustee and the sole beneficiaries of which are one or more of such stockholder and such stockholder’s spouse, children or step-children; (iii) to any limited partnership the general partner of which is the stockholder and the limited partners of which are one or more of such stockholder’ and such stockholder’s spouse, children or step-children,  (iv) any limited liability company of which the stockholder holds a majority of the membership interests and is the manager or the managing member or (v) in the case of any stockholder that is not an individual, to a wholly-owned affiliate of such stockholder (collectively, “Permitted Transferees”).

•
Stockholders shall have the right, subject to the terms and conditions set forth in the Stockholders’ Agreement, to sell a pro rata portion of their shares of common stock of the surviving corporation, in the event that Mr. Moyes sells any of his interest in the common stock of the surviving corporation to a third party purchaser (other than to another Stockholder, a Permitted Transferee or to an affiliate of Mr. Moyes) (a “Third Party”) on the same terms and conditions, including the per share price and the date of transfer, as is applicable to Mr. Moyes.

•	Mr. Moyes will have the right, subject to the terms and conditions set forth in the Stockholders’ Agreement, to require each of the stockholders (and their Permitted Transferees (other than Mr. Moyes and the surviving corporation)) and each of the optionholders to sell a pro rata portion of such stockholder’s shares of common stock of the surviving corporation (including any common stock issuable upon the exercise of any derivative securities), in the event that Mr. Moyes proposes to sell all or part of his shares of common stock of the surviving corporation, to a Third Party (specifically excluding any affiliate of Mr. Moyes) on the same terms and conditions, including the per share price and the date of transfer, as is applicable to Mr. Moyes.

•
Any stockholder proposing to sell any shares of common stock of the surviving corporation to a Third Party must provide notice of such sale to Mr. Moyes. Mr. Moyes may elect to purchase all of the common stock in connection with the proposed sale on the same terms set forth in the notice of such proposed sale, subject to the terms and conditions set forth in the Stockholders' Agreement.

•	If Mr. Moyes approves an initial public offering and sale of common stock or other equity securities (a “Public Offering”) of the surviving corporation pursuant to an effective registration statement under the Securities Act, the stockholders and the optionholders will take all necessary or desirable actions in connection with the consummation of the Public Offering.

•	The surviving corporation shall provide the stockholders with not less than 10 days’ notice of certain public offerings and sales of common stock or other equity securities of the surviving corporation (an "Offering"), and will use its reasonable best efforts to effect in connection with the Offering, the registration of all of the shares of common stock that each stockholder notifies the surviving corporation within 10 days of such notice to include in such Offering; subject to certain limitations including, (i) the surviving corporation determining for any reason not to register such other securities or (ii) the managing underwriters determining that (A) the selling stockholders should be excluded from the Offering or (B) the number of shares proposed to be sold exceeds the number which can be sold in an orderly manner or without materially adversely affecting the market for the common stock of the surviving corporation in which case the number of shares to be sold by the stockholders will be reduced pro rata. Once Mr. Moyes has recovered all investments, costs and expenses incurred in purchasing Central and funding the operations of the surviving corporation, then the Children’s Trust will be permitted to participate in an Offering on an equal basis with Mr. Moyes, but in no case greater than Moyes and the Children's Trust's combined pro rata portion of the total number of shares of common stock of the surviving corporation that all stockholders have elected to include in such Offering. The stockholders and optionholders will take all necessary or desirable actions in connection with the consummation of the Offering.

•
The Stockholders’ Agreement may be amended only by a written instrument approved by the surviving corporation, on the one hand, and on behalf of the other parties to the Stockholders’ Agreement by the holders of at least 60% of the voting power of the surviving corporation owned by the parties to the Stockholders’ Agreement (other than the surviving corporation), on the other hand; provided, however, that, any amendment which adversely affect the rights or obligations of the stockholders thereunder or imposes additional obligations on such stockholders shall also require the written approval of the holders of at least a majority of the voting stock of the surviving corporation held by stockholders other than Mr. Moyes; provided, further, that without the approval of any of the parties thereto, the Stockholders’ Agreement may be amended by the board of directors of the surviving corporation to, among other things, (i) implement the addition of any person as a stockholder, (ii) to satisfy certain legal requirements and (iii) cure any ambiguity or correct or supplement any provision of the Stockholders’ Agreement that may be incomplete or inconsistent with any other provision contained therein, so long as such amendment or supplement does not adversely affect the interests of Mr. Moyes or the stockholders thereunder.

The Affiliated Continuing Investors and Mr. Fasso will enter into the Stockholders’ Agreement immediately prior to the consummation of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Stockholders’ Agreement, a copy of which is filed as Exhibit (d)(iii) to the Schedule 13E-3.

       Amendment to Mr. Fasso’s Stock Option Agreement. The terms of the amendment of Mr. Fasso’s stock option agreement include the following provisions:

•	Mr. Fasso may acquire up to 504,000 shares of common stock of the surviving corporation at the current exercise price of $1.35 per share.

•
The vesting of options to purchase 51,934 shares of common stock of the surviving corporation will accelerate such that they will be exercisable at the effective time of the Merger, with the remaining continuing to vest in accordance with their original vesting schedule unless Mr. Fasso’s employment is terminated for any reason, voluntarily or involuntarily, or unless there is a sale of assets, a merger or a change in control, in which case all of his options will be fully-vested and exercisable on the termination date.

•	Provisions in Mr. Fasso’s original option agreement relating to a right of repurchase in the event of termination of employment and a right of first refusal prior to a public offering have been deleted since they are either no longer applicable or they are covered by the Stockholders’ Agreement.

•	In the event Mr. Moyes proposes to sell all or part of his shares of common stock of the surviving corporation, to a Third Party (specifically excluding any affiliate of Mr. Moyes) then Mr. Moyes may require Mr. Fasso to have all or a portion of his vested options cancelled in exchange for a payment in cash by the Third Party pursuant to the Stockholders’ Agreement on the same terms and conditions, including the per share price and the date of transfer, as is applicable to Mr. Moyes.

        This summary does not purport to be complete and is qualified in its entirety by reference to the Amendment to Stock Option Agreement, a copy of which is filed as Exhibit (d)(iv) to the Schedule 13E-3.

Indemnification and Insurance. The Merger Agreement provides that Central will, following completion of the Merger, indemnify its present and former officers, directors, employees and agents and the present and former officers, directors, employees and agents of any of its subsidiaries to the fullest extent permitted under Nevada law. This indemnification covers acts or omissions occurring prior to the effective time of the Merger. The Merger Agreement also provides that, for six years following completion of the Merger, Central will provide directors’ and officers’ liability insurance coverage to Central’s current directors and officers that is the same as or substantially similar to Central’s existing policy (provided that if that amount of directors’ and officers’ liability insurance coverage cannot be obtained without exceeding 200% or more of the per annum rate of premium currently paid by Central for such insurance, Central will provide as much directors’ and officers’ liability insurance coverage as may be obtained without exceeding the 200% annual cap).

Mr. Moyes and certain related parties have agreed to indemnify, defend and hold harmless Mr. Ehrlich, individually and as the trustee of the Children’s Trust, and the Children’s Trust, and their respective representatives and agents, to the fullest extent permitted by law, from and against any claim, liability, loss, damage, cost, expense, fine or penalty (“Losses ”) asserted or assessed against, or incurred by, the Children’s Trust or such persons based upon, arising out of or relating to the Merger Agreement, the Merger and any related transactions, or any filings made with the SEC or disclosures made to the stockholders of Central in connection with the Merger Agreement, the Merger or any related transactions except for Losses arising out of or related to (i) information provided by Mr. Ehrlich or the Children’s Trust for inclusion in the Schedule 13E-3 and this Proxy Statement and (ii) actions taken by Mr. Ehrlich or the Children’s Trust in violation of the United States securities laws.

Accounting Treatment

The Merger will be accounted for under the “purchase” method of accounting in accordance with generally accepted accounting principles.

Regulatory Requirements

Due to the size of the transactions contemplated by the Merger Agreement it is not subject to the notification and filing requirements under the Hart-Scott-Rodino Act of 1976, as amended, and the related rules of the Federal Trade Commission. However, the Department of Justice, the Federal Trade Commission or a government, state or private person may challenge the Merger at any time before its completion. None of Central, NATL, Green or Mr. Moyes is aware of any regulatory approvals needed in order to complete the Merger.

Net Operating Loss Carryforwards

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code“), imposes a limitation on the use of net operating loss carryforwards (“NOLs”) if there has been an “ownership change.” The Merger will create an ownership change for purposes of Section 382 and therefore limit the amount of NOLs that Central may use in future years to offset our taxable income.

At December 31, 2005, Central had federal tax NOL carryforwards of approximately $56.0 million. The NOLs that were generated in 2003, 2004 and 2005 were approximately $3.3 million, $20.9 million and $31.7 million, respectively, and will expire in 2023, 2024 and 2025 if not utilized. It is estimated that as a result of the change of control for purposes of Section 382 of the Code that will occur due to the Merger, the annual amount of Central’s NOLs that may be utilized in any post-Merger taxable year (assuming sufficient taxable income) is approximately $1.6 million per year, and as a result between $20.0 million and $26.0 million of Central’s NOLs for federal income tax purposes will expire unutilized.

In addition to federal tax NOLs, Central also had state tax NOLs of approximately $44.2 million in various states at December 31, 2005. The carryforward limitations vary by state, between 5 and 20 years. As such, the state tax NOLs generated in 2003, 2004 and 2005 will expire unutilized between 2008 and 2025. Management anticipates that, with the change of control which will result from the Merger, the annual amount of Central’s NOLs that may be utilized in any post-Merger taxable year (assuming sufficient taxable income) is approximately $1.6 million per year, and as a result between $8.0 million and $16.0 million of Central’s NOLs for state tax purposes will expire unutilized.

U.S. Federal Income Tax Consequences of the Merger

The following U.S. federal income tax discussion is included for general information only and is based upon present law. This summary applies only to those Central stockholders who receive cash in exchange for their shares of Central Common Stock in the Merger and does not purport to be a complete description of all of the federal income tax consequences of the Merger. The following discussion does not describe certain considerations that may be relevant to certain types of U.S. stockholders subject to special treatment under U.S. federal income tax laws, including tax-exempt organizations, insurance companies, dealers in securities, pension plans, trusts, financial institutions and stockholders who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary assumes that U.S. stockholders hold the Central Common Stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this Proxy Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not and will not seek any ruling from the Internal Revenue Service (the “Service”) regarding this transaction. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax and does not discuss any tax consequences to investors that are not U.S. stockholders. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

The receipt of cash for shares of Central Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The federal income tax consequences for a stockholder on the receipt of cash pursuant to the Merger will vary depending upon whether the redemption of the Central Common Stock is treated as a sale or exchange for federal income tax purposes or, alternatively, as a distribution. The redemption should be treated as a sale or exchange, and not as a distribution, if it (a) results in a “complete termination” of your interest in our Common Stock; (b) is “substantially disproportionate” with respect to you; or (c) is “not essentially equivalent to a dividend” as such terms are defined by applicable authorities. These three tests, which are more fully described below, are collectively referred to in this discussion as the “Redemption Tests.”

         For purposes of determining whether any of the Redemption Tests are satisfied, a stockholder is treated as owning not only the shares of Common Stock actually owned, but also shares of Common Stock that are treated as constructively owned by the stockholder. A stockholder may constructively own shares of Common Stock actually owned, and in some cases constructively owned, by certain related individuals or entities treated as related to the stockholder and shares of Common Stock that the stockholder has the right to acquire by exercise of an option, warrant or a conversion right.

The redemption will result in a “complete termination” if either (a) all of the shares actually and constructively owned by the stockholder are exchanged for cash in the Merger or (b) all of such shares actually owned by the stockholder are exchanged in the Merger and the stockholder is eligible to waive and effectively waives constructive ownership of such shares.

The redemption will be “substantially disproportionate” with respect to a stockholder if (a) the percentage of our voting stock owned immediately after the redemption (taking into account all shares of our Common Stock redeemed pursuant to the Merger) equals less than eighty percent of the percentage of our voting stock owned by the stockholder immediately before the Merger; (b) the percentage of Common Stock owned after the redemption (taking into account the effect of all shares of Common Stock redeemed in the Merger) equals less than eighty percent of the percentage of our Common Stock owned by the stockholder immediately before the Merger; and (c) after the redemption the stockholder owns less than fifty percent of the total combined voting power of all classes of our voting stock entitled to vote (taking into account the effect of the Merger).

The redemption will satisfy the “not essentially equivalent to a dividend” test with respect to a stockholder if, in light of his particular circumstances, the sale of Common Stock pursuant to the Merger results in a “meaningful reduction” of his interest in our Common Stock. This test may be satisfied irrespective of your failure to satisfy the complete redemption or substantially disproportionate tests.

If the redemption of Common Stock in the Merger is treated as a sale or exchange, the stockholder will have capital gain or loss equal to the difference between the amount received pursuant to the Merger and the stockholder’s federal income tax basis in such shares. If the Common Stock constitutes capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss and will be long- term capital gain or loss if the holding period for the shares exceeds one year. Gain or loss will be calculated separately for each block of shares sold pursuant to the Merger. For individual taxpayers, capital losses are generally deductible only to the extent of capital gains for the year plus ordinary income of up to $3,000. Corporate taxpayers may generally deduct capital losses only to the extent of their capital gains.

If your redemption fails to qualify for sale or exchange treatment under the authorities described above, the gross proceeds received in the Merger will be characterized as a dividend distribution to the extent of our accumulated and/or current earnings and profits. The portion, if any, of the proceeds received in excess of the amount treated as a dividend will be treated first as a tax-free recovery of basis in the redeemed shares and then as capital gain from a sale or exchange. If the proceeds are treated as a dividend, any unrecovered tax basis in the redeemed shares shall transfer to other shares of Common Stock actually or constructively owned by the stockholder.

A stockholder may be subject to backup withholding at a rate of 28% unless the stockholder provides a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding, or unless an exemption applies. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the stockholder subject to the withholding.

Fees and Expenses

Whether or not the Merger is completed and except as more particularly described in “The Merger Agreement—Termination of the Merger Agreement; Termination Fee; Costs and Expenses”, all fees and expenses incurred in connection with the Merger will be paid by the party incurring the fees and expenses.

The following are estimates of the fees and expenses which Central expects to incur in connection with the Merger:

Financial Advisor Fees and Expenses	$85,000
SEC Filing Fees	$3,087
Legal Fees and Expenses	$730,000
Accounting Fees	$5,000
Printing and Mailing Expenses	$7,500
Solicitor Fees and Expenses	$10,000
Exchange Agent Fees	$15,000
Other Fees	$34,413	(1)
Total	$890,000

(1) This amount includes a payment of $30,000 to the Chairman of the Special Committee in recognition of the time and effort expended in evaluating the transaction and negotiating the Merger Agreement in addition to the fees and expenses of the Special Committee.

NATL expects that it will incur approximately $900,000 of legal and other advisory fees. The fees will include reasonable and customary compensation to Skadden and Legg Mason for legal and financial advisory services, respectively.

Source and Amount of Funds

The maximum total amount of funds required to complete the Merger, including related costs and expenses, is expected to be approximately $28.4 million. Central and NATL expect to incur approximately $1.8 million in costs and expenses in connection with the Merger and the related transactions, as set forth in the section of this Proxy Statement entitled “Special Factors— Fees and Expenses.” The Merger Agreement provides that, subject to limited exceptions, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

On April 13, 2006, Mr. Moyes announced that he was selling his interest in the Westgate Real Estate Development in Glendale, Arizona to his development partner, Steven Ellman. Mr. Moyes intends to use part of the proceeds from the sale of Westgate to close the Merger. Mr. Moyes anticipates that the sale of Westgate will close on or before September 30, 2006.

THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the Merger Agreement, as amended as of September 13, 2006,  which is attached as Annex A to this Proxy Statement. We urge stockholders to read Annex A in its entirety.

The Merger

The Merger Agreement provides that, at the effective time of the Merger, Green will be merged with and into Central. Central will continue as the surviving corporation and the separate existence of Green will cease. Pursuant to the provisions of the Merger Agreement, the Merger will become effective when Articles of Merger are executed in accordance with Nevada law and filed with the Secretary of State of the State of Nevada, or at another time as NATL, Green and Central agree and specify in the Articles of Merger.

Conversion of Securities

As of the effective time of the Merger, without any further action on the part of Green, Central or the holders of any securities of Green or Central:

•
Each share of Common Stock of Central issued and outstanding immediately prior to the effective time of the Merger (other than any shares owned by the Affiliated Continuing Investors) will be cancelled and extinguished and be converted into the right to receive $2.25 in cash, without interest, payable to the holder thereof upon surrender of the certificate representing such share in accordance with the Merger Agreement;

•	Each share of Common Stock held by the Affiliated Continuing Investors will remain issued and outstanding shares of Central;

•
Each share of Green common stock will be converted into an amount of Central Common Stock equal to the quotient obtained by dividing (i) the difference between (A) all of the issued and outstanding shares of Central Common Stock immediately prior to the effective time of the Merger and (B) the shares held by the Affiliated Continuing Investors, by (ii) the number of issued and outstanding shares of Green common stock immediately prior to the effective time of the Merger; and

•
All shares of Central Common Stock held by Central or any of its subsidiaries as treasury stock prior to the effective time of the Merger will be canceled and retired, and no payment or other consideration will be made with respect thereto.

Stock Options

        Each option to purchase shares of Central Common Stock granted under any stock option plan established by Central for the benefit of its employees and outside directors and outstanding immediately prior to the consummation of the Merger, will become fully vested and exercisable at that time. Each holder of options to purchase Central Common Stock with an exercise price below $2.25 (other than Mr. Moyes and Mr. Fasso), including each director and executive officer of Central (other than Mr. Fasso), will receive in cash the difference between the exercise price and $2.25 multiplied by the number of shares of Common Stock subject to that option in consideration for the cancellation of that option. Holders of options with an exercise price equal to or greater than $2.25 will receive $0.01 multiplied by the number of shares subject to that option in consideration for the cancellation of that option. Stock options held by Mr. Moyes will be cancelled, while stock options held by Mr.

Fasso will be amended to permit Mr. Fasso to acquire upon exercise up to 504,000 shares, or approximately 2.7%, of the common stock of the surviving corporation in the Merger.

     Central will take any and all actions necessary to provide that all stock option plans will terminate and the provisions in any stock option plan or any other plan, agreement or arrangement providing for the issuance, transfer or grant of any capital stock of Central or any interest in respect of any capital stock of Central will be terminated, all as of the effective time of the Merger. Central will ensure that following the effective time of the Merger no holder of a stock option (other than Mr. Fasso) or any participant in any stock option plan or any other plan, agreement or arrangement shall have any right thereunder to acquire any capital stock, or any interest in respect of any capital stock, of Central or the surviving corporation.

Exchange of Certificates

As soon as reasonably practicable after the Merger, the paying agent will mail a letter of transmittal to each holder of record of Central Common Stock immediately prior to the effective time of the Merger and whose shares are being converted into cash, for use in forwarding that holder’s Central Common Stock certificates for surrender and exchange for the Merger consideration to which that stockholder has become entitled. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. After receipt of the letter of transmittal, each such holder of certificates that represented Central Common Stock prior to the Merger should surrender the certificates together with the signed letter of transmittal duly executed, and any other required documents as set forth in the letter of transmittal, to the paying agent. Thereafter, the stockholder will be entitled to receive an amount of cash equal to $2.25 multiplied by the number of shares of Central Common Stock formerly represented by that stockholder’s certificate(s) and the certificate(s) will be cancelled. No interest will be paid on the cash payable upon surrender of any certificate(s). NATL or the paying agent will be entitled to deduct and withhold from the Merger consideration those amounts NATL or the paying agent is required to deduct and withhold from the Merger consideration by any applicable tax laws.

From and after the effective time of the Merger, each certificate formerly representing Central Common Stock that is to be converted into cash, until surrendered and exchanged, will be deemed for all purposes to evidence only the right to receive the Merger consideration for the shares of Common Stock represented.

After the Merger, there will be no transfers of shares of Central Common Stock on the stock transfer books of Central. If, after the completion of the Merger, certificates that previously represented shares of Central Common Stock are presented for transfer, they will be canceled and exchanged for the Merger consideration under the terms of the Merger Agreement.

If the check for this payment is to be made to a person other than the person in whose name the certificates surrendered are registered, the person requesting such payment must, prior to the payment thereof, either (a) pay to the paying agent any resulting transfer taxes or other taxes or (b) establish to the satisfaction of Central as the surviving corporation, that the tax has been paid or is not applicable.

Notwithstanding any of the above provisions, neither the paying agent, NATL, Central as the surviving corporation, nor any other person or entity will be liable to any holder of Central Common Stock for any amount paid to a public official pursuant to any applicable unclaimed property, escheat or similar laws.

Articles of Incorporation and By-Laws; Directors and Officers

The Merger Agreement provides that, at the effective time of the Merger, Central’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and by-laws will be amended to be in the form to be provided by Green. In addition, the Merger Agreement provides that at the closing date of the Merger Agreement, the directors of Green will be the directors of the surviving corporation and Central’s officers will be officers of the surviving corporation.

Representations and Warranties

The Merger Agreement contains various representations and warranties by NATL, Green and/or Central, many of which are subject to certain knowledge or materiality qualifications, relating to, among other things:

•	The organization and similar corporate matters of NATL, Green, Central and Central’s subsidiary;

•	The capital structure of Central;

•	Required consents and approvals or conflicts under articles of incorporation, by-laws or agreements, or violations of law;

•	Permits and compliance with laws with respect to Central and its subsidiary;

•	The accuracy of information supplied by Central, NATL and Green in connection with this Proxy Statement;

•	The accuracy of filings made by Central with the SEC under the Exchange Act since November 26, 2003;

•	Tax matters of Central and its subsidiary;

•	Actions and proceedings affecting Central and its subsidiary;

•	Employee agreements, benefit plans, employees and other employment related matters and practices of Central and its subsidiary;

•	Technology and intellectual property rights of Central and its subsidiary;

•	Title to assets of Central and its subsidiary;

•	Required stockholder votes with respect to Central;

•	Environmental matters with respect to Central and its subsidiary;

•	Opinion of Morgan Keegan as financial adviser to Central;

•	Board of directors direction that the Merger Agreement and the transactions contemplated therein by submitted to Central’s stockholders for approval;

•	Insurance with respect to Central and its subsidiary; and

•	Non-applicability of certain provisions of Nevada law related to the transaction.

Covenants Relating to the Conduct of Central’s Business

Central has agreed, among other things, that until the effective time of the Merger and except as otherwise expressly contemplated or permitted by the Merger Agreement or except as otherwise agreed by NATL, Central and its subsidiary will, in all material respects, carry on their business in the ordinary course consistent with past practice and, among other things and subject to certain exceptions as set forth in the Merger Agreement, will not:

•	Enter into a new line of business or engage in any material acquisitions;

•	Amend its Articles of Incorporation or by-laws or any other similar organizational documents;

•
Declare or pay any dividends on, or make any other distributions with respect to it or its subsidiary’s capital stock or permit it or its or its subsidiary to adjust, split, combine or reclassify any such capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any of its capital stock or redeem, purchase or otherwise acquire any of such capital stock;

•
Enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any compensation, severance, retention, profit sharing, stock option or equity-linked pension or retirement plan, agreement or arrangement or enter into or amend any employment or severance agreement except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of it or its subsidiary;

•	Acquire any assets or securities other than purchases of inventory in the ordinary course of business;

•	Sell, lease, exchange, transfer or dispose of any assets except in the ordinary course of business;

•	Mortgage, pledge, hypothecate, grant any security interest in any assets;

•
Pay, discharge or satisfy any material claims or compromise, settle, grant any waiver or release relating to, any litigation other than the settlement of certain stockholder litigation permitted under the Merger Agreement;

•	Engage in any transaction with, or enter into any new agreement, arrangement or understanding with any of it’s affiliates;

•	Make or change any tax election, amend any tax return or settle any tax liability;

•
Take any action that would, or could reasonably be expected to, result in any of the representations and warranties made by it in the Merger Agreement becoming untrue, or result in certain of the conditions to the Merger not being satisfied, or result in a material adverse effect on Central;

•	Adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries;

•
Incur or assume any debt other than pursuant to existing credit facilities, capital leases of equipment and purchase money secured debt to purchase equipment in the ordinary course of business, debt or sale/leasebacks secured by real property in an aggregate amount in excess of $50 million;

•	Enter into certain material commitments or transactions that will limit it or its subsidiary’s ability to compete with or conduct any business or line of business;

•	Modify, terminate or enter any material contract; or

•	Enter into an agreement, contract commitment or arrangement to do any of the foregoing.

Other Covenants

      Central, NATL and Green each agrees to use its reasonable efforts to take all action necessary or advisable under any applicable law and the Articles of Incorporation and by-laws of Central to consummate the Merger and related transactions. Each of the parties will use reasonable efforts to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and to assist NATL and Green in obtaining financing. Each of the parties will also furnish to the other parties any necessary information and reasonable assistance as the other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by a party with, or any other information supplied by a party to, a governmental entity in connection with the Merger Agreement and related transactions.

       In addition, each party will cooperate with one another in the preparation and filing of the Schedule 13E-3 and will use reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or request made by the SEC with respect to the Schedule 13E-3. Each party will promptly (i) notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Schedule 13E-3, (ii) supply the other parties with copies of all correspondence between it and the SEC, and (iii) correct any information provided by it for use in the Schedule 13E-3 which is or shall have become false or misleading.

      Until the effective time of the Merger, Central, or its Board where applicable, will:

•
Grant any approvals or take such actions as required by any “moratorium,” “control share,” “fair price,” or other antitakeover laws which may become applicable to the Merger or any related transactions so that the Merger or any related transactions may be consummated;

•
Afford to Green and its authorized representatives, including consultants, advisors, lenders and financing sources, reasonable access during normal business hours upon reasonable prior notice to all of its premises, properties, contracts, commitments, data, books and records and personnel, will use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to Green for investigation, and furnish promptly to Green (i) a copy of any document filed or received by it before the effective time of the Merger pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Green may reasonably request; and

•
Give prompt notice to NATL of (i) information or developments that could reasonably be expected to lead to the conclusion that any representation or warranty made by it was untrue or inaccurate when made or would reasonably be expected to cause such representation or warranty to be untrue or inaccurate as of the closing of the Merger or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

      Further, NATL agrees that (i) it will use commercially reasonable efforts to arrange its financing obligations pursuant to the Merger Agreement and (ii) will keep Central informed on a reasonably current basis in reasonable detail of the status of such efforts. On September 13, 2006, the Merger Agreement was amended to no longer require NATL to use commercially reasonable efforts to arrange its financing obligations.

Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger.

Central agreed that it and its subsidiary will, and each will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to cease and terminate any existing activities, discussions or negotiations with any parties other than NATL conducted prior to the Merger Agreement with respect to an acquisition proposal. Central further agreed that neither it nor its subsidiary will, nor will it authorize or permit any of it or its subsidiary’s representatives to, directly or indirectly;

•
Solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making or of any submission or any proposal that constitutes an alternative acquisition proposal;

•
Participate or engage in any discussions or negotiations with or disclose any non-public information to any person that has made an acquisition proposal or to any person in contemplation of an acquisition proposal; or

•	Accept an alternative acquisition proposal.

However, Central and its Board may take the actions in the second and third bullets set forth immediately above if prior to holding the vote of Central’s stockholders to approve the Merger Agreement:

•	It receives a bona fide unsolicited written proposal from a party other than NATL;

•	The Board determines that it constitutes a Superior Proposal (defined below) after receiving such advice from its financial advisors;

•
The Board determines in good faith after consultation with outside counsel that the failure to participate in negotiations with or to furnish information to the third party would constitute a breach of the Board’s fiduciary duties; and

•
The Board provides written notice to NATL that it has received a Superior Proposal, specifying the material terms and conditions of the proposal and identifying the person, entity or group making the proposal.

Even if the conditions set forth above are satisfied, Central may not participate in negotiations with or furnish information to the third party until the third business day after NATL receives the written notice of the Superior Proposal. Additionally, Central may not accept the proposal or enter into any agreement with the third party providing for or relating to an Acquisition Proposal (an “Alternative Definitive Agreement”) until three business days after NATL receives the notice and Central has terminated the Merger Agreement, paid the termination fee and reimbursed NATL for expenses as required by the Merger Agreement. See “—Termination of the Merger Agreement; Termination Fees and Expenses” for a description of Central’s obligation to pay a fee and to pay NATL’s expenses upon termination of the Merger Agreement.

Except as described below, Central’s Board may not withdraw or publicly propose to withdraw the Board’s approval of the Merger Agreement or the transactions contemplated in the Merger Agreement or recommend, adopt or approve another acquisition proposal (an “Adverse Recommendation Change”). However, the Board may make an Adverse Recommendation Change if prior to obtaining the requisite vote of Central’s stockholders approving the Merger Agreement and the transactions contemplated therein:

•	Central receives an unsolicited Acquisition Proposal that it believes in good faith is a “Superior Proposal”;

•
The Board determines in good faith based on the advice or its financial advisors that the transaction proposed by NATL is not at least as favorable to Central and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, identity of the offeror and the financial capacity of the offeror to consummate the superior proposal) as the Superior Proposal;

•	Failure to make an Adverse Recommendation Change would result in a breach of the Board’s fiduciary duties; and

•	Central’s Board provides written notice to NATL that it has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person or group making the Superior Proposal.

The Board may not make the Adverse Recommendation Change until the third business day after NATL has received notice of the Superior Proposal from the Board.

For purposes of the Merger Agreement:

•
“Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of Central and its subsidiary, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of Central or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of Central and its subsidiary, taken as a whole, (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning 10% or more of any class of equity securities of Central or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of Central and its subsidiary, taken as a whole, other than the transactions contemplated by the Merger Agreement.

•
“Superior Proposal” means any bona fide written acquisition proposal that was not solicited by Central or any of its subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, made by a third party to purchase all of the outstanding equity securities of Central pursuant to a tender offer, exchange offer or merger (i) which a majority of the Board determines in good faith after receiving the advice of its independent financial and legal advisors (A) to be superior to Central and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by the Merger Agreement and to any alternative transaction proposal made by NATL, and (B) which is likely to be consummated on its terms and (ii) for which all requisite financing is fully committed.

Covenants Regarding Stockholder Meeting

In the Merger Agreement, Central agreed, as soon as reasonably practicable, to prepare and file with the SEC this Proxy Statement and the Schedule 13E-3 and to take all steps necessary to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of securing Central stockholders’ approval of the Merger. In addition, Central has agreed that its Board, subject to its fiduciary duties, will recommend to Central’s stockholders the approval of the Merger Agreement and the transactions contemplated thereby.

Directors’ and Officers’ Insurance and Indemnification

The Merger Agreement provides that Central will, following completion of the Merger, indemnify, defend and hold harmless its present and former officers, directors, employees and agents and the present and former officers, directors, employees and agents of any of its subsidiaries to the fullest extent permitted under applicable law (and pay for any expenses of counsel incurred by such persons under certain circumstances) arising out of acts or omissions or alleged acts or omissions occurring at or prior to the effective time of the Merger, including the Merger and related transactions.

The Merger Agreement also provides that, for six years following completion of the Merger, Central will provide directors’ and officers’ liability insurance coverage to Central’s current directors and officers that is the same as or substantially similar to Central’s existing policy (provided that if that amount of directors’ and officers’ liability insurance coverage cannot be obtained without exceeding 200% or more of the per annum rate of premium currently paid by Central for such insurance, Central will provide as much directors’ and officers’ liability insurance coverage as may be obtained without exceeding the 200% annual cap).

Indemnification of NATL, Green and Their Respective Controlling Persons, Directors, Officers, Employees and Agents

    The Merger Agreement provides that Central will indemnify defend and hold harmless NATL, Green and their respective controlling persons, directors, officers, employees and agents, to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost or expense, asserted against, or incurred by such entities or persons in connection with any judicial or similar proceeding brought by any of the stockholders of Central or pursuant to any derivative claim made on behalf of Central based on or arising out of the negotiation, approval, execution or performance of the Merger Agreement. In no event however, will Central be obligated to pay more than $1.5 million.

Conditions Precedent to the Merger

    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each party prior to the Merger of the following conditions:

•
No statute, rule, order, decree or regulation has been enacted or promulgated, and no action has been taken, by any governmental entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

•
The Merger has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Central and the affirmative vote of a majority of the outstanding shares of Central owned by the Public Stockholders;

•
Other than filing the Articles of Merger with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, all consents and approvals of all governmental entities required to be obtained prior to consummation of the Merger have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate would not have or result in a material adverse effect on any party to the Merger Agreement;

•	The representations and warranties of the other party set forth in the Merger Agreement are true and correct as of the closing of the Merger; and

•	The performance in all material respects by each party of their obligations under or pursuant to the Merger Agreement, which are required to be performed by them at or prior to the Merger.

        In addition, the obligations of NATL and Green to effect the Merger are subject to the satisfaction or waiver of the following conditions, among others:

•
NATL has received the proceeds of financing in an amount sufficient to pay the Merger consideration and all of the fees and expenses related to the Merger and related transactions (the Merger Agreement was amended on September 13, 2006 deleting this condition);

•
The execution by Mr. Fasso of the Subscription Agreement and Stockholders’ Agreement (the Merger Agreement was amended on September 13, 2006 deleting this condition to the extent it applies to the Subscription Agreement);

•
All conditions precedent in the Subscription Agreement in favor of Central, as the surviving corporation, shall have been satisfied (the Merger Agreement was amended on September 13, 2006 deleting this condition);

•
No suit, action or proceeding (i) seeking to prohibit or limit in any material respect the ownership or operation by Central, NATL or Green of a substantial portion of the business assets of Central or its subsidiary; (ii) to require any material portion of the business or assets of Central and its subsidiary to be disposed of or held separate; or (iii) to restrain, preclude, enjoin or prohibit the Merger or any related transaction, is then pending;

•
All (i) stockholder derivative actions, (ii) securities class actions and (iii) actions brought by stockholders based on a breach of duty in connection with the transaction contemplated by the Merger Agreement in any case brought against Central or its officers or directors, which currently consists of the Securities Litigation, Derivative Litigation and Merger Litigation described in the section of this Proxy Statement entitled “Special Factors—Background of the Merger—Litigation”, have been settled for an aggregate amount within Central’s applicable insurance policies and without further liability of Central, its officers, directors or other indemnified parties; and

•	All material consents and approvals necessary to the consummation of the Merger and any related transactions have been obtained.

Termination of the Merger Agreement; Termination Fees and Expenses

Termination

The Merger Agreement may be terminated at any time by the mutual written consent of Central and NATL. The Merger Agreement may be terminated at any time by Central or NATL upon written notice to the other if:

•
the Merger is not completed on or before November 30, 2006 (this date reflects the amendment to the Merger Agreement on September 13, 2006), provided that the right to terminate the Merger Agreement for this reason is not available to a party whose failure to fulfill any material obligation of the Merger Agreement is the cause of or results in the failure to consummate the merger on or before November 30, 2006 (this date reflects the amendment to the Merger Agreement on September 13, 2006);

•
any statute, rule, order, decree or regulation is issued, or other action is taken by, a governmental entity which permanently restrains, enjoins or otherwise prohibits the Merger and is final and not-appealable; or

•
Central’s stockholders do not approve the Merger Agreement, except that Central’s right to terminate the Merger Agreement for this reason shall not apply if the reason for the stockholders’ failure to approve is due to the breach of the obligations of Central or its Board described herein under “The Merger Agreement—Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger,” or because Central fails to hold the stockholders meeting required to seek approval of the Merger Agreement and the related transactions.

Central may terminate the Merger Agreement:

•	If there is a material violation, breach or any inaccuracy in any of the representations, warranties, covenants or agreements of NATL:

•	That renders the satisfaction of any conditions to the obligation of Central impossible and Central does not waive the violation or breach; and

•
The violation or breach is not cured within thirty days after NATL receives written notice of the breach from Central or which by its nature cannot be cured by November 30, 2006 (this date reflects the amendment to the Merger Agreement on September 13, 2006).

•
If, under the circumstances set forth in “The Merger Agreement—Restrictions on Negotiating and Entering into Alternative Transactions and on Withdrawing the Recommendation with Respect to the Merger,” Central complies with its obligations described therein with respect to accepting or recommending a Superior Proposal and it pays NATL the $1.0 million termination fee and up to $500,000 in reimbursement of expenses as described below.

NATL may terminate the Merger Agreement if:

•	There is a material violation, breach or any inaccuracy in any of the representations, warranties, covenants or agreements of Central:

	○	That renders the satisfaction of any conditions to the obligation of NATL impossible and NATL does not waive the violation or breach; and

○
Which violation or breach is not cured within thirty days after Central receives written notice of the breach from NATL or which by its nature cannot be cured by November 30, 2006. (This date reflects the amendment to the Merger Agreement on September 13, 2006).

•
Central’s Board or any committee thereof (including the Special Committee) shall have made an Adverse Recommendation Change, Central shall have entered into an Alternative Definitive Agreement, or Central, its Board or any committee thereof (including the Special Committee) shall have resolved to do any of the foregoing.

Termination Fees and Expenses

Except as described below in which Central may be obligated to reimburse NATL for up to $500,000 of expenses, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring those costs and expenses, whether or not the Merger is consummated.

Central is required to pay a $1.0 million termination fee and up to $500,000 of expenses to NATL if:

•	NATL terminates the Merger Agreement because Central has made an Adverse Recommendation Change; or

•	Central terminates the Merger Agreement due to entering into an Alternative Definitive Agreement.

Central is required to reimburse NATL for expenses of up to $500,000 if:

•
An Acquisition Proposal is proposed by any person other than NATL or Green or any such person announces its intention to make an Acquisition Proposal and thereafter the Merger Agreement is terminated by:

○	Central or NATL because the Merger does not close by November 30, 2006 (this date reflects the amendment to the Merger Agreement on September 13, 2006);

○	Central or NATL because Central’s stockholders fail to approve the Merger Agreement and the transactions contemplated therein at the Central stockholders meeting; or

○	NATL due to Central’s failure to perform its covenants or agreements that make the satisfaction of NATL’s conditions impossible.

In addition to the reimbursement of up to $500,000 of expenses, Central is required to pay a termination fee of $1,000,000 if, within twelve months following the termination of the Merger Agreement due to the events set forth immediately above, Central or its subsidiary enters into an alternative agreement or an acquisition proposal is consummated.

CENTRAL FREIGHT LINES, INC. SELECTED FINANCIAL DATA(1)

Six Months Ended		Year Ended December 31,
July 1, 2006	July 2, 2005	2005	2004	2003(2)	2002(2)	2001
(unaudited)
(in thousands, except per share amounts and operating data)
Statements of Operations Data:
Operating revenues	$164,434	$188,840	$372,140	$386,601	$389,696	$371,445	$395,702
Operating expenses:
Salaries, wages, and benefits	90,904	104,946	208,846	222,230	205,393	209,302	233,571
Purchased transportation	19,288	17,947	36,217	42,152	38,113	28,806	31,739
Purchased transportation — related parties	3,223	7,953	14,627	14,571	18,582	21,106	17,708
Operating and general supplies and expenses	43,850	43,704	91,806	82,702	66,144	59,270	67,193
Operating and general supplies and expenses — related parties	137	197	305	274	12	286	53
Insurance and claims	10,080	11,761	22,890	25,186	16,057	14,576	14,607
Building and equipment rentals	2,157	2,026	4,279	4,297	3,181	3,241	3,493
Building and equipment rentals — related parties	896	898	1,809	1,795	1,903	1,779	1,600
Goodwill impairment(3)	-	-	4,324	-	-	-	-
Depreciation and amortization	8,667	9,594	18,169	17,049	16,605	17,974	21,241
Loss (gains) on sales of operating assets	(1,982)	(590)	-	-	-	-	-
Total operating expenses	177,220	198,436	403,272	410,256	365,990	356,340	391,205
Operating (loss) income	(12,786)	(9,596)	(31,132)	(23,655)	23,706	15,105	4,497
Interest expense	(2,411)	(1,653)	(3,860)	(1,469)	(3,547)	(4,916)	(5,620)
Interest expense — related parties(4)	(3,093)	(3,126)	(6,177)	(6,197)	(6,130)	(6,359)	(5,888)
(Loss) income from continuing operations before income taxes	(18,290)	(14,375)	(41,169)	(31,321)	14,029	3,830	(7,011)
Income tax benefit (expense) (5)	-	-	1,686	8,473	(1,759)	1,412	119
Income tax expense-conversion to C corporation	-	-	-	-	(9,834)	-	-
(Loss) income from continuing operations	(18,290)	(14,375)	(39,483)	(22,848)	2,436	5,242	(6,892)

Loss from discontinued operations	-	-	-	-	(8,341)	-	-
Net (loss) income	$(18,290)	$(14,375)	$(39,483)	$(22,848)	$(5,905)	$5,242	$(6,892)

Pro Forma C Corporation Data:(6)
Historical income (loss) from continuing operations before income taxes	$-	$-	$-	$-	$14,029	$3,830	$(7,011)
Pro forma (provision) benefit for income taxes attributable to continuing operations	-	-	-	-	(5,666)	(2,781)	1,108
Pro forma income (loss) from continuing operations	$-	$-	$-	$-	$8,363	$1,049	$(5,903)
Loss from discontinued operations	-	-	-	-	(8,341)	-	-
Pro forma net income (loss)	$-	$-	$-	$-	$22	$1,049	$(5,903)

Six Months Ended		Year Ended December 31,
July 1, 2006	July 2, 2005	2005	2004	2003(2)	2002(2)	2001
(unaudited)
(in thousands, except per share amounts and operating data)
Net loss per share
Basic	$(1.00)	$(0.79)	$(2.17)	$(1.27)	$-	$-	$-
Diluted	(1.00)	(0.79)	(2.17)	(1.27)	-	-	-
Weighted average shares outstanding:
Basic	18,293	18,203	18,230	17,971	-	-	-
Diluted	18,293	18,203	18,230	17,971	-	-	-
Pro forma income (loss) from continuing operations per share:
Basic	$-	$-	$-	$-	$0.75	$0.10	$(0.54)
Diluted	-	-	-	-	0.69	0.09	(0.54)
Weighted average shares outstanding:
Basic	-	-	-	-	11,163	10,868	10,916
Diluted	-	-	-	-	12,103	11,548	10,916

Other Financial Data:
Capital expenditures(7)	$829	$1,601	2,050	36,717	7,024	6,008	10,186

Operating Data:
LTL revenue per hundredweight(8)	$11.76	$11.64	$11.83	$11.63	$11.37	$10.42	$10.06
Total tons hauled	805,346	917,987	1,784,522	1,908,621	1,962,890	2,120,080	2,388,816
Operating ratio(9)	107.8%	105.1%	108.4%	106.1%	93.9%	95.9%	98.9%

Balance Sheet Data (at period end):
Cash and cash equivalents	$63	$312	$348	$2,144	$37,269	$7,350	$187
Net property and equipment	96,062	126,464	111,349	135,274	114,693	126,751	139,954
Total assets	152,834	210,660	174,831	237,254	223,149	196,401	195,877
Long-term debt, capital leases, and related party financing, including current portion	46,437	51,625	53,726	55,694	49,517	103,054	111,270
Stockholders’ equity	30,354	73,345	48,386	87,558	108,438	30,374	23,302

(1) This selected financial data should be read in conjunction with (a) the audited financial statements contained in Central’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and (b) the unaudited financial statements contained in Central’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 accompanying this Proxy Statement.

(2)  Our financial results for the fiscal year ended December 31, 2002, included a $2.9 million reduction in depreciation expense resulting from a January 2002 change in useful lives and salvage values of trailers and pick-up and delivery tractors based on our historical experience, which might materially affect the comparability of the information presented, and a $725,000 restructuring charge representing the cost to close 21 terminals. Our financial results for the fiscal year ended December 31, 2003, included the following items that might materially affect the comparability of the information presented: (a) a $0.6 million reduction in depreciation expense (in addition to the 2002 reduction) resulting from a January 2003 additional change in useful lives and salvage values of trailers and line tractors based on our historical experience; (b) a $7.8 million gain attributable to the amendment of a benefit plan; and (c) a $3.8 million expense related to an increase in our claims accruals relating to accident, workers’ compensation, and other claims in which the underlying events occurred prior to 2003.

(3)  In 2005, an annual impairment test of our goodwill, required by GAAP, determined that the carrying value exceeded its fair value thereby requiring that we write off the remaining net book value of approximately $4.3 million.

(4) Effective February 20, 2003, the payments for certain of the facilities we lease from a related party were increased to reflect fair market value. The lease is reflected as a financing arrangement in our consolidated financial statements. Accordingly, our interest expense-related parties includes approximately $3.3 million in annual non-cash interest expense and contributed capital in all periods prior to February 20, 2003.

(5)  In 2004, the Internal Revenue Service disallowed certain tax deductions taken by our S corporation stockholders pursuant to a contested liability trust. As a result, our tax basis was increased, resulting in a deferred tax benefit of $1.8 million. Also in 2004, we recorded a deferred tax asset valuation allowance of approximately $4.9 million.

(6) In 1998, we elected to be treated as an S corporation for federal income tax purposes. An S corporation passes through essentially all taxable earnings and losses to its stockholders and does not pay federal income taxes at the corporate level. Historical income taxes consist mainly of state income taxes. On November 1, 2003, we converted into a C corporation. For comparative purposes, we have included a pro forma (provision) benefit for income taxes assuming we had been taxed as a C corporation in all periods when our S corporation election was in effect. In June 2002, we reversed approximately $1.8 million of tax reserves which were originally recorded in 1998 when we elected to be treated as an S corporation. The $1.8 million tax benefit has been excluded for purposes of presenting pro forma C corporation income taxes.

(7) Includes $0.8 million of capital expenditures in 2002 attributable to the operations of Central Refrigerated Service, Inc., which we divested on December 31, 2002.

(8) Average revenue we receive for transporting 100 pounds of freight.

(9) Operating expenses as a percentage of operating revenues.

MARKET FOR THE COMMON STOCK

        Central Common Stock is traded on Nasdaq under the symbol “CENF.”  On December 12, 2003, Central, the Affiliated Continuing Investors made an underwritten public offering of 9,775,000 shares (including over-allotment shares) of Central Common Stock at an offering price of $15.00 per share. Central sold 5,700,000 shares in this offering and received $79,515,000 in aggregate proceeds net of the underwriters’ discount. The Affiliated Continuing Investors collectively sold 4,075,000 shares in this offering and received $56,846,250 in aggregate proceeds net of the underwriters’ discount. Since Central’s initial public offering, we have not paid cash dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Any future dividends will be determined at the discretion of our Board. The Board may consider our financial condition and results of operations, cash flows from operations, current and anticipated capital requirements, the income tax laws then in effect, any legal or contractual requirements and other factors our Board deems relevant.

The following table shows the per share high and low bid prices reported by Nasdaq for Central Common Stock for the periods indicated.

Fiscal Year 2004		High		Low
First Quarter		$19.32		$11.94
Second Quarter		$13.23		$7.14
Third Quarter		$8.20		$5.40
Fourth Quarter		$7.25		$5.32

Fiscal Year 2005
First Quarter		$7.50		$2.95
Second Quarter		$3.88		$2.35
Third Quarter		$3.32		$1.69
Fourth Quarter		$2.31		$1.50

Fiscal Year 2006
First Quarter		$2.14		$1.50
Second Quarter		$2.04		$1.58
Third Quarter (through ____, 2006)	$		$

        On January 27, 2006, the last day Central’s stock was traded prior to the day on which the execution of the Merger Agreement was publicly announced, the per share closing price of Central Common Stock on Nasdaq was $1.81. On _______, 2006, the per share closing price of Central Common Stock on Nasdaq was $___.

The market price for Central Common Stock is subject to fluctuation and stockholders are urged to obtain current market quotations. We cannot provide stockholders any assurance as to the future price of, or market for, Central Common Stock.

As of July 1, 2006, Central Common Stock was held by 40 stockholders of record. However, we believe that many beneficial owners of Common Stock are unidentified because a substantial number of shares are held of record by brokers or dealers for their customers in street names.

SECURITIES OWNERSHIP

For information regarding the securities ownership of Central, see “Security Ownership of Certain Beneficial Owners and Management.”

NATL and Green currently own no shares of Central Common Stock and no pension, profit-sharing or similar plan of NATL or any associate or majority-owned subsidiary of NATL beneficially owns any shares of Central Common Stock. Other than the Affiliated Continuing Investors, no current director, executive officer or controlling person of NATL or Green beneficially owns any shares of Central Common Stock.

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF
CENTRAL, NATL AND GREEN

Background of Named Persons

        Central, NATL, Green, Mr. Moyes personally and in his capacity as trustee of the Family Trust, Gerald Ehrlich as trustee of the Children’s Trust and Mr. Fasso, have jointly filed the Schedule 13E-3 with the SEC with respect to the Merger. With the exception of Mr. Carruth who is a Canadian citizen, all named persons are citizens of the United States of America. Information concerning directors and executive officers of Central is set forth in the sections of this Proxy Statement entitled “Proposal Three―Election of Directors,” and “CORPORATE GOVERNANCE—Executive Officers of Central.” Information concerning each controlling person and director and executive officer of NATL and Green including that person’s (i) name, (ii) business address and telephone number, (iii) present principal occupation or employment and (iv) material occupation, positions, offices and employment during the past five years, if that person is an individual, and the name and address of the organizations in which that individual conducted the material occupations, positions, offices and employment is set forth as follows.

NATL

NATL was formed by Mr. Moyes in October 2005 for the sole purpose of effecting the Merger and related transactions.

(a) Members of NATL

Name	Business Address, Telephone Number and Principal Occupation

Jerry Moyes
Mr. Moyes is the founder and has been the sole owner of NATL since its formation. Mr. Moyes’ business address is c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034 and his business telephone is (602) 273-7704.  His principal occupation is Chairman of the Board of Directors of Swift Aviation Group, Inc.

(b) Executive Officers of NATL

Name	Business Address, Telephone Number and Principal Occupation

Jeff Shumway
Mr. Shumway currently serves as the sole manager of NATL and as the Chief Operating Officer for Mr. Moyes’ private holdings. In that capacity, Mr. Shumway manages all of Mr. Moyes’ private business activities, real estate developments and investments. Mr. Shumway has served in this capacity since 2003. Since April 13, 2006, Mr. Shumway has also served as the Chief Executive Officer of the Phoenix Coyotes of the National Hockey League. Prior to these positions, Mr. Shumway worked with numerous start-up businesses in both legal and management capacities from 1997 to 2003. Mr. Shumway was with the Arizona law firm of Lewis & Roca from 1994 to 1997 specializing in corporate litigation. Before joining Lewis & Roca, Mr. Shumway was with the national law firm of Skadden, Arps, Slate, Meagher & Flom from 1990 to 1994 based in their Delaware office. Mr. Shumway’s business address is c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034 and his business telephone is (602) 273-7704.

Green

Green is a wholly-owned subsidiary of NATL, formed in January 2006 for the sole purpose of effecting the Merger and related transactions.

(a) Directors of Green

Name	Business Address, Telephone Number and Principal Occupation

Jerry Moyes	Mr. Moyes is the founder and has been a director of Green since its formation. See also the information provided above under “Members of NATL.”

Jeff Shumway	Mr. Shumway has been a director and the President, Secretary and Treasurer of Green since its formation. See also the information provided above under “Executive Officers of NATL.”

(b) Executive Officers of Green

Name	Business Address, Telephone Number and Principal Occupation

Jeff Shumway	See the information provided above under “Executive Officers of NATL.”

The Family Trust is a self-settled revocable grantor trust established for the benefit of Jerry Moyes and Vickie Moyes. Its business address is c/o Swift Aviation Group, Inc., 2710 E. Old Tower Road, Phoenix, Arizona 85034. The Family Trust is organized under the laws of the State of Arizona. Mr. and Mrs. Moyes are co-trustees of the Family Trust.

The Children’s Trust is an irrevocable trust established December 14, 1992 by Betty J. Moyes for the benefit of Marti Lyn Moyes, Lyndee Marie Moyes Nestor, Michael J. Moyes, Chris Moyes, Todd Moyes, Hollie Moyes, Natasha Moyes and Thomas Moyes, all of whom are children of Jerry Moyes. Its business address is c/o Lane & Ehrlich, Ltd., 4001 N. Third Street, Suite 400, Phoenix, Arizona 85012-2083. The Children’s Trust is organized under the laws of the State of Arizona. Mr. Gerald F. Ehrlich is the sole trustee of the Children’s Trust. His business telephone is (602) 264-4442. The Children’s Trust expressly disclaims that it has any obligation to file or to be included in the Schedule 13E-3, and the Children’s Trust is not a proponent of the Merger or of stockholder approval of the Merger Agreement. In addition, the Children’s Trust expressly disclaims that it is an affiliate of, or acting as part of a group in connection with the Merger or the Merger Agreement with, any of the other Affiliates. Neither the Children’s Trust nor Mr. Ehrlich as trustee of the Children’s Trust has been a party to any of the discussions between or among Central, NATL, Green, Mr. Moyes or Mr. Fasso regarding the Merger, as described under “Special Factors—Background of the Merger”.

Except as set forth in the following paragraph, during the past five years none of Central, Mr. Moyes, the Family Trust, Mr. Ehrlich, the Children’s Trust, Mr. Fasso, NATL, Green, or any named person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of that proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of those laws.

In 2004, the SEC commenced a formal investigation into the purchases of 187,000 shares of common stock of Swift Transportation Co., Inc. by Mr. Moyes between May 21, 2004 and May 24, 2004. In September 2005, Mr. Moyes agreed, without admitting or denying the SEC’s claims, to settle matters raised by the SEC in its formal investigation. In connection with this settlement, on October 12, 2005, a consent judgment was entered in an action captioned Securities and Exchange Commission v. Jerry C. Moyes, Case No. 2:05-cv-02879-MHM, in the United States District Court for the District of Arizona. The consent judgment (i) permanently enjoined Mr. Moyes, his agents, and any person acting in concert with Mr. Moyes from violating, directly or indirectly, Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, (ii) ordered Mr. Moyes to disgorge $622,130.80, representing unrealized profits on the securities transactions complained of, together with prejudgment interest thereon in the amount of $14,974.16, for a total of $637,104.96, and (iii) ordered Mr. Moyes to pay a civil penalty in the amount of $622,130.80.

Past Contacts, Transactions and Negotiations

Mr. Moyes is the founder and former Chairman of the Board of Central. Mr. Moyes resigned from the Board of Central on May 3, 2005. He has a majority ownership position in Southwest Premier. Southwest Premier owns the real property leased to Central and used for many of Central’s key terminals. Mr. Moyes also is the founder and sole member of NATL and, following the Merger, will indirectly own a majority of the equity interest of Central. For further information see the section of this Proxy Statement entitled “Certain Relationships and Related Transactions.”

Except as generally described in this Proxy Statement, since December 12, 2003, none of NATL, Green, or any of the persons named in the section of this Proxy Statement entitled “Controlling Persons, Directors and Executive Officers of NATL and Green—Background of Named Persons” has had any contacts, negotiations, transactions or agreements with Central concerning any acquisition, acquisition of securities, consolidation, election of directors, merger, tender offer or sale or other transfer of a material amount of assets.

Plans or Proposals

Except as generally described in this Proxy Statement, none of Central, NATL, Green, or any of the persons named in the section of this Proxy Statement entitled “Controlling Persons, Directors and Executive Officers of Central, NATL and Green— Background of Named Persons” has any plan or proposal concerning any extraordinary corporate transaction involving Central, any sale or transfer of a material amount of Central’s assets, any change in Central’s Board or management, any material change in Central’s present dividend rate or present policy on indebtedness or capitalization, or any other change in Central’s corporate structure or business. NATL reserves the right to review Central’s operations and strategy and to make such changes in the future as it deems appropriate.

Recent Transactions in Central Common Stock

        As indicated in the section of this Proxy Statement entitled “Securities Ownership of Certain Beneficial Owners and Management,” the Affiliated Continuing Investors beneficially own 5,770,351 shares of Central Common Stock or 31.5% of the outstanding shares of Central Common Stock.

With the exception of these transactions, none of Central, NATL, Green, any pension, profit sharing or similar plan of Central, NATL or Green, any named person, or any associate or majority owned subsidiary of Central, NATL or Green has engaged in any transaction involving shares of Central Common Stock during the past 60 days.

Contracts, Arrangements or Understandings Concerning Central’s Securities

Except as generally described in this Proxy Statement, none of Central, NATL, Green or any of the persons named in the section of this Proxy Statement entitled “Controlling Persons, Directors and Executive Officers of Central, NATL and Green—Background of Named Persons” has any arrangement, contract, relationship or understanding with any person with respect to any security of Central, including any arrangement, contract, relationship or understanding concerning the transfer or voting of any security of Central, any joint venture, any loan or option arrangement, any put or call, any guarantee of a loan, any guarantee against loss, or any giving or withholding of any authorization, consent or proxy. As a condition to NATL’s obligations to consummate the Merger, Mr. Fasso will, immediately prior to the closing of the Merger, execute and deliver the Stockholders’ Agreement. See “Special Factors—Agreements with the Affiliates.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL ONE TO APPROVE THE MERGER AGREEMENT.

PROPOSAL TWO -
GRANTING OF PROXY TO ADJOURN THE ANNUAL MEETING

If we fail to receive a sufficient number of votes to approve Proposal One to approve the Merger Agreement, we may propose to adjourn the Annual Meeting for the purpose of soliciting additional proxies to approve Proposal One. We will not propose to adjourn the Annual Meeting if there are sufficient votes to approve Proposal One. If Proposal Two to adjourn our Annual Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the affirmative vote of the holders of a majority of our outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, will be required to authorize such adjournment.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL TWO TO GRANT A PROXY TO ADJOURN THE ANNUAL MEETING IF NECESSARY.

PROPOSAL THREE -
ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect four directors to serve on the Board until the earlier of the consummation of the Merger, the 2007 Annual Meeting of the Stockholders of Central or until their successors are elected and qualified. The Board has nominated Robert V. Fasso, John Breslow, John Campbell (“Cam”) Carruth and Porter J. Hall for election as directors. Each of the director nominees currently serves as a member of the Board. In the absence of contrary instructions, each proxy will be voted for the election of the all the proposed directors.

Information concerning the names, ages, positions with Central, tenure as a director and business experience of the proposed directors is as follows:

Robert V. Fasso, 53	Director Since 2002

Robert V. Fasso has served as our Chief Executive Officer and as a member of the Board since January 2002, and as President since March 2002. Mr. Fasso previously served as President - Regional Carrier Group of USF Corporation from 1997 to 2001, running its regional LTL group. Mr. Fasso has 35 years of experience in the LTL industry.

John Breslow, 57	Director Since 2003

John Breslow has served on the Board since Central’s initial public offering in December 2003. Mr. Breslow is the owner and, since 1979, Chairman of the Board of Linweld, Inc. Linweld is a retail distributor of welding products and related equipment and a manufacturer and distributor of industrial, medical and specialty gases based in Lincoln, Nebraska. Mr. Breslow previously served two terms as Auditor of Public Accounts for the State of Nebraska between 1991 and 1998. Since 2000, Mr. Breslow has served on the Board of Directors of Stratus Fund, Inc., a registered mutual fund that offers shares in a number of separate investment portfolios. Since 2002, Mr. Breslow has also served as a member of the Board of Directors of EMT Corp., an indirect, wholly-owned subsidiary of Nelnet, Inc., which owns and manages student loan portfolios.

John Campbell Carruth, 75	Director Since 2004

John Campbell (“Cam”) Carruth has served on the Board since November 2004. Mr. Carruth retired from his position as Chairman of the Board, Chief Executive Officer and President of USF Corporation in 2000. Mr. Carruth served as Chief Executive Officer and President of USF Corporation from June 1991 to July 2000, and as Chairman of the Board of that company from January 1998 to December 2000. Mr. Carruth was a director of USF Corporation from December 1991 to December 2000. Mr. Carruth is a past President of the Canadian Trucking Association and the Ontario Truck Associations, and is a past Director of the American Trucking Associations.

Porter J. Hall, 63	Director Since 2003

Porter J. Hall has served on the Board since Central’s initial public offering in December 2003. Mr. Hall is a certified public accountant. Mr. Hall retired from public accounting in August 2000 after thirty-three years with Arthur Andersen LLP. At the time of his retirement, Mr. Hall was managing partner of Arthur Andersen’s Salt Lake City, Utah office. He is an investor in and Chief Executive Officer of MyePhit.com, a fitness and wellness company.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL THREE.

CORPORATE GOVERNANCE

Board of Directors

Meetings of the Board. During the year ended December 31, 2005, our Board met on five occasions. Each of the directors attended 75% or more of the meetings of the Board and the meetings held by all of the committees of the Board on which he served. In addition, from time to time, our Board acts by written consent to approve matters arising between scheduled meetings. Our Board acted by written consent on five occasions during the year ended December 31, 2005. We encourage the members of our Board to attend our Annual Meetings of Stockholders. All five of our then-current directors attended the 2005 Annual Meeting of Stockholders.

Director Independence. Our Common Stock is listed on Nasdaq, and therefore we are subject to the listing standards, including standards relating to corporate governance, embodied in applicable rules promulgated by the National Association of Securities Dealers, Inc. (the “NASD”). Pursuant to NASD Rule 4350(c)(1), our Board has determined that the following directors and nominees are “independent” under NASD Rule 4200(a)(15): John Breslow, Cam Carruth and Porter J. Hall. In accordance with NASD Rule 4350(c)(2), our independent directors hold regularly scheduled meetings, referred to as “executive sessions,” at which only the independent directors are present. The independent directors held four such executive sessions in 2005. All independent directors were present at each executive session.

Stockholder Communications. Our Board provides a process for stockholders to send written communications to the entire Board or individual directors. Information concerning the manner in which stockholders can send communications to the entire Board or individual directors is available on our website, located at http://www.centralfreight.com.

Committees of the Board

    Our Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board does not maintain any other standing committees. The table below sets forth the current membership of each of the standing committees of the Board.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John Breslow	x	x	x
Cam Carruth	x	x	x
Porter J. Hall	x	x	x

The Audit Committee

Purpose, Functions, Composition and Meetings of the Audit Committee. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of any independent public accountants engaged by us for the purpose of preparing or issuing an audit report or performing other audit or similar services for us. The Audit Committee meets with our independent public accountants to discuss our financial statements and matters related to their independence, as well as to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations and inquiries have been received. The Audit Committee also periodically meets with management to discuss our financial statements and the adequacy of our internal financial controls. In addition, the Audit Committee reviews and approves transactions between us and related parties, in the absence of the appointment of a special committee for that purpose.

The Audit Committee currently is comprised of John Breslow, Cam Carruth and Porter J. Hall. Mr. Hall serves as the Chairman of the Audit Committee. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NASD Rule 4350(d)(2). Specifically, each member of the Audit Committee:

•	Is independent under NASD Rule 4200(a)(15);

•	Meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act;

•	Did not participate in the preparation of the financial statements of Central or any current subsidiary of Central at any time during the past three years; and

•	Is able to read and understand fundamental financial statements, including Central’s balance sheet, income statement and cash flow statement.

The Audit Committee met six times during 2005. Each member of the Audit Committee attended all of the Audit Committee meetings during 2005.

Audit Committee Financial Expert. The Board has determined that at least one “audit committee financial expert,” as defined under Item 401(h) of Regulation S-K, currently serves on the Audit Committee. The Board has identified Porter J. Hall as an “audit committee financial expert.” Mr. Hall is independent, as independence for Audit Committee members is defined under applicable NASD rules.

Audit Committee Charter. Since our initial public offering in December 2003, the Audit Committee has operated pursuant to a written charter detailing its powers and duties. In March 2004, the Board adopted an Amended and Restated Charter to comply with the requirements of NASD Rule 4350(d)(1). A copy the Audit Committee’s Amended and Restated Charter was attached as Appendix A to our definitive proxy statement relating to the 2004 Annual Meeting of Stockholders filed with the SEC on April 23, 2004. A copy of the charter is available to stockholders on our website, located at http://www.centralfreight.com.

Report of the Audit Committee

Report of the Audit Committee. In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K, and certain other matters, including the independence of our outside public accountants. The Report of the Audit Committee, which was approved by all members of the Audit Committee in March 2006, is set forth below.

The Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee of
Central Freight Lines, Inc.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of Central’s financial reports and financial reporting processes and systems of internal controls. Central’s management has primary responsibility for Central’s financial statements and the overall reporting process, including maintenance of Central’s system of internal controls. Central retains independent auditors who are responsible for conducting an independent audit of Central’s financial statements, in accordance with generally accepted auditing standards, and issuing a report thereon. In performing its duties, the Audit Committee has discussed Central’s financial statements with management and Central’s independent auditors and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent auditors.

For the fiscal year ended December 31, 2005, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and McGladrey & Pullen, LLP, Central’s independent auditors;

•
Discussed with the auditors the matters required to be disclosed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees or Others with Equivalent Authority and Responsibility”; and

•
Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1, as amended, “Independence Discussions with Audit Committees,” and discussed with the independent auditors the independent auditors’ independence.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Committee

Porter J. Hall, Chairman
John Breslow, Member
John Campbell Carruth, Member

The Compensation Committee

The Compensation Committee currently is comprised of John Breslow, Cam Carruth and Porter J. Hall, with Mr. Breslow as Chairman.  The Compensation Committee met once during 2005. The Compensation Committee reviews all aspects of executive compensation, including salary, bonus and equity compensation of the Chief Executive Officer and other executive officers, and makes recommendations on such matters to the Board. The Compensation Committee also reviews and approves stock options granted to other officers and employees. Additional information concerning the Compensation Committee, Compensation Committee interlocks, and its Report on Executive Compensation are set forth under “Executive Compensation” in this proxy statement.

The Nominating and Corporate Governance Committee

Purpose, Composition and Meetings of the Nominating and Corporate Governance Committee. In March 2004, the Board established a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently is comprised of John Breslow, Cam Carruth and Porter J. Hall, with Mr. Carruth serving as Chairman. The Nominating and Corporate Governance Committee met once during 2005. The duties of the Nominating and Corporate Governance Committee include, among other things, recommending to the Board potential candidates for election to the Board and making recommendations to the Board concerning issues related to corporate governance. All current members of the Nominating and Governance Committee are independent, as independence for nominating committee members is defined under applicable NASD rules.

The Nominating and Corporate Governance Committee met in March 2006 and recommended that the Board nominate Robert V. Fasso, John Breslow, Cam Carruth and Porter J. Hall for election as directors. Each nominee for election as a director is an executive officer, standing for reelection, or both.

Nominating and Governance Committee Charter. A written charter for the Nominating and Governance Committee was adopted in March 2004. A copy of the charter is available to stockholders on our website, located at http://www.centralfreight.com.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating and Corporate Governance Committee. As a matter of course, the members of the Nominating and Corporate Governance Committee review the qualifications of various persons to determine whether they might be candidates for consideration for membership on the Board. The Nominating and Corporate Governance Committee also accepts recommendations of director candidates from our executive officers, advisors and stockholders. The Nominating and Corporate Governance Committee will review all candidate recommendations, including those properly submitted by stockholders, in accordance with the mandate contained in its charter. This will include a review of the person’s judgment, integrity, experience, independence, knowledge of our industry or other industries related to our business and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of our needs and the needs of the Board. With regard to specific qualities and skills, the Nominating and Corporate Governance Committee believes it necessary that: (i) at least a majority of the members of the Board qualify as “independent” under NASD Rule 4200(a)(15); (ii) at least three members of the Board satisfy the audit committee membership criteria specified in NASD Rule 4350(d)(2); and (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience and training concerning accounting and financial matters so as to qualify as an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Consideration of Director Candidates Recommended by Stockholders. In March 2004, a written charter for the Nominating and Corporate Governance Committee was adopted. Under this charter, the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided that the following procedural requirements are satisfied. Candidate recommendations should be mailed via certified mail, return receipt requested, and addressed to the Nominating and Corporate Governance Committee, Central Freight Lines, Inc., c/o Jeff Hale - Senior Vice President and Chief Financial Officer, 15333 North Pima Road, Suite 230, Scottsdale, Arizona 85260. In order to be considered, a stockholder recommendation must: (i) be received at least 90 days prior to the Annual Meeting of Stockholders (or 120 days prior to the first anniversary of the date of the prior year’s annual meeting; (ii) contain sufficient background information, such as a resume and references, to enable the Committee to make a proper judgment regarding his or her qualifications; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director if elected; (iv) state the name and address of the person submitting the recommendation and the number of shares of our Common Stock owned of record or beneficially by such person; and (v) if submitted by a beneficial stockholder, be accompanied by evidence, such as a recent brokerage statement, that the person making the recommendation beneficially owns shares of our Common Stock.

In considering properly submitted candidate recommendations, the Nominating and Corporate Governance Committee is directed by its charter to evaluate candidates in terms of the following criteria:

•
All director nominees should be committed to Central’s basic beliefs as set forth in Central’s Code of Conduct and Ethics and should be individuals of integrity, intelligence, and strength of character;

•	All director nominees should have reputations, both personal and professional, consistent with the image and reputation of Central;

•	All director nominees should have strong leadership skills;

•	All director nominees should have the ability to exercise sound business judgment;

•
All director nominees should have relevant expertise and experience, including educational or professional backgrounds, and should be able to offer advice and guidance to management of Central based on that expertise and experience;

•	All director nominees should have a willingness to commit the necessary time and effort to attend and participate in Board meetings and related Board activities;

•
To the extent necessary to ensure that a majority of the Boards is independent, non-employee director nominees should be “independent” as defined by Rule 4200 of the NASDAQ Stock Market listing requirements, qualify as a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, be free of any relationship that, in the Board’s discretion, would interfere with the nominee’s independent judgment, and comply with all of Central’s corporate governance guidelines and principles as amended from time to time;

•	Non-employee director nominees also should maintain the independence necessary for an unbiased evaluation of management performance;

•	Non-employee director nominees should effectively oversee Central’s strategy, goals and progress;

•	Non-employee director nominees should have a working knowledge of corporate governance issues and the changing role of boards;

•	Non-employee director nominees should have demonstrated management and/or business skills or experience that will contribute substantially to the management of Central;

•
Non-employee director nominees should have a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in the current business environment; and

•	Non-employee director nominees should have an understanding of Central’s business and the general trucking or transportation industry, or the willingness and ability to develop such an understanding.

Under the Nominating and Corporate Governance Committee’s charter, the foregoing criteria are to be used as guidelines and not absolute prerequisites for selecting director nominees. Further, the charter allows the Nominating and Corporate Governance Committee to establish any additional criteria determined from time to time to be necessary.

The Special Committee

On September 6, 2005, the Board created the Special Committee to consider the pursuit of a going private transaction or other strategic alternative with Mr. Moyes or others. Cam Carruth and Porter J. Hall served as members of the Special Committee, with Mr. Carruth as Chairman. The Special Committee has met a total of seven times, with four meetings in 2005 and three meetings in 2006 year to date.

Director Compensation

In 2005, directors who were not 10% stockholders, officers, or employees (“Outside Directors”) received an annual retainer of $20,000, plus (a) $1,500 for each meeting of the Board they attend in person, (b) $1,500 for each meeting of a Board committee they attend in person, if such meeting is not on the same day as a meeting of the full Board, (c) $750 for each meeting of a Board committee they attend in person, if such meeting is on the same day as a meeting of the full Board and (d) $750 for each telephonic meeting of the Board or a Board committee they attend. In addition, the Chairman of the Audit Committee received an annual retainer of $20,000, the Chairman of the Compensation Committee received an annual retainer of $1,500, the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $1,500 and the Chairman of the Board received an annual retainer of $20,000. In January 2006, our Board also agreed to pay $30,000 to the Chairman of the Special Committee in recognition of the time and effort expended in evaluating the Merger and negotiating the Merger Agreement. We also reimburse directors for travel and other related expenses incurred in attending a meeting.

On December 11, 2003, we granted to each of John Breslow and Porter J. Hall options to purchase 20,000 shares of our Common Stock at $15.00 per share. On November 5, 2004, we granted to Cam Carruth options to purchase 20,000 shares of our Common Stock at $5.82 per share. These options originally vested at the rate of 1,000 shares per meeting attended. On June 16, 2005, the Compensation Committee and the Board approved the acceleration of vesting of substantially all stock options outstanding under our Incentive Stock Plan that had exercise prices per share higher than the closing price of our Common Stock on June 16, 2005, which was $2.49. The options that were accelerated included all options held by our directors.

Directors who are employees or 10% stockholders do not receive compensation for Board or committee service. We do, however, reimburse them for travel and other related expenses.

In our Articles of Incorporation, we have agreed to indemnify our officers and directors against liabilities they may incur while serving in such capacities to the fullest extent allowed by Nevada law. Further, in

March 2005, we entered into separate indemnification agreements with each of our directors. Under the indemnification provision of our Articles of Incorporation and these indemnification agreements, we are generally required to indemnify each of our directors and officers against any reasonable expenses actually incurred in the defense of any action, suit or proceeding, to which the director or officer is a party by reason of his or her service to Central. We will also advance expenses incurred by a director or officer in defending such an action, suit or proceeding if that director or officer first agrees to repay those advances if: (i) a court establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law; and (ii) such acts were material to the cause of action. In addition, we maintain insurance for directors and officers for liability they may incur as a result of service to Central.

Executive Officers of Central

The table below sets forth, as of March 31, 2006, certain information regarding our executive officers.

Name	Age	Position
Robert V. Fasso	53	Chief Executive Officer and President
Walter D. Ainsworth	53	Executive Vice President
Jeffrey A. Hale	46	Senior Vice President and Chief Financial Officer
Richard Stolz	56	Senior Vice President - Sales and Marketing

Walter D. Ainsworth has served as our Executive Vice President since July 2004. Mr. Ainsworth served as President of USF Corporation’s Eastern Carrier Group from January 2004 to July 2004. Mr. Ainsworth previously served as the President and Chief Executive Officer of USF Dugan from August 2000 to July 2004, and as the Senior Vice President of Operations of USF Reddaway from September 1999 to August 2000. Mr. Ainsworth has over 30 years of experience in the LTL industry.

Jeffrey A. Hale has served as our Senior Vice President and Chief Financial Officer since August 2003. He previously served Central as Vice President - Finance and Chief Financial Officer from June 2002 to August 2003. Prior to joining us, Mr. Hale served as Vice President - Finance and Chief Financial Officer of USF Bestway, Inc., a subsidiary of USF Corporation, from April 1989 to June 2002. Mr. Hale has over 20 years of experience in the LTL industry.

Richard Stolz has served as our Senior Vice President - Sales and Marketing since March 2005. He previously served as a software consultant to the transportation industry from January 2003 to March 2005, as Vice -President of Business Development for Maersk Data from April 2001 to October 2002 and as Vice-President Sales and Marketing for Route Master from May 2000 until April 2001.

See “Proposal Three—Election of Directors,” for information concerning the business experience of Robert V. Fasso.

Code of Conduct and Ethics

In 2004, the Board adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. The Code of Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions that constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. A copy of the Code of Conduct and Ethics is available to stockholders on our website, located at http://www.centralfreight.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of Common Stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during our preceding fiscal year. We post copies of Section 16(a) forms our directors and executive officers file with the SEC on our website at http://www.centralfreight.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Central during each of the three fiscal years ended December 31, 2005, 2004 and 2003, of those persons who were (i) our Chief Executive Officer at December 31, 2005 and (ii) our three other executive officers at December 31, 2005 (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation ($)(2)

Robert V. Fasso President and Chief Executive Officer	2005 2004 2003	350,000 362,382 348,077	-- -- 126,000(3)	-- -- 2,686,706(4)	-- -- --	-- -- --	-- -- --	19,411 14,708 12,973

Walter D. Ainsworth(5) Executive Vice President	2005 2004 2003	300,000 132,393 --	-- 240,000(6) --	-- -- --	-- -- --	-- 150,000 --	-- -- --	20,312 58,257 --

Jeffrey A. Hale Senior Vice President and Chief Financial Officer	2005 2004 2003	215,379 180,652 172,115	-- -- 50,000(3)	-- -- --	-- -- --	-- -- --	-- -- --	14,152 13,533 11,625

Richard Stolz(7) Senior Vice President- Sales and Marketing	2005 2004 2003	203,077 -- --	-- -- --	-- -- --	-- -- --	100,000 -- --	-- -- --	16,186 -- --
__________________________________

(1)	Includes amounts deferred pursuant to our 401(k) plan. Due to timing, salary payments in 2004 included one additional payroll amount.

(2)
Consists of: (a) excess life insurance paid for Mr. Fasso ($828 in 2005, $6,951 in 2004 and $690 in 2003), Mr. Ainsworth ($828 in 2005), Mr. Hale ($540 in 2005, $254 in 2004 and $254 in 2003), and Mr. Stolz ($1,290 in 2005); (b) personal use of a company car for Mr. Fasso ($5,833 in 2005, $6,677 in 2004 and $6,113 in 2003), Mr. Ainsworth ($8,266 in 2005 and $2,120 in 2004), Mr. Hale ($12,022 in 2005, $12,199 in 2004 and $10,576 in 2003), and Mr. Stolz ($2,561 in 2005), (c) moving costs for Mr. Ainsworth ($8,708 in 2005 and $55,837 in 2004) and Mr. Stolz ($12,335 in 2005) and (d) other insurance premiums paid for Mr. Fasso ($12,750 in 2005, $1,080 in 2004 and $6,170 in 2003), Mr. Ainsworth ($2,510 in 2005 and $300 in 2004), and Mr. Hale ($1,590 in 2005, $1,080 in 2004 and $795 in 2003).

(3)	Consists of bonuses earned in 2003 and paid in 2004.

(4)
Consists of ordinary income recognized in 2003 by Mr. Fasso under federal income tax guidelines upon exercise of vested incentive stock options. No cash was received by Mr. Fasso. The stock options were granted to Mr. Fasso in 2002 pursuant to our Incentive Stock Plan.

(5)	Mr. Ainsworth was hired in July 2004, and amounts included in the table above for 2004 are for July to December of that year.

(6)	Consists of a bonus earned in 2004, one half of which was paid in 2004 and one half of which was paid in January 2005.

(7)	Mr. Stolz was hired in March 2005, and amounts included in the table above for 2005 are for March to December of that year.

Option Grants in Last Fiscal Year

The following table sets forth stock options granted to Named Executive Officers in the fiscal year ended December 31, 2005:

Option Grants in 2005

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted (#)(1)	in Fiscal Year(2)	($/Sh)	Date	5% ($)	10% ($)
Robert V. Fasso	0	—	—	—	—	—
Walter D. Ainsworth	0	—	—	—	—	—
Jeffrey A. Hale	0	—	—	—	—	—
Richard Stolz	100,000	34.2%	$ 2.61	04/06/2015	$ 164,141	$ 415,967

(1)	Each option represents the right to purchase one share of Common Stock under our incentive stock plan.

(2)	During 2005, we granted employees options to purchase an aggregate of 292,500 shares of Common Stock.

(3)
We show the potential realizable values net of the options’ exercise price, but before the payment of taxes associated with exercise. Potential realizable values are based on a fair market value at the date of grant of $2.61 per share for the underlying Common Stock. The potential realizable values represent hypothetical gains if the holders exercised their options at the end of the option term. The SEC’s rules provide the assumed 5% and 10% annual rates of stock price appreciation and measure the appreciation from the grant date.

     Except as set forth above, no stock options or stock appreciation rights (SARs) were granted during the 2005 fiscal year to any of the Named Executive Officers.

Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

The table below sets forth information with respect to the exercise of stock options during the fiscal year ended December 31, 2005, by the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) (1) Exercisable Unexercisable
Robert V. Fasso	—	—	252,000	252,000	$108,360	$108,360
Walter D. Ainsworth	—	—	150,000	0	0	0
Jeffrey A. Hale	—	—	60,000	40,000	25,800	17,200
Richard Stolz	—	—	100,000	0	0	0

(1)	Based on the $1.78 per share closing price of our Common Stock on December 30, 2005.

Employment Agreements

On January 7, 2002, we entered into an employment agreement with Robert V. Fasso. Mr. Fasso’s agreement provides for (a) an annual salary of $325,000, which may be increased by merit raises in an amount to be determined annually by the Board and (b) the grant of options to purchase 1,260,000 shares of our stock for $1.35 per share, exercisable for 10 years. Options for 630,000 shares vested immediately upon execution of the employment agreement, options for 126,000 shares vested on January 7 in each of 2003, 2004, 2005 and 2006 and options for the remaining 126,000 shares will vest on January 7, 2007. On November 17, 2003, Mr. Fasso exercised options to acquire 400,000 shares, and on December 5, 2003, Mr. Fasso exercised options to acquire 356,000 additional shares. In addition, Mr. Fasso was allowed to purchase 10% of the membership interests of Southwest Premier for $2.0 million. The purchase price was paid through delivery of a promissory note payable to Southwest Premier that matures on January 30, 2007. On February 6, 2003, the Board approved an increase in Mr. Fasso’s salary to $350,000. He is eligible for a bonus of up to $360,000 based on our operating ratio. The actual bonus paid in a given year will range from zero, if our annual operating ratio exceeds 95%, to the full $360,000, if our annual operating ratio is at or below 90%. The employment agreement also requires us to pay the insurance premiums for a $5.0 million term life insurance policy and a $500,000 whole life insurance policy under which Mr. Fasso’s family members are the beneficiaries. Mr. Fasso may be terminated at any time upon payment of two years’ salary at the then current level. He will not be entitled to receive such payment if he voluntarily terminates his employment.

In June 2002, we hired Jeffrey A. Hale as our Vice President - Finance and Chief Financial Officer. We agreed to pay Mr. Hale an annual salary of $150,000 and agreed to grant him options to acquire 100,000 shares of Common Stock at the fair market value of the stock on the grant date. We also agreed that Mr. Hale would be eligible to participate in our executive bonus program. In September 2003, Mr. Hale became our Senior Vice President and Chief Financial Officer. In March 2005, Mr. Hale’s annual salary was increased to $225,000. Mr. Hale may be terminated at any time upon payment of one year’s salary at the then current level. He will not be entitled to receive such payment if he voluntarily terminates his employment or is terminated for cause.

In July 2004, we hired Walter D. Ainsworth as our Executive Vice President. We agreed to pay Mr. Ainsworth an annual salary of $300,000 and agreed to grant him options to acquire 150,000 shares of Common Stock at the fair market value of the stock on the grant date. We also agreed that Mr. Ainsworth would be eligible for a bonus of up to 100 percent of his base salary based on our operating ratio. The actual bonus paid in a given year will range from zero, if operating ratio exceeds 95%, to 100 percent of salary, if our operating ratio for the year is below 90%. Mr. Ainsworth may be terminated at any time upon payment of one year’s salary at the then current level. He will not be entitled to receive such payment if he voluntarily terminates his employment or is terminated for cause.

In March 2005, we hired Richard Stolz as our Senior Vice President - Sales and Marketing. We agreed to pay Mr. Stolz an annual salary of $240,000 and agreed to grant him options to acquire 100,000 shares of Common Stock at the fair market value of the stock on the grant date. We also agreed that Mr. Stolz would be eligible to participate in its executive bonus program. Mr. Stolz may be terminated at any time upon payment of one year’s salary at the then current level. He will not be entitled to receive such payment if he voluntarily terminates his employment or is terminated for cause.

Executive Bonus Program

We have established an executive bonus program for certain of our executive officers, other than Mr. Fasso and Mr. Ainsworth, and other key employees. Bonuses in this program are determined by reference to our fiscal year operating ratio. Participants may receive bonuses ranging from zero, if our operating ratio for the year exceeds 95%, to fifty percent of salary, if our operating ratio for the year is at or below 90%. No bonuses were awarded to our executive officers under this program for 2005.

Incentive Stock Plan

We have an incentive stock plan. The key terms of the incentive stock plan are as follows:

•
We can grant incentive stock options, non-qualified stock options, bonus stock, reload options or any other stock-based award to employees, officers, directors, consultants and any other person determined by the Board to have performed services for or on behalf of Central which merit the grant of an award.

•	We reserved 5,000,000 shares of Common Stock for issuance under the plan and have outstanding options covering 1,426,953 of those shares as of March 31, 2006.

•	Our Board or its designated committee administers the plan and makes all grants thereunder.

•	Options that are canceled, forfeited, expire, or are tendered for tax withholding or to pay the exercise price become available again for use under the plan.

401(k) Profit Sharing Plan

We maintain a defined contribution retirement plan, which includes a 401(k) option. All employees age 21 or older are eligible to participate after ninety days of service and generally may contribute up to 20% of their annual compensation to the plan. These participant contributions vest immediately. Employees are eligible for matching contributions after one year of service. Our contributions to the plan each year are made at the discretion of our Board. Currently, our matching contributions are between 50% and 100% of a participant’s pre-tax contributions, depending on Central’s performance, up to a maximum of 5% of the participant’s compensation. Matching contributions vest 40% upon completion of two years of service, with an additional 20% vesting each year thereafter through the fifth year of service.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan. Generally, all of our employees who work at least twenty hours a week and more than five months in a calendar year are eligible to participate in the plan. An employee is ineligible to participate, however, if immediately after such grant, such employee would own stock possessing 5% or more of the total combined voting power or value of our Common Stock. The plan permits eligible employees to purchase shares of our Common Stock through payroll deductions. Participation periods are six months in length. In general, for each participation period, eligible employees are allowed to elect to purchase full shares through payroll deductions of up to 15% of compensation, but in no event is the participant’s right to purchase shares of Common Stock allowed to accrue at a rate that exceeds $25,000 of fair market value of Common Stock in a calendar year. Further, a participant is not allowed to purchase more than 2,500 shares of Common Stock in any six-month participation period. The purchase price a participant pays for the shares is equal to 90% of the market closing price of the Common Stock on the first business day or the last business day of each participation period, whichever is lower. If a participant dies, retires or otherwise terminates employment, the participant’s accumulated payroll deductions as of the date of death, retirement or other termination is refunded.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of John Breslow, Cam Carruth and Porter J. Hall. No current member of the Compensation Committee is or has been an officer or employee of Central. There are no interlocking relationships between Central’s executive officers and directors and other entities that might affect the compensation of Central’s executive officers. See “Certain Relationships and Related Transactions” below, for a description of certain transactions between us and our other directors, executive officers, or their affiliates and the section of this Proxy Statement entitled “Corporate Governance—Director Compensation” above, for a description of compensation of the members of the Compensation Committee.

Compensation Committee Report on Executive Compensation

The Compensation Committee Report on Executive Compensation that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

The Compensation Committee of the Board approved the following Report on Executive Compensation in March 2006:

Compensation Committee Report on Executive Compensation

The Compensation Committee administers Central’s executive compensation program and is responsible for establishing the policies that govern base salary, as well as short and long-term incentives for Central’s senior management team. The Compensation Committee believes that the primary objectives of Central’s compensation policies are to attract and retain a management team that can implement and execute Central’s strategic business plan. These compensation policies include (i) an overall management compensation program that is competitive with management compensation programs at companies of similar sizes and lines of business, (ii) short-term bonus incentives, which may be put in place, for management to meet Central’s performance and strategic goals and (iii) long-term incentive compensation in the form of equity awards, such as stock options or restricted stock grants, which will encourage management to focus on stockholder return.

The Compensation Committee’s goal is to use compensation policies to align the interests of management with the interests of stockholders in building value for Central’s stockholders. The Compensation Committee reviews its compensation policies from time to time in order to determine the reasonableness of Central’s compensation programs and to take into account factors that are unique to Central.

Base Salary. Central’s Chief Executive Officer and President has a written employment agreement that governs his base salary. In addition, Central hired its Senior Vice President - Sales and Marketing in 2005 pursuant to a written offer of employment that fixed his starting salary in 2005. Within the context of these agreements, the Compensation Committee annually reviews the Chief Executive Officer and President’s base salary and consults on the base compensation of the Executive Vice President and each Senior Vice President. The Compensation Committee intends to compensate Central’s senior management team, including the Chief Executive Officer and President, fairly and competitively within the trucking industry.

Incentive Bonus. During fiscal year 2005, members of Central’s senior management team were eligible for a target annual incentive bonus, generally calculated as a percentage of each officer’s base salary. Central’s Chief Executive Officer and President and Central’s Executive Vice President were eligible for such bonuses under the terms of their employment agreements, while other members of the senior management team were eligible for such bonuses under the terms of Central’s executive bonus program. These bonuses provide the executive group with direct cash incentives to achieve corporate financial goals. Bonuses were determined by reference to Central’s fiscal year operating ratio. Central’s Chief Executive Officer and President were eligible to receive bonuses ranging from zero, if the operating ratio exceeded 95%, to $360,000, if the operating ratio was at or below 90%. Central’s Executive Vice President was eligible to receive a bonus ranging from zero, if the operating ratio exceeded 95%, to 100 percent of salary, if the operating ratio was at or below 90%. Other members of senior management were eligible to receive bonuses ranging from zero, if the operating ratio exceeded 95%, to fifty percent of salary, if the operating ratio was at or below 90%.

The determination of Central’s operating ratio was measured objectively. Because Central’s operating ratio in 2005 exceeded 95%, no incentive bonuses were awarded to members of the senior management team for 2005.

Equity Awards. The Compensation Committee may award stock options to the members of the senior management team to enhance the link between executive pay and stockholder value. Awards are made pursuant to Central’s Incentive Stock Plan. Under the Incentive Stock Plan, the Compensation Committee also has the ability to award other equity-based incentives such as stock appreciation rights or restricted stock, but has not done so to date. The Compensation Committee is responsible for determining who should receive stock option grants, when the grants should be made, the exercise price per share and the number of shares to be granted. To date, stock options have been granted at an option price set at fair market value of Central’s common stock on the date of grant. As such, stock options have value only if the stock price appreciates following the date the options are granted. The stock options reflected in the Summary Compensation Table are generally subject to a 60-month vesting period. This approach encourages the creation of stockholder value over the long term. The stock options awarded to the senior management team in fiscal year 2005 were based on the need to attract senior executives and reflected prior option grants made in connection with the hiring of other senior executives.

Compensation of Chief Executive Officer. In 2005, Central’s Chief Executive Officer and President, Robert V. Fasso, received salary compensation of $350,000. Mr. Fasso’s base salary for

2005 was unchanged from his base salary in 2004. In 2005, Mr. Fasso did not receive any options, due to the prior grant to him of options to purchase 1,260,000 shares of the Company’s Common Stock on January 7, 2002 in connection with his hiring. The compensation for Mr. Fasso was based upon the Compensation Committee’s analysis of other comparable public companies’ chief executive officer’s compensation and the performance of Central, including revenue performance, cost controls and profitability.

The Compensation Committee believes that the annual salaries and other compensation of Central’s Chief Executive Officer and President and other members of the senior management team are reasonable compared to similarly situated executives of other LTL and truckload motor carriers.

Compensation Committee

John Breslow, Chairman
John Campbell Carruth, Member
Porter J. Hall, Member

Stock Performance Graph

    The following graph compares the cumulative total stockholder return of our Common Stock with the cumulative total stockholder return of the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Trucking & Transportation Stocks in the period between December 12, 2003, the date on which public trading of our Common Stock began, and December 31, 2005.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

The stock performance graph assumes $100 was invested on December 12, 2003. There can be no assurance that Central’s stock performance will continue into the future with the same or similar trends depicted in the graph above. Central will not make or endorse any predictions as to future stock performance. The CRSP Index for Nasdaq Trucking & Transportation Stocks includes all publicly held LTL carriers traded on the Nasdaq Stock Market, as well as all other Nasdaq companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4599 and 4700-4799 US & Foreign. Central will provide the names of all companies in such index upon request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of July 1, 2006, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and Named Executive Officer and by all directors and executive officers of Central as a group. According to Central’s transfer agent, Central had outstanding 18,304,285 shares of Common Stock as of July 1, 2006.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)

Jerry and Vickie Moyes(3)	5,770,351	31.5%
Contrarian Capital Management, L.L.C.(4)	1,282,128	7.0%
Robert V. Fasso(5)	1,134,000	6.1%
John Breslow(6)	83,000	*
John Campbell Carruth(7)	30,000	*
Porter J. Hall(8)	20,000	*
Walter D. Ainsworth(9)	150,000	*
Jeffrey A. Hale(10)	80,000	*
Richard Stolz(11)	100,000	*

All directors and executive officers as a group (7 persons)	1,597,000	8.4%

______________________________________
    *Less than one percent.

(1)	Unless otherwise indicated, the business address of the persons named in the above table is care of Central Freight Lines, Inc., 5601 West Waco Drive, Waco, Texas 76710.

(2)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within sixty days. Pursuant to the terms of the Merger Agreement, each option to purchase shares of Central Common Stock that is outstanding immediately prior to the Merger will become fully exercisable at that time. See the section of this Proxy Statement entitled “The Merger Agreement—Stock Options”. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within sixty days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Includes 16,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days. Of the shares attributed to Jerry Moyes, 1,046,002 are held by Jerry and Vickie Moyes as trustees of the Family Trust, 4,708,348 are held by Gerald F. Ehrlich, as trustee of the Children’s Trust, and 16,001 shares (including 16,000 shares under option) are held by Mr. Moyes individually. Mr. Ehrlich has sole voting and investment power for the Children’s Trust. Mr. Moyes disclaims beneficial ownership of the shares held by Mr. Ehrlich, as trustee of the Children’s Trust.

(4)
As reported on Schedule 13G filed with the SEC on March 6, 2006. The business address of Contrarian Capital Management, L.L.C., as reported in such Schedule 13G, is 411 West Putnam Avenue, Suite 225, Greenwich, CT 06830.

(5)	Includes 378,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days. Mr. Fasso’s business telephone number is (480) 361-5295.

(6)
Includes (a) 50,000 shares held by Linweld, Inc. and (b) 20,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days. The business address of Mr. Breslow is 2900 South 70th Street, Suite 400, Lincoln, NE 68506.

(7)
Includes 20,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days. The business address of Mr. Carruth is 316 Rivershire Court, Lincolnshire, IL 60069.

(8)
Includes 20,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days. The business address of Mr. Hall is 2825 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121.

(9)	Includes 150,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days.

(10)	Includes 80,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days.

(11)	Includes 100,000 shares beneficially owned under options that are currently exercisable or will become exercisable within sixty days.

In addition, as described above under “Special Factors—Conflicts of Interests and Other Interests of Certain Persons in the Merger and Certain Relationships,” immediately prior to the Merger, stock options held by our executive officers and directors (other than Mr. Fasso), like stock options held by our other employees, will immediately vest and become exercisable, except as may be otherwise provided in the grant documents relating to such options. All stock options with respect to which the Merger consideration of $2.25 per share is greater than the exercise price of such options (other than stock options held by Mr. Moyes and Mr. Fasso), will be automatically converted into an amount in cash equal to the excess of $2.25 over the per share exercise price of such stock option. All stock options with respect to which the per share exercise price is equal to or greater than $2.25 per share will be converted into the right to receive $0.01 for each share of Common Stock underlying such stock option.  Of the unexercisable options to purchase 126,000 shares of Common Stock held by Mr. Fasso, the vesting date to purchase 51,934 of such shares will be accelerated to the effective time of the Merger with the remainder vesting in accordance with the terms established at the date of the grant.  Unlike the other executive officers and employees who hold options, Mr. Fasso will not receive any consideration for his options in the Merger, each of which will remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our initial public offering, we have maintained a policy that transactions with affiliated persons or entities will be on terms, on the whole, no less favorable to us than those that could be obtained from unaffiliated third parties on an arm’s length basis, and that any such transaction must be reviewed and approved by our Audit Committee or another committee of the Board comprised entirely of directors who are independent under NASD Rule 4200(a)(15).

We currently lease twenty-two active terminals and four dormant terminals from Southwest Premier. Southwest Premier is owned by some of our directors, executive officers and existing stockholders, including 77% by Jerry Moyes and 10% by Robert V. Fasso. In 1998, we sold these properties to Southwest Premier, along with additional terminals that have since been sold, for an aggregate of $27.8 million in a sale-and-leaseback transaction that was accounted for as a financing transaction. We also have operating leases for two active terminals owned by Jerry Moyes. We incurred aggregate expense to Southwest Premier of approximately $6.8 million in 2005. We incurred aggregate lease expense to Mr. Moyes of approximately $0.3 million in 2005.

Swift Transportation Co., Inc. (“Swift”) and Central Refrigerated Service, Inc. (“Central Refrigerated”) provide us with a variety of transportation services. Jerry Moyes is a director and significant stockholder of Swift and the owner and Chairman of the Board of Central Refrigerated. Together, these companies provided us with approximately 28.8% of all third-party linehaul transportation services in 2005. Under these arrangements, Swift provided us with approximately $14.3 million in services in 2005. At year end, we owed Swift approximately $0.7 million. Central Refrigerated provided us with approximately $0.3 million in services in 2005. At year end, we had no liability to Central Refrigerated. We believe that the amounts paid are equivalent to rates that could have been obtained in an arm’s length transaction with an unrelated third party.

We currently lease terminal space from Swift in Memphis, Tennessee at a lease rate of $15,836 per month and in Fontana, California at a lease rate of $58,500 per month. We also sublease portions of our terminal facilities to Swift at four different locations. Swift leases property from us (i) in Tyler, Texas for $3,750 per month, (ii) in Houston, Texas, for $6,000 per month, (iii) in Little Rock, Arkansas, for $1,000 per month, (iv) in San Antonio, Texas for $7,675 per month, (v) in Shreveport, Louisiana for $160 per month and (vi) in Amarillo, Texas for $800 per month. All leases with Swift are, either by their terms or due to expiration of the contract, on a month-to-month basis. Under these subleases and other subleases that we formerly had with Swift, the rental income to us from Swift was approximately $0.2 million in 2005. We believe that the amounts paid are equivalent to lease terms and rates that could have been obtained in an arms’ length transaction with an unrelated third party.

Effective April 15, 2006, we entered into a month-to-month lease agreement for revenue equipment with Interstate Equipment Leasing, Inc., a company owned by Mr. Moyes (“Interstate”).  We have the right to renew or terminate this lease agreement each month on a rolling basis. We will pay Interstate approximately $109,000 per month under this agreement for as long as we retain the equipment.  We believe that the terms of this transaction are at least equivalent to those could have been obtained in an arm’s length transaction with an unrelated third party.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed McGladrey & Pullen, LLP (“McGladrey”) to serve as our principal independent public accounting firm for 2006. McGladrey also performed the audit of our consolidated financial statements for the year ended December 31, 2005. A representative of McGladrey is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Change in Independent Registered Public Accounting Firm

On January 30, 2006, we decided to engage McGladrey as our new independent registered public accounting firm to audit our financial statements. Our Audit Committee recommended and approved the change of accountants. Accordingly, on January 30, 2006, we dismissed KPMG LLP (“KPMG”), who had served as our independent registered public accounting firm since 1997, including for the two fiscal years ended December 31, 2004 and for the interim periods through the date of McGladrey’s engagement. The decision to change accountants was determined by the Audit Committee to be in our best interests at that time.

During the two fiscal years ended December 31, 2004, and the subsequent interim periods preceding the change in accountants, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of such disagreement(s) in connection with its reports on our consolidated financial statements. KPMG’s report on our financial statements for either of the last two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2004, and the subsequent interim periods preceding the change in accountants, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that we disclosed in Item 9A, Controls and Procedures, of our Annual Report on Form 10-K for the year ended December 31, 2004, that in evaluating our internal controls over financial reporting, we identified deficiencies that we considered to be material weaknesses. The material weaknesses in our internal controls related to the following facts and circumstances: our policies and procedures were not sufficient to ensure that transactions processed through our billing system resulted in accurate reporting of revenue, we did not reconcile our physical inventories to the year-end general ledger and we did not maintain policies and procedures to ensure that the valuation allowances associated with deferred taxes was in accordance with U.S. generally accepted accounting principals. Due to these material weaknesses, in preparing our consolidated financial statements as of and for the year ended December 31, 2004, we performed additional procedures relating to revenue, accounts receivable, inventory and income taxes to ensure that the consolidated financial statements were stated fairly in all material respects in accordance with generally accepted accounting principles. We determined that the material weaknesses did not have an impact on the reported year-end financial results.

We provided KPMG, with a copy of the above disclosure, also set forth in our Current Report on Form 8-K filed with the SEC on February 3, 2006. We requested that KPMG furnish us with a letter addressed to the SEC stating whether they agreed with the above statements and if not, stating the aspects with which they do not agree. KPMG’s response was filed as Exhibit 16.1 to the Form 8-K.

We have engaged McGladrey as of January 30, 2006. During our two most recent fiscal years, and the subsequent interim periods preceding the change in accountants, McGladrey was not consulted on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

Principal Accounting Fees and Services

The Company’s principal independent public accountant was McGladrey for the year ended December 31, 2005 and KPMG for the year ended December 31, 2004. Fees billed or to be billed in connection with services rendered for these years is as follows:

	2005	2004
Audit Fees(1)	$256,318	$994,625
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees(2)	--	--
Total	$256,318	$994,625
___________________________

(1)	Audit Fees. Audit fees were for professional services rendered for the audit and quarterly reviews of the Company’s financial statements for the applicable fiscal year.

(2)	All Other Fees. For the fiscal years ended December 31, 2005, and December 31, 2004, the Company was not billed for any other services.

    In addition to the fees above, KPMG billed a total of $673,229 in audit fees in 2005 prior to their dismissal and the engagement of McGladrey. These fees consisted of quarterly reviews, audit planning and internal control reviews for 2005.

Pre-Approval Policy

Since September 22, 2003, we have maintained a policy pursuant to which our Audit Committee pre-approves all audit, audit-related, tax and other permissible non-audit services provided by our principal independent public accounting firm in order to assure that the provision of such services is compatible with maintaining the accounting firm’s independence. Under this policy, the Audit Committee pre-approves, on an annual basis, specific types or categories of engagements constituting audit, audit-related, tax or other permissible non-audit services to be provided by the principal independent public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent public accounting firm in accordance with the annual pre-approval and the fees for the services performed to date. To the extent that management believes that a new service or the expansion of a current service provided by the principal independent public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01, paragraph (c)(7)(i)(C), of Regulation S-X during the fiscal years ended December 31, 2005 and 2004.

OTHER MATTERS

    The Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the Central form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates.

STOCKHOLDER PROPOSALS

If the Merger is completed, there will be no public stockholders of Central and no opportunity to participate in any future meetings of Central’s stockholders. However, if the Merger is not completed, Central’s stockholders will continue to be entitled to attend and participate in Central’s stockholders’ meetings and may present proposals for consideration at the next annual meeting of the stockholders of Central.

To be eligible for inclusion in Central’s proxy materials relating to the 2007 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting must be received in writing by Central on or before _____________, 2006. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

    Central must receive in writing any stockholder proposals intended to be considered at its 2007 Annual Meeting of Stockholders, but not to be included in Central’s proxy materials relating to that meeting, by ________, 2007. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying the proxy statment for the 2007 Annual Meeting will have discretionary authority to vote on any stockholder proposal that is considered at that Annual Meeting, but that is not received on or prior to the deadline described above.

All stockholder proposals should be sent via certified mail, return receipt requested, and addressed to Jeff Hale, Senior Vice President and Chief Financial Officer, 15333 North Pima Road, Suite 230, Scottsdale, Arizona 85260.

See “Corporate Governance—The Nominating and Corporate Governance Committee” above, for information regarding how stockholders can recommend director candidates for consideration by the Nominating and Corporate Governance Committee.

INCORPORATION BY REFERENCE

The SEC allows Central to “incorporate by reference” information into this Notice of Annual Meeting and Proxy Statement, which means that Central can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this Notice of Annual Meeting and Proxy Statement and are deemed to be a part hereof:

(1)	Central’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	Central’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2006 and July 1, 2006; and

(3)	Central’s Current Reports on Form 8-K filed during 2006 on January 30, February 3, April 3, April 17, April 24, June 20 and August 15.

Central’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended July 1, 2006, are being mailed along with this Notice of Annual Meeting and Proxy Statement to all stockholders of record as of the Record Date.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Notice of Annual Meeting Proxy

Statement modifies or replaces such statement. The information that Central files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Central later files with the SEC may update and supersede the information in this Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

Central files reports, proxy statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information can be read and copied at the Public Reference Room at the SEC Headquarters located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room. These SEC filings are also available to the public at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.”

Central, NATL, Green, the Affiliated Continuing Investors, and Mr. Fasso have jointly filed the Schedule 13E-3 under the Exchange Act in connection with the Merger. Copies of the Schedule 13E-3 are available for inspection and copying at the SEC as described above or electronically from the SEC’s website. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC.

Central Freight Lines, Inc.

Robert V. Fasso
Chief Executive Officer and President

September __, 2006

Annex A-1

__________________________________________________

AGREEMENT AND PLAN OF MERGER

by and among

CENTRAL FREIGHT LINES, INC.,

NORTH AMERICAN TRUCK LINES, LLC

and

GREEN ACQUISITION COMPANY

dated as of

January 30, 2006

__________________________________________________

A - ii

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		A-20

4.1	Organization.	A-20
4.2	Authorization; Validity of Agreement	A-20
4.3	Consents and Approvals; No Violations.	A-21
4.4	Information in Proxy Statement; Schedule 13E-3; Merger Documents	A-21
4.5	Broker	A-21

ARTICLE V COVENANTS		A-22

5.1	Interim Operations of the Company	A-22
5.2	Acquisition Proposals.	A-24
5.3	Takeover Statute	A-27
5.4	Access to Information and Properties.	A-27
5.5	Further Action; Reasonable Efforts.	A-27
5.6	Proxy Statement; Schedule 13E-3; Stockholders’ Meeting.	A-28
5.7	Notification of Certain Matters	A-29
5.8	Directors’ and Officers’ Insurance and Indemnification.	A-30
5.9	Publicity	A-30
5.10	Indemnity	A-31
5.11	Stockholders’ Agreement and Subscription Agreement	A-31

ARTICLE VI CONDITIONS		A-31

6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-31
6.2	Conditions to the Obligation of the Company to Effect the Merger	A-32
6.3	Conditions to Obligations of Parent and the Purchaser to Effect the Merger	A-32

ARTICLE VII TERMINATION		A-33

7.1	Termination	A-33
7.2	Effect of Termination	A-35

ARTICLE VIII MISCELLANEOUS		A-35

8.1	Fees and Expenses.	A-35
8.2	Amendment; Waiver.	A-36
8.3	Notices	A-36
8.4	Interpretation; Definitions	A-37
8.5	Headings; Schedules	A-43
8.6	Counterparts	A-43
8.7	Entire Agreement	A-44
8.8	Severability	A-44
8.9	Governing Law	A-44
8.10	Assignment	A-44
8.11	Parties in Interest.	A-44
8.12	Specific Performance.	A-44

A - iii

TABLE OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-25, A-38	Material Adverse Effect	A-40
Acquisition Proposal	A-26, A-38	Material Contract	A-15, A-41
Adverse Recommendation Change	A-25, A-38	Merger	A-1, A-41
Agreement	A-1, A-38	Merger Consideration	A-2, A-41
Alternative Definitive Agreement	A-38	Moyes Stockholders	A-41
Articles of Incorporation	A-2, A-38	Moyes Stockholders Shares	A-2, A-41
Articles of Merger	A-1, A-38	Notice of Superior Proposal	A-25, A-41
Assets	A-18, A-38	NRS	A-1, A-41
Balance Sheet	A-10, A-38	Outside Date	A-41
Board	A-1, A-38	Owned Real Property	A-41
Business Day	A-38	Parent	A-1, A-41
Bylaws	A-2, A-38	Paying Agent	A-3, A-41
Capital Budget	A-22, A-38	Permits	A-14, A-41
Certificates	A-3, A-38	Permitted Liens	A-41
Closing	A-1, A-38	Person	A-42
Closing Date	A-1, A-38	Plans	A-11, A-42
Code	A-38	Preferred Stock	A-5, A-42
Company	A-1, A-38	Proxy Statement	A-28, A-42
Company Common Stock	A-2, A-38	Public Stockholders	A-42
Company SEC Documents	A-8, A-38	Purchaser	A-1, A-42
Confidentiality Agreement	A-27, A-39	Purchaser Common Stock	A-2, A-42
Credit Agreement	A-22, A-39	Real Property	A-42
Disclosure Letter	A-5, A-39	Release	A-42
Effective Time	A-1, A-39	Required Vote	A-42
Employment and Withholding Taxes	A-39	Return	A-42
Environmental Claim	A-39	Schedule 13E-3	A-29, A-42
Environmental Laws	A-39	SEC	A-7, A-42
ERISA	A-11, A-39	Secretary of State	A-1, A-42
ERISA Affiliate	A-11, A-39	Securities Act	A-8, A-42
ERISA Plans	A-11, A-39	Shares	A-2, A-42
Exchange Act	A-8, A-39	SPD	A-11, A-42
Expenses	A-39	Special Committee	A-1, A-42
GAAP	A-8, A-40	Stock Option Plans	A-4, A-43
Governmental Entity	A-7, A-40	Stock Options	A-4, A-43
Hazardous Substance	A-40	Stockholders’ Agreement	A-42
Indemnified Merger Parties	A-31, A-40	Stockholders’ Meeting	A-29, A-43
Indemnified Merger Party	A-40	Subscription Agreement	A-43
Indemnified Parties	A-30, A-40	Subsidiary	A-43
Intellectual Property	A-14, A-40	Superior Proposal	A-26, A-43
Investing Stockholder	A-40	Surviving Corporation	A-1, A-43
Laws	A-7, A-40	Tax	A-43
Leased Real Property	A-40	Technology	A-14, A-43
Leases	A-40	Termination Fee	A-35, A-43
Liens	A-40	Transaction Litigation	A-31, A-43
Litigation	A-13, A-40	WARN Act	A-19, A-43

A - iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2006 (the “Agreement”), by and among Central Freight Lines, Inc., a Nevada corporation (the “Company”), North American Truck Lines, LLC, a Nevada limited liability company (“Parent”) and Green Acquisition Company, a Nevada corporation and wholly owned subsidiary of Parent (the “Purchaser”).

WHEREAS, the special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), at a meeting duly called and held, unanimously resolved to recommend adoption of this Agreement and the Merger (as defined herein) by the Board;

WHEREAS, the Board, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, (i) adopted this Agreement, the Merger and the transactions contemplated hereby and (ii) resolved to recommend approval of this Agreement and the Merger by the stockholders of the Company; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants, agreements and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes, as amended (the “NRS”), at the Effective Time, the Purchaser shall be merged with and into the Company, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the merger (the “Merger”). The Merger shall have the effect as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

1.2     Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VI hereof (except for those conditions that can by their nature be satisfied only at the time of the Closing) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another date or place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, on the Closing Date, the Purchaser and the Company will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada (the “Secretary of State”) in such form and executed as provided in the NRS. The Merger shall become effective on the date and at the time at which the Articles of Merger have been duly filed with the Secretary of State or such other time as is agreed upon by the parties hereto and specified in the Articles of Merger, and such time is hereinafter referred to as the “Effective Time.”

1.3     Articles of Incorporation; Bylaws. Pursuant to the Merger, (a) the Amended and Restated Articles of Incorporation of the Company shall be amended at the Effective Time to be in the form to be provided by Purchaser and, as so amended, such Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation (the “Articles of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.4(a)) and (b) the Bylaws of the Company shall be amended at the Effective Time to be in the form to be provided by Purchaser and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation (the “Bylaws”) until thereafter changed or amended as provided therein or by applicable Law.

1.4     Directors and Officers of the Surviving Corporation

(a)     The directors of Purchaser shall be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws. Immediately prior to the Closing, the Company shall deliver to Parent the notices of resignation of each of the then-current members of the Board, and each such resignation shall be effective as of the Effective Time.

(b)     The officers of the Company shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES

2.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $0.001 per share, of the Company (referred to herein as “Shares” or “Company Common Stock”) or the common stock, par value $1.00 per share, of the Purchaser (the “Purchaser Common Stock”):

(a)     Except as provided in Section 2.1(c) hereof, each issued and outstanding share of Company Common Stock, other than Company Common Stock held by the Moyes Stockholders who have entered into the Stockholders’ Agreement (as defined herein), shall be converted into the right to receive $2.25 per share in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate in accordance with Section 2.2. Payment of the Merger Consideration shall be made upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock in the manner provided in Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be subject to applicable withholding taxes to the extent such withholding is required by Law.

(b)     Each issued and outstanding share of Company Common Stock held by the Moyes Stockholders who have entered into the Stockholders’ Agreement shall remain issued and outstanding shares of the Surviving Corporation (the “Moyes Stockholders Shares”).

(c)     Each issued and outstanding share of the Purchaser Common Stock shall be converted into the number of issued and outstanding shares of the Surviving Corporation equal to the quotient obtained by dividing (i) the difference between (A) all of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time and (B) the Moyes Stockholders Shares, by (ii) the number of issued and outstanding shares of the Purchaser Common Stock immediately prior to the Effective Time.

(d)     All shares of Company Common Stock that are held by the Company or any of its Subsidiaries as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefore.

2.2     Exchange of Certificates.

(a)     Prior to the Effective Time, Parent shall designate the Company’s registrar and transfer agent or such other bank or trust company as may be selected by Parent, to act as paying agent for the holders of Shares in connection with the Merger (the “Paying Agent”), to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). Upon the Effective Time, Parent and the Purchaser will cause to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to complete the payments contemplated by Section 2.1(a) with respect to shares of Company Common Stock.

(b)     Promptly following the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid to the Paying Agent in advance any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent, the Purchaser or any of their respective affiliates) shall be deemed at any time from and after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2. No interest or dividends shall be paid or will accrue on any Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

(c)     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably request or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d)     At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II, subject to the NRS.

(e)     If any cash deposited with the Paying Agent for purposes of payment in exchange for Shares remains unclaimed for six months after the Effective Time, such cash, together with all interest and earnings thereon shall be returned to the Surviving Corporation, upon demand, and any such holder who has not theretofore complied with this Article II prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property, escheat or similar Laws.

2.3     Change in Shares. If, between the date of this Agreement and the Effective Time, the Shares shall have been changed into, or exchanged for, a different number of shares or a different class, or if there has been any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

2.4     Company Option Plans.

(a)     The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable (including, without limitation, obtaining consents) to provide that, effective immediately prior to the consummation of the Merger, each option to purchase shares of Company Common Stock (collectively, the “Stock Options”) held by or issued or granted to any current or former employee, consultant or director that is outstanding immediately prior to the consummation of the Merger granted under the Central Freight Lines, Inc. Incentive Stock Plan dated May 6, 1997, as amended (the “Stock Option Plans”), or otherwise, shall (i) become fully vested or exercisable and (ii) be cancelled in exchange for an amount in cash (less any applicable tax withholding), payable at the Effective Time, equal to (A) in the case of Stock Options with respect to which the Merger Consideration is greater than the per share exercise price of such Stock Option, the product of (x) (1) the excess of the Merger Consideration over (2) the per share exercise price of such Stock Option, and (y) the number of shares of Company Common Stock subject to such Stock Option; and (B) in the case of Stock Options with respect to which the per share exercise price of such Stock Option is equal to or greater than the Merger Consideration, the product of (x) $.01 and (y) the number of shares of Company Common Stock subject to such Stock Option.

(b)     The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable to provide that all Stock Option Plans shall terminate as of the Effective Time and the provisions in any Stock Option Plan or any other plan, agreement or arrangement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan or any other plan, agreement or arrangement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest in respect of any capital stock of the Company or the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1     Organization.

(a)     The Company is a corporation and each of its Subsidiaries is a corporation or other entity, in each case, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Section 3.1(a) of the disclosure letter delivered by Company to Parent on or prior to the date hereof (the “Disclosure Letter”), each of the Company and each of its Subsidiaries (as defined in Section 8.4(eeee)) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required except when the failure to be so qualified would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has previously delivered to Parent a complete and correct copy of each of its articles of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has delivered the articles of incorporation and bylaws of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its articles of incor-poration or bylaws.

(b)     Section 3.1(b) of the Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation. Other than as set forth in Section 3.1(b) of the Disclosure Letter, the respective articles of incorporation and bylaws of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

3.2     Capitalization.

(a)     The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the date hereof, (i) 18,263,450 shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are issued and held in the treasury of the Company, (ii) there are no shares of Preferred Stock issued and outstanding or held in treasury and (iii) 5,000,000 shares of Company Common Stock are reserved for issuance upon exercise of previously issued Stock Options under the Option Plans. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of Stock

Options will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in Section 3.2(a) of the Disclosure Letter, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiary or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(b)     Except as set forth in Section 3.2(b) of the Disclosure Letter (i) all of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, and all such shares have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(c)     Section 3.2(c) of the Disclosure Letter lists all indebtedness, and obligations to issue indebtedness of the Company and its Subsidiaries, having a principal amount outstanding in excess of $250,000, other than trade payables arising in the ordinary course of business consistent with past practice. Except as described in Section 3.2(c) of the Disclosure Letter, no indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, (iii) the payment of dividends to its equity holders or (iv) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

3.3     Authorization; Validity of Agreement.

(a)     The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to, in the case of consummation of the Merger, approvals of its stockholders as contemplated by Section 5.6 hereof. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board (including the unanimous approval of the Special Committee). The Board and the Special Committee have directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders and, except for (i) setting the record date and the meeting date for the Stockholder’s Meeting and (ii) the approval and adoption of this Agreement by the Required Vote (as defined herein), no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)     The Board has adopted all resolutions necessary so that the provisions of Section 78.438 of the NRS are inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 78.438 of the NRS (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

(c)     Under applicable Law and this Agreement, with respect to the Merger, (i) the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote hereon and (ii) the affirmative vote of a majority of the outstanding Shares beneficially owned by the Public Stockholders (clauses (i) and (ii) constituting, the “Required Vote”) are the only votes of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby.

(d)     The Special Committee, at a meeting duly called and held, unanimously recommended adoption of this Agreement and the Merger by the Board. The Board, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, (i) adopted this Agreement, the Merger and transactions contemplated hereby and (ii) recommended approval of this Agreement and the Merger by the stockholders of the Company.

3.4     No Violations; Consents and Approvals.

(a)     Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the articles of incorporation or the bylaws of the Company or the Company’s Subsidiaries, (ii) except as set forth in Section 3.4(a) of the Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (as defined in Section 8.4(rr)) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate would not reasonably be likely to have or result in a Material Adverse Effect (as defined in Section 8.4(tt)) on the Company.

(b)     Except as disclosed in Section 3.4(b) of the Disclosure Letter, no material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Schedule 13E-3 (as defined in Section 5.6(c)) and the Proxy Statement (as defined in Section 5.6(a)) relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and (ii) the filing of the Articles of Merger with the Secretary of State.

3.5     SEC Reports and Financial Statements.

(a)     Except as set forth in Section 3.5(a) of the Disclosure Letter, the Company has timely filed with the SEC all forms and documents required to be filed by it since November 26, 2003 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2003 and December 31, 2004, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended April 2, July 2, and October 1, 2005, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 2004 (in the form mailed to stockholders) and (iv) all other forms, reports and registration statements required to be filed by the Company with the SEC since September 24, 2003; provided, however, that the Company makes no representation or warranty with respect to the timely filing of any forms or reports related to transactions involving the Company and its Subsidiaries, on the one hand, and Moyes, on the other hand. The documents described in clauses (i)-(iv) above, as amended (whether filed before, on or after the date hereof), are referred to in this Agreement collectively as the “Company SEC Documents.” As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the applicable rules and regulations of the SEC thereunder; provided, however, that the Company makes no representation or warranty with respect to compliance with respect to the reporting of any transactions involving the Company and its Subsidiaries, on the one hand, and Moyes, on the other hand.

(b)     The December 31, 2003 and December 31, 2004 consolidated balance sheets of the Company and the related consolidated statements of operations, consolidated changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and December 31, 2004 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of the Company and its Subsidiaries (including the related notes, where applicable) as of October 2, 2004 and October 1, 2005 and the related (i) unaudited consolidated statements of operations for the three and nine-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders’ equity for the nine-month periods then ended (in each case including the related notes, where applicable), as reported in the Company’s Quarterly Report on Form 10-Q for the period ended October 1, 2005 filed with the SEC under the Exchange Act, fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)     Except as provided in Section 3.5(c) of the Disclosure Letter, since November 26, 2003, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act) designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. Except as provided in Section 3.5(c) of the Disclosure Letter, the Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company’s and its Subsidiaries’ financial records, data or information are maintained under the direct control of the Company or its Subsidiaries.

3.6     Restatement. There has not been any written notice from the SEC in connection with any investigation or action by the SEC which investigation or action seeks to, or could reasonably be expected to result in, the restatement by the Company of any of its current or previously disclosed financial statements, and to the knowledge of the Company, no such investigation or action has been threatened by, or is being considered by, the SEC and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in any such investigation, action or restatement of financial statements.

3.7     Absence of Certain Changes.

(a)     Except as disclosed in Section 3.7(a) of the Disclosure Letter, since December 31, 2004, (i) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company, and (iii) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date hereof would constitute a violation of Section 5.1 (other than clause (a) thereof).

(b)     Except as set forth in Section 3.7(b) of the Disclosure Letter, since December 31, 2004, neither the Company nor any of its Subsidiaries has (1) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants other than advances of expenses in the ordinary course of business consistent with past practice and not material in the aggregate or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend; any new or existing Plan (as defined in Section 3.10(a)), (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) changed, or has knowledge of any reason that would have required or would require changing, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any reserving, renewal or residual method, practice or policy,(v) made any tax election or settled or compromised any income tax liability, (vi) to the Company’s knowledge, had any union organizing activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any of its Assets other than in the ordinary course consistent with past practices, (viii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Assets, including writing down the value of any Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.8     Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the balance sheet dated as of December 31, 2004 included in the Company’s Annual Report on Form 10-K for the term ended December 31, 2004 (the “Balance Sheet”) or in the notes thereto, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole. Except as set forth in the Balance Sheet or in Section 3.8 of the Disclosure Letter, since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (accrued, contingent or otherwise) that would be required to be reflected or reserved against in an audited consolidated balance sheet of the Company and its Subsidiaries or the notes thereto prepared in accordance with GAAP, or that would be material to the Company and its Subsidiaries taken as a whole, except for liabilities and obligations (i) arising in the ordinary course of business consistent with past practice, or (ii) resulting from the execution and delivery of this Agreement. Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.9     Proxy Statement; Schedule 13E-3; Merger Documents.

(a)     The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Stockholders’ Meeting), (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)     The Schedule 13E-3 required to be filed with the SEC under the Exchange Act or mailed to the stockholders of the Company in connection with the Merger at the time the Schedule 13E-3 or any amendments thereto are so filed or mailed, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.10     Employee Benefit Plans; ERISA.

(a)     Section 3.10(a) of the Disclosure Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), since January 1, 2003 that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (matured or unmatured, absolute or contingent) (the “Plans”). Section 3.10(a) of the Disclosure Letter identifies each of the Plans that is an “employee benefit plan,” subject to ERISA (the “ERISA Plans”).

(b)     With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents (including all amendments to such documents):

(i)     the Plans or a written description of any Plans not in writing;

(ii)     a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii)     a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

(iv)     a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

(v)     if the Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof;

(vi)     all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

(vii)     the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code; and

(viii)     material communications that the Company or any of its ERISA affiliates or Subsidiaries has received from or sent to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any comparable agency of any foreign Governmental Entity concerning any termination of, withdrawal from or appointment of a trustee to administer any plan or the failure or alleged failure to comply with any provision of ERISA, the Code or comparable legislation of a foreign jurisdiction with respect to any plan, including any existing written description of any such oral communication.

(c)     At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA. Except as disclosed in Section 3.10(c) of the Disclosure Letter, no ERISA Plan is a “multiemployer plan,” as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

(d)     None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e)     All contributions and premiums that the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries. None of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the Assets or any assets of an ERISA Affiliate. No event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

(f)     Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including ERISA and the Code.

(g)     Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would reasonably be expected to affect such qualified status. Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

(h)     Except as disclosed in Section 3.10(h) of the Disclosure Letter, no amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

(i)     No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(j)     Except as disclosed in Section 3.10(j) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(k)     There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

3.11     Litigation; Compliance with Law.

(a)     Except as set forth in Section 3.11(a) of the Disclosure Letter, there is no Litigation (as hereinafter defined) pending or, to the knowledge of the Company, threatened against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such), (i) that if determined in a manner adverse to the Company or its Subsidiaries would reasonably be expected to have a Material Adverse Effect on the Company, or (ii) seeking to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. There is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such) that could prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that would have a Material Adverse Effect on the Company. There is no material Litigation that the Company or any of its Subsidiaries has pending against other parties. “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(b)     Except as set forth in Section 3.11(b) of the Disclosure Letter, each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries, the Real Property or the Assets, and the Company and its Subsidiaries have not been and are not in violation of any such Law or Permit; except where the failure to so comply would have a Material Adverse Effect on the Company. Nor has any notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any material violation of the foregoing.

(c)     The Company and its Subsidiaries hold all material licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property, the Assets and the conduct of their respective businesses as currently conducted (“Permits”). Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof.

3.12     Intellectual Property.

(a)     The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other sufficient and legally enforceable rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as “Technology” and together with trademarks, trade names and service marks, referred to as “Intellectual Property”) necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens (as defined in Section 8.4(ggg))) except where the failure to own or possess such rights would not have a Material Adverse Effect on the Company. Section 3.12(a) of the Disclosure Letter lists as of the date hereof, (i) all material patents, patent applications, patent disclosures, trademarks, trade dress, service marks, trade names, logos, Internet domain names, copyrights, mask works, any applications or registrations of the foregoing, and computer software owned or used by the Company or any of its Subsidiaries, (ii) any agreements to which the Company or any of its Subsidiaries are a party granting or obtaining any right to use or practice any rights under any material Intellectual Property or restricting the Company’s or any of its Subsidiaries’ right to use any material Intellectual Property. The material Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company, used by the Company or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned.

(b)     Except as disclosed in Section 3.12(b) of the Disclosure Letter, the conduct of the business of the Company and its Subsidiaries as currently or previously conducted does not infringe, conflict with or otherwise violate any Intellectual Property of any Person except for such conduct that would not have a Material Adverse Effect on the Company, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such infringement, conflict or other violation.

(c)     Except as set forth on Section 3.12(c) of the Disclosure Letter, to the knowledge of the Company, no Person is infringing, conflicting with or otherwise violating any Intellectual Property owned or used by the Company or any of its Subsidiaries, and no such claims, suits or other proceedings have been brought or threatened against any Person by the Company or any of its Subsidiaries. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any Lien on, the rights of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned or used by the Company or any of its Subsidiaries.

3.13     Contracts.

(a)     Except as set forth in Section 3.13 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that: (i) has been entered into with any officer, director of affiliate of the Company or its Subsidiaries, (ii) requires remaining payments by the Company or any of its Subsidiaries in excess of $50,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of three months or less without penalty, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) restrains, limits or impedes the Company’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ or the Surviving Corporation’s activities, (v) is a joint venture agreement, partnership agreement, profit-sharing or similar agreement, (vi) governs the terms of indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $25,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice, (vii) governs the terms of indebtedness or any other obligation of third parties owed by or guaranteed by the Company or any of its Subsidiaries, or (viii) which is material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the Disclosure Letter, is referred to herein as a “Material Contract.” The Company has previously made available to Parent true, complete and correct copies of each Material Contract.

(b)     Each Material Contract is valid and binding and in full force and effect, and the Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Material Contract. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any Material Contract and to the knowledge of the Company, no other party to any such Material Contract is in default in any respect thereunder.

3.14     Taxes.

(a)     Except as set forth on Section 3.14(a) of the Disclosure Letter, (i) all Returns required to be filed with any taxing authority on or before the Closing Date by, or with respect to, the Company and its Subsidiaries have (or by the Closing Date shall have) been filed in accordance with all applicable laws and all such returns are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Returns referred to in clause (i), above; (iii) the Company and its Subsidiaries have made provision in accordance with GAAP in the Balance Sheet for all Taxes that are or may become payable by the Company and its Subsidiaries relating to periods on or prior to the Closing Date for which no Return has been filed; (iv) all material Employment and Withholding Taxes (as hereinafter defined) have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws; (v) the charges, accruals and reserves for Taxes (as hereinafter defined) with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (vi) no deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves in accordance with GAAP in the Balance Sheet; and (vii) as of the Closing Date, there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of the Company, threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(b)     Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired.

(c)     The Company is not, nor has it been within the most recent five years, a “United States real property holding corporation” as defined in Section 897 of the Code.

(d)     There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company, any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

(e)     Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

(f)     There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

(g)     Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(h)     Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.

(i)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing Date, and (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law).

(j)     Neither the Company nor any of its Subsidiaries has undergone an “ownership change” as defined pursuant to Section 382(g) of the Code.

3.15     Environmental Matters.

(a)     Except as disclosed in Section 3.15(a) of the Disclosure Letter, the Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable Environmental Laws (as hereinafter defined), which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. All material Permits and other governmental authorizations currently held by the Company and each of its Subsidiaries pursuant to Environmental Laws are identified in Schedule 3.15(a)(1). Neither the Company nor any of its Subsidiaries has received any communication (written or oral) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in compliance with Environmental Laws, and, to the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future.

(b)     Except as disclosed in Section 3.15(b) of the Disclosure Letter, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law. There are no Environmental Claims (as hereinafter defined) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c)     Except as disclosed in Section 3.15(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any material liability or obligation (accrued, contingent or otherwise), including the obligation, liability or commitment to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Real Property, or at any off-site location. The Company has provided to Parent all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or any of its Subsidiaries relating to (1) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (2) any Hazardous Substances (as hereinafter defined) used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, or otherwise in connection with the use or operation of, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

(d)     Except as set forth in Section 3.15(d) of the Disclosure Letter, and without in any way limiting the generality of the foregoing, (i) to the knowledge of the Company, there are no underground storage tanks located at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, and (iii) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries.

(e)     To the knowledge of the Company, neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Entity, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

3.16     Assets. The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective material properties and assets (the “Assets”). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets, including all such Assets reflected in the Balance Sheet or acquired since the date thereof (except as may have been disposed of since December 31, 2004 in the ordinary course of business consistent with past practice), in each case, free and clear of any Lien, except Permitted Liens. Section 3.16(a) of the Disclosure Letter sets forth all appraisals of the tangible properties and assets received by the Company or any of its Subsidiaries within the last three years, true, correct and complete copies of which have been delivered to Parent. The Assets constitute all of the material assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing, and all material operating equipment of the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted.

3.17     Real Property.

(a)     Section 3.17(a)(i) of the Disclosure Letter contains a complete and correct list of all Owned Real Property setting forth information sufficient to specifically identify such Owned Real Property (as hereinafter defined) and the legal owner thereof. Except as disclosed in Section 3.17(a)(ii) of the Disclosure Letter, the Company and its Subsidiaries have good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein.

(b)     Section 3.17(b) of the Disclosure Letter contains a complete and correct list of all material Leased Real Property setting forth information sufficient to specifically identify such Leased Real Property (as hereinafter defined) and legal rights of the lessee thereof. Each Lease (as hereinafter defined) grants the lessee thereunder the exclusive right to use and occupy the premises free and clear of any Liens other than Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Leases of its respective Leased Real Property (as hereinafter defined) free and clear of any Lien other than Permitted Liens.

(c)     The Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted. The use and operation of the Real Property in the conduct of the business of the Company and its Subsidiaries does not materially violate any instrument of record or agreement affecting the Real Property. No current use by the Company and its Subsidiaries of the Real Property is dependent on a nonconforming use or other Governmental Approval.

3.18     Insurance. Section 3.18 of the Disclosure Letter contains a com-plete and correct list and summary description of all material insurance policies main-tained by or on behalf of any of the Company and its Subsidiaries. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

3.19     Labor Matters.

(a)     None of the Company or any of its Subsidiaries is a party to or bound by a collective bargaining agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. Except as set forth on Section 3.19(a) of the Disclosure Letter, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and no labor union is currently engaged in or, to the knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Except as set forth on Section 3.19(a) of the Disclosure Letter, since January 1, 2000, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries has occurred or is in progress or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

(b)     Except as set forth on Section 3.19(b) of the Disclosure Letter, since January 1, 2000, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment Retraining and Notification (the “WARN Act”), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act. To the knowledge of the Company, neither the Company nor any of its Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

(c)     Section 3.19(c) of the Disclosure Letter contains a true and complete list of the names of all directors and officers of each of the Company and its Subsidiaries.

3.20     Affiliate Transactions. Section 3.20 of the Disclosure Letter contains a complete and correct list of all (i) transactions between the Company or any of its Subsidiaries and any director, officer, employee or affiliate of the Company or its Subsidiaries other than transactions between the Company and its wholly owned Subsidiaries and compensation paid to directors, officers or employees in the ordinary course of business and (ii) agreements, arrangements or understandings by the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates on the other hand, that involve continuing liabilities and obligations of the Company or its Subsidiaries.

3.21     Brokers. Except for Morgan Keegan & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company has previously delivered to Parent true and correct copies of such engagement letter.

3.22     Opinion of Financial Advisor. The Company has received an opinion of Morgan Keegan & Company to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company. The Company has previously delivered to Parent a true and correct copy of such opinion. The Company has received the approval of Morgan Keegan & Company to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser represent and warrant to the Company, as of the date hereof, as follows:

4.1     Organization.

(a)     Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and each of Parent and the Purchaser has all requisite power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted. Each of Parent and the Purchaser is qualified or licensed to do business as a foreign limited liability company or corporation, respectively, and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary. Each of Parent and the Purchaser has previously delivered to the Company complete and correct copies of its organizational documents as currently in effect.

4.2     Authorization; Validity of Agreement. Each of Parent and the Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the board of managers of Parent and the board of directors of the Purchaser and no other proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser enforceable against it in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3     Consents and Approvals; No Violations.

(a)     Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the organizational documents of Parent or the Purchaser, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or the Purchaser under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any Law applicable to Parent or the Purchaser or any of their respective properties or assets; except in the case of clause (ii) or (iii) for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate would not have or result in a Material Adverse Effect on Parent or the Purchaser.

(b)     Assuming that the representations and warranties of the Company set forth in Section 3.4(b) are true and correct, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent and the Purchaser or the consummation by Parent and the Purchaser of the transactions contemplated hereby, except (i) the filing of the Articles of Merger with the Secretary of State, and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have or result in a Material Adverse Effect on Parent or the Purchaser.

4.4     Information in Proxy Statement; Schedule 13E-3; Merger Documents. The information supplied by, and pertaining to, Parent and the Purchaser in writing for inclusion in the Proxy Statement (including any amendments or supplements thereto), the Schedule 13E-3 (including any amendments or supplements thereto), or any other statement or schedule filed with the SEC by the Company, Parent or the Purchaser at the date mailed to stockholders and at the time of the Stockholders’ Meeting, (i) will not make any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and any statement or schedule filed by Parent or the Purchaser and (ii) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by Parent or the Purchaser with respect to statements made in such statement or schedule based on information supplied to Parent and the Purchaser by the Company for inclusion in such statement or schedule.

4.5     Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Purchaser, that is or will be payable by the Company or any of its Subsidiaries other than following the occurrence of the Effective Time.

ARTICLE V

COVENANTS

5.1     Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 hereof, except as (y) expressly provided by this Agreement or (z) agreed to in writing by Parent, after the date hereof and prior to the Effective Time:

(a)     the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice, and the Company shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

(b)     the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business outside the less-than-truckload trucking business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, Section 7.22 of the Company’s Amended and Restated Credit Agreement, dated March 24, 2005, with Bank of America, N.A. as agent (as amended, the “Credit Agreement”), a copy of which has been furnished to Parent prior to the date hereof (the “Capital Budget”);

(c)     the Company shall not, nor shall it permit any of its Subsidiaries to, amend its articles of incorporation or bylaws, except as contemplated by the transactions contemplated hereby;

(d)     the Company shall not, nor shall it permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; and the Company shall not, nor shall it permit any of it Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and previously disclosed to Parent in writing; or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(d);

(e)     the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except for normal increases in the ordinary course of business consistent with past practice with respect to non-officer employees, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any compensation, severance, retention, other similar profit sharing, stock option or equity-linked pension or retirement plan, program agreement or arrangement; or (iii) enter into or amend any employment or severance agreement or, except in accordance with existing contracts or agreements disclosed on Section 3.13 of the Disclosure Letter, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

(f)     the Company shall not, nor shall it permit any of its Subsidiaries to, change the accounting principles used by it unless required due to changes in GAAP;

(g)     the Company shall not, nor shall it permit any of its Subsidiaries to, acquire any securities or assets of any Person or any division or business of any Person other than purchases of inventory in the ordinary course of business consistent with past practice;

(h)     the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets, except in the ordinary course of business consistent with past practice (whether by purchase, merger or otherwise);

(i)     the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets;

(j)     the Company shall not, nor shall it permit any of its Subsidiaries to, (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Material Contracts as in effect on the date hereof, or (ii) compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation (other than the settlement of any Litigation reference in Section 6.3(f));

(k)     the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates other than pursuant to agreements in force on the date of this Agreement as set forth on Schedule 5.1(k);

(l)     the Company and its Subsidiaries shall not make or change any Tax election, amend any Return or settle or compromise any Tax liability;

(m)     the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or could reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement becoming untrue in any respect, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, or (iii) a Material Adverse Effect on the Company;

(n)     the Company shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except as provided for in Section 5.2;

(o)     the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any debt other than (A) debt pursuant to the Credit Agreement as currently in effect, (B) capital leases of equipment and purchase money secured debt incurred to purchase equipment in the ordinary course of business consistent with past practice, (C) debt or sale/leasebacks secured by real property, provided that the aggregate amount of such debt (including capital leases) outstanding does not exceed $50,000,000 at any time, and (D) other debt not exceeding $100,000 in aggregate outstanding principal amount; (ii) incur or modify any material indebtedness or other material liability except as provided in the foregoing subsection (i); (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $10,000 in the aggregate; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice and in no event exceeding $5,000 individually or $20,000 in the aggregate); or (v) enter into any material commitment or transaction, except in the ordinary course of business and consistent with past practice and in no event exceeding $25,000 individually;

(p)     the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;

(q)     the Company shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate any Material Contract or enter into any contract that would be a Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims; and

(r)     the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

5.2     Acquisition Proposals.

(a)     The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives not to (x) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal (as hereinafter defined), (y) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (z) accept an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, (other than an Acceptable Confidentiality Agreement (as hereinafter defined) in circumstances contemplated in the next sentence) providing for or relating to an Acquisition Proposal (an “Alternative Definitive Agreement”). Notwithstanding the foregoing, the Company and the Board may take the actions described in clause (y) and (z) of this Section 5.2(a) with respect to a third party at any time prior to the holding of the vote of the Company’s stockholders to adopt the Merger Agreement if prior to such vote (A) the Company receives a bona fide unsolicited written proposal from such third party, (B) the Board (or a committee of the Board) determines in good faith that such proposal constitutes a Superior Proposal (as hereinafter defined), after receiving such advice of its financial advisors, (and such Acquisition Proposal was not solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives), (C) the Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would constitute a breach of the Board’s fiduciary duties, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement (as hereinafter defined) on terms no less favorable to the Company than the Confidentiality Agreement) (an “Acceptable Confidentiality Agreement”), (D) (i) the Board provides a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and (ii) the Company and the Board does not take such actions described in clause (z) until the third Business Day after receipt of a Notice of Superior Proposal by Parent, and (E) in the case of clause (z) of this Section 5.2(a), the Company terminates this Agreement pursuant to Section 7.1(f) of this Agreement and complies with its obligations under Section 8.1, provided, however, the Company shall not be entitled to terminate this Agreement unless and until the Company has (i) paid the Termination Fee (ii) and reimbursed Expenses pursuant to Section 8.1. Nothing contained in this Section 5.2 shall prohibit the Company or the Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law, provided that such disclosure states that no action will be taken by the Board or any committee thereof in violation of this Section 5.2.

(b)     Neither the Board nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), the approval or recommendation by the Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as (an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 5.2 and Section 5.6, the Board may make an Adverse Recommendation Change after the Company has received an unsolicited Acquisition Proposal that it determines in good faith is a Superior Proposal and the Board (x) provides written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal, and (y) determines in good faith (1), based on the advice of its financial advisors that any transaction proposed by Parent is not at least as favorable to the Company and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as the Superior Proposal and (2), based on the advise of its outside counsel that the failure to make such Adverse Recommendation Change would result in a breach of the fiduciary duties of the Board provided, however, that (I) neither the Board nor any committee thereof may make an Adverse Recommendation Change until the third Business Day after receipt of a Notice of Superior Proposal by Parent, (II) any change in the financial or other material terms of a Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period under this Section 5.2(b), and (III) the Company shall not be entitled to enter into an Alternative Definitive Agreement, with respect to a Superior Proposal unless and until the Company has paid the Termination Fee and reimbursed Expenses up to an amount not in excess of $500,000 to Parent pursuant to Section 8.1 and this Agreement is terminated by its terms pursuant to Section 7.1.

(c)     The Company agrees to advise Parent in writing promptly (but in no event more than 24 hours) after receipt thereof of any request for information or any Acquisition Proposal received from any Person, or any communications with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, or communications, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or communications. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its commercially reasonable efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

(d)     For purposes of this Agreement, “Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal that was not solicited by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, made by a third party to purchase all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger (i) which a majority of the Board determines in good faith after receiving the advice of its independent financial and legal advisors (A) to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction proposal made by Parent pursuant to Section 5.2(b), and (B) which is likely to be consummated on its terms and (ii) for which all requisite financing is fully committed.

(e)     Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in Section 5.2(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

5.3     Takeover Statute. If any “moratorium,” “control share,” “fair price,” or other antitakeover laws shall become applicable to the Merger or any of the other transactions contemplated by this Agreement, then the Board shall grant such approvals and take such actions as necessary so that the Merger or any of the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of such laws on the transactions contemplated by this Agreement.

5.4     Access to Information and Properties.

(a)     From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) afford to the Purchaser and its authorized representatives, including consultants, advisors, lenders and financing sources, reasonable access during normal business hours upon reasonable prior notice to all of its premises, properties (including for purposes of environmental testing), contracts, commitments, data, books and records and personnel and (ii) shall use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to the Purchaser, in order that the Purchaser may have an opportunity to make such investigation as it shall reasonably deem necessary of the Company’s and its Subsidiaries’ respective affairs; provided that such investigation shall not affect the representations and warranties made by the Company in this Agreement. In addition, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Purchaser may reasonably request. Until the Effective Time, the Purchaser will hold any such information in accordance with the provisions of the confidentiality agreement between the Company and the Parent, dated as of October 6, 2005 (the “Confidentiality Agreement”).

5.5     Further Action; Reasonable Efforts.

(a)     Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and to assist Parent and the Purchaser in obtaining financing. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(b)     Parent shall use its commercially reasonable efforts to arrange the financing contemplated by Section 6.3(c). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange such financing and provide copies of all documents related to the financing to the Company.

(c)     The Company agrees to, and to cause its Subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with Parent and its affiliates in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, obtaining comfort letters from the Company’s accountants, and obtaining legal opinions from the Company’s outside counsel, as may be reasonably requested by Parent. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness for borrowed money of the Company; provided, however, that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefore or renegotiation thereof) prior to the Effective Time.

(d)     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

(e)     Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor the Purchaser shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Parent, the Purchaser or any of their respective affiliates or any of the respective businesses of the Company or any of its Subsidiaries, the Assets or the Real Property.

5.6     Proxy Statement; Schedule 13E-3; Stockholders’ Meeting.

(a)     As soon as reasonably practicable following the date of this Agreement the Company shall prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) in connection with the Merger, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall not be in breach of this Section 5.6 if Parent shall fail to provide any information reasonably necessary for the preparation of the Proxy Statement. Each of the Company, Parent and the Purchaser shall use their respective reasonable efforts to furnish the information required to be included by the SEC in the Proxy Statement and any such statement or schedule. After consultation with Parent, the Company shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders, and the parties shall respond promptly to any comments with respect to any other statement or schedule filed by them. No filing of, or amendment or supplement to, the Proxy Statement or any other statement or schedule will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, and no filing of any statement or schedule will be made by Parent or the Purchaser without providing the Company a reasonable opportunity to review and comment thereon. If at any time after the date the Proxy Statement is mailed to the Company’s stockholders and prior to the Stockholders’ Meeting any information relating to the Company, Parent, the Purchaser or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or the Purchaser which is required to be set forth in an amendment or supplement to the Proxy Statement or any other statement or schedule, including the Schedule 13E-3, so that none of the Proxy Statement and any such statement or schedule will include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b)     Each of Parent and the Purchaser agrees that (i) it will promptly provide the Company with all information concerning Parent and the Purchaser necessary or reasonably appropriate to be included in the Proxy Statement and (ii) at the Stockholders’ Meeting, if held, or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by stockholders), it will vote, or cause to be voted, all of the Shares then owned by it or any of its Subsidiaries, if any, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

(c)     The Company, Parent and the Purchaser shall cooperate with one another in the preparation and filing of a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the “Schedule 13E-3”) and shall use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party to this Agreement shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Schedule 13E-3, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and the Purchaser each agrees to correct any information provided by it for use in the Schedule 13E-3 which is or shall have become false or misleading.

(d)     The Company, acting through the Board, shall, in accordance with its articles of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a special or annual meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”), and shall (i) except as otherwise provided in Section 5.2(b), recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable efforts to solicit and obtain such adoption. Notwithstanding any withdrawal, amendment or modification by the Board or any committee thereof of its recommendation of this Agreement in accordance with Section 5.2(b) or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting as promptly as practicable for the purpose of adopting this Agreement.

5.7     Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) information or development that could reasonably be respected to lead to the conclusion that any representation or warranty made by the Company was untrue or inaccurate when made or would reasonably be expected to cause such representation or warranty to be untrue or inaccurate as of the Closing (including the Company’s receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.8     Directors’ and Officers’ Insurance and Indemnification.

(a)     After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time.

(b)     In the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, for which the Indemnified Party intends to seek Indemnity from the Surviving Corporation (i) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for such Indemnified Party reasonably advises that there are issues that raise or may raise conflicts of interest between the Surviving Corporation and such Indemnified Party, such Indemnified Party may retain one counsel reasonably satisfactory to the Surviving Corporation after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the Surviving Corporation shall in all cases be obligated pursuant to this Section 5.7(b) to pay for only one firm of counsel for all Indemnified Parties, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent and (iv) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim Indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.8 except to the extent such failure to notify prejudices the Surviving Corporation.

(c)     The Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period of six years after the Effective Time, the directors and officers of the Company and its Subsidiaries who as of the Effective Time are covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less substantially similar to those in effect on the date hereof; provided, however, that the aggregate annual premiums for such insurance at any time during such period shall not exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement.

5.9     Publicity. Neither the Company, Parent, the Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior consultation of the other party.

5.10     Indemnity.

(a)     The Company, shall indemnify, defend and hold harmless Parent, the Purchaser, their respective controlling persons, directors, officers, employees and agents (the “Indemnified Merger Parties”), to the fullest extent permitted by applicable Law, with respect to any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Merger Party in connection with any judicial or similar proceeding brought by any securityholder of the Company or pursuant to any derivative claim made on behalf of the Company based on or arising out of the negotiation, approval, execution or performance of this Agreement (“Transaction Litigation”); provided however that in no event shall the Company be obligated to pay more than $1.5 million pursuant to this section 5.10. The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Merger Parties, and shall survive any termination of this Agreement.

(b)     In the event that any such claim, liability, loss, damage, cost or expense, is asserted against or incurred by an Indemnified Merger Party in connection with any Transaction Litigation, Parent will notify Company of the commencement thereof and Company will be entitled to participate therein and, to the extent that Company may wish, to assume the defense and settlement thereof, with counsel of nationally recognized standing reasonably satisfactory to Parent; provided, however, that Company shall not settle any Transaction Litigation without the consent of Parent, whose consent will not be unreasonably withheld or delayed, and provided, further, that if the defendants in any such Transaction Litigation include both an Indemnified Merger Party and Company, and if Company has been advised by counsel that such counsel cannot represent both the Indemnified Merger Party and Company due to legal ethics requirements, Parent will have the right, at the Company’s Expense, to elect one counsel to participate in the defense of such Transaction Litigation on the Indemnified Merger Party’s behalf. Notwithstanding the foregoing, an Indemnified Party shall not be prevented from retaining its own counsel, at such Indemnified Party’s expense, in connection with any Transaction Litigation.

5.11     Stockholders’ Agreement and Subscription Agreement. Parent shall negotiate in good faith with the Investing Stockholder (as defined herein), to finalize the terms of the Subscription Agreement (as defined herein) and the Stockholders’ Agreement, which terms of such agreements are to be mutually agreed upon by Parent and the Investing Stockholder, as soon as practicable.

ARTICLE VI

CONDITIONS

6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing as provided in Section 8.2(h), in whole or in part, to the extent permitted by applicable Law):

(a)     No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

(b)     This Agreement shall have been adopted by the Required Vote; and

(c)     Other than filing the Articles of Merger in accordance with the NRS, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate would not have or result in a Material Adverse Effect on any party to this Agreement.

6.2     Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)     The representations and warranties of each of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and the Company shall have received a certificate signed on behalf of each of Parent and the Purchaser by the Chief Executive Officer of each of Parent and the Purchaser to such effect;

(b)     Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and the Company shall have received a certificate signed on behalf of each of Parent and the Purchaser by the Chief Executive Officer of each of Parent and the Purchaser to such effect.

6.3     Conditions to Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)     (i) The representations and warranties of the Company set forth in Sections 3.2 through 3.5 and 3.23 of this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2 through 3.5 and 3.23 of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

(b)     The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and the Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect;

(c)     Parent shall have received the proceeds of financing in an amount sufficient to pay the Merger Consideration and all of the fees and expenses related to the consummation of the transactions contemplated by this Agreement and otherwise enable the Purchaser to consummate the transactions contemplated hereby;

(d)     The Investing Stockholder shall have executed and delivered the Subscription Agreement;

(e)     All of the conditions precedent in the Subscription Agreement in favor of the Surviving Corporation shall have been satisfied;

(f)     The Investing Stockholder shall have executed and delivered the Stockholders’ Agreement;

(g)     There shall not be pending any suit, action or proceeding seeking to (i) prohibit or limit in any material respect the ownership or operation by the Company, Parent, the Purchaser or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(h)     All (i) shareholder derivative actions, (ii) securities class actions and (iii) actions brought by securityholders based on a breach of duty in connection with the transactions contemplated by this Agreement; in any case, brought against the Company or its officers or directors (or other persons entitled to seek indemnification or contribution from the Company) shall have been settled for an aggregate amount within the limits set forth in the Company’s applicable insurance policies and without further liability of the Company, its officers or directors or indemnified parties; and

(i)     All material consents and approvals of any Person necessary to the consummation of the Merger and any other transactions contemplated by this Agreement, including consents and approvals from parties to loans, contracts, leases or other agreements shall have been obtained, and a copy of each such consent and approval shall have been provided to Parent at or prior to the Closing.

ARTICLE VII

TERMINATION

7.1     Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of this Agreement:

(a)     By the mutual consent of Parent and the Company in a written instrument.

(b)     By either the Company or Parent upon written notice to the other party, if:

(i)     the Merger shall not have been consummated on or before July 31, 2006 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii)     any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided that the terminating party is not then in breach of Section 5.5); and

(iii)     the stockholders of the Company fail to adopt this Agreement by the Required Vote at the Stockholders’ Meeting (including any postponement or adjournment thereof); (provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached any of its obligations under Section 5.2 or Section 5.6).

(c)     By Parent if there shall have been a material violation or breach of or any inaccuracy in any of the representations, warranties, covenants or agreements of the Company that (i) has rendered the satisfaction of any condition to the obligations of the Parent impossible and such violation or breach has not been waived by Parent and (ii) has not been cured within 30 days following receipt by the Company of written notice of such breach from Parent, or which breach, by its nature, cannot be cured prior to the Outside Date (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(d)     By the Company if there shall have been a material violation or breach of or any inaccuracy in any of the representations, warranties, covenants or agreements of Parent that (i) has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not been waived by the Company and (ii) has not been cured within 30 days following receipt by Parent of written notice of such breach from the Company, or which breach, by its nature, cannot be cured prior to the Outside Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(e)     By Parent, upon written notice to the Company, if (i) the Board or any committee thereof shall have made on Adverse Recommendation Change, (ii) the Company shall have entered into an Alternative Definitive Agreement or (iii) the Company or the Board or any committee thereof shall have resolved to do any of the foregoing.

(f)     By Company, upon written notice to Parent, if the Board shall resolve to enter into, subject to the terms of this Agreement, including Sections 5.2 and 8.1 of this Agreement, an Alternative Definitive Agreement; provided, that Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) unless Company shall have complied with its obligations under Section 5.2 and shall have paid the Termination Fee and the Expenses pursuant to Section 8.1, and the entering into such other definitive agreement is otherwise permitted by Section 5.2

7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision hereof pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, the Purchaser or the Company, except as set forth in Section 8.1 hereof, except as set forth in Section 5.10 hereof, and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement prior to its termination.

ARTICLE VIII

MISCELLANEOUS

8.1     Fees and Expenses.

(a)     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Sections 8.1(b) and 8.1(c).

(b)     If this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall (i) reimburse Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S.$500,000 and (ii) pay to Parent in immediately available funds a termination fee in an amount equal to U.S.$1.0 million (the “Termination Fee”); provided, however, that the effectiveness of the Company’s termination of this Agreement pursuant to Section 7.1(f) shall be conditioned on the Company reimbursing Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S.$500,000 and paying the Termination Fee.

(c)     In the event that (i) an Acquisition Proposal has been proposed by any Person (other than Parent and the Purchaser or any of their respective affiliates) or any Person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally and (ii) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii) or by Parent pursuant to Section 7.1(c), then the Company shall reimburse Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $500,000. Furthermore, if (x) the events in clauses (i) and (ii) in the first sentence of this Section 8.1(c) occur and (y) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into an Alternative Definitive Agreement, or an Acquisition Proposal is consummated, then the Company shall pay Parent the Termination Fee upon the first to occur of the events described in clause (y) of this sentence.

(d)     Any payment of the Expenses and the Termination Fee pursuant to Section 8.1(b) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent. Any payment of the Expenses pursuant to Section 8.1(c) shall be made upon the termination of this Agreement, and any payment of the Termination Fee pursuant to Section 8.1(c) shall be made prior to the first to occur of the execution of an Alternative Definitive Agreement or the consummation of an Acquisition Proposal. In circumstances where Section 8.1 requires a reimbursement of Expenses, the Company shall reimburse Parent for the Expenses up to an amount not in excess of U.S. $500,000. The Company acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Purchaser would enter into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, Parent or the Purchaser commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.1, the Company shall pay to Parent and the Purchaser (as the case may be) its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e)     This Section 8.1 shall survive any termination of this Agreement.

8.2     Amendment; Waiver.

(a)     This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Articles of Incorporation or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)     At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

8.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to the Company, to:

Central Freight Lines, Inc.
15333 North Pima Road
Suite 230
Scottsdale, AZ 85260
Telephone: (480) 361-5289
Facsimile: (480) 361-5297
Attention: John C. Carruth

with a copy to:

Blackwell Sanders Peper Martin LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Telephone: (816) 983-8000
Facsimile: (816) 983-8080
Attention: Jeffrey T. Haughey, Esq.

(b)     if to Parent or the Purchaser, to:

North American Truck Lines, LLC
2710 E. Tower Rd.
Phoenix, AZ 85034
Telephone: (602) 225-3712
Facsimile: (602) 275-6417
Attention: Jeff A. Shumway

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Attention: Stephen F. Arcano, Esq.

8.4     Interpretation; Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the word “or” when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase “and/or.” The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

The following terms have the following definitions:

(a)    “Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).

(b)    “Acquisition Proposal” shall have the meaning set forth in Section 5.2(d).

(c)    “Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(b).

(d)    “Agreement” shall have the meaning set forth in the Preamble.

(e)              “Alternative Definitive Agreement” shall have the meaning set forth in Section 5.2(a).

(f)     “Articles of Incorporation” shall have the meaning set forth in Section 1.3.

(g)    “Articles of Merger” shall have the meaning set forth in Section 1.2.

(h)    “Assets” shall have the meaning set forth in Section 3.16.

(i)     “Balance Sheet” shall have the meaning set forth in Section 3.8.

(j)      “Board” shall have the meaning set forth in the Recital.

(k)    “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of New York.

(l)      “Bylaws” shall have the meaning set forth in Section 1.3.

(m)    “Capital Budget” shall have the meaning set forth in Section 5.1(b).

(n)    “Certificates” shall have the meaning set forth in Section 2.2(b).

(o)    “Closing” shall have the meaning set forth in Section 1.2.

(p)    “Closing Date” shall have the meaning set forth in Section 1.2.

(q)    “Code” means the Internal Revenue Code of 1986, as amended.

(r)     “Company” shall have the meaning set forth in the Preamble.

(s)    “Company Common Stock” shall have the meaning set forth in Section 2.1.

(t)     “Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

(u)    “Confidentiality Agreement” shall have the meaning set forth in Section 5.4(a).

(v)    “Credit Agreement” shall have the meaning set forth in Section 5.1(b).

(w)    “Disclosure Letter” shall have the meaning set forth in Section 3.1(a).

(x)     “Effective Time” shall have the meaning set forth in Section 1.2.

(y)     “Employment and Withholding Taxes” mean any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all taxes required to be withheld by or on behalf of each of the Company or any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

(z)     “Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

(aa)     “Environmental Laws” means all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (A) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (B) the Occupational Safety and Health Act;

(bb)     “ERISA” shall have the meaning set forth in Section 3.10(a).

(cc)     “ERISA Affiliate” shall have the meaning set forth in Section 3.10(a).

(dd)            “ERISA Plans” shall have the meaning set forth in Section 3.10(a).

(ee)    “Exchange Act” shall have the meaning set forth in Section 3.5(a).

(ff)     “Expenses” means out-of-pocket fees and expenses incurred or paid in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

(gg)      “GAAP” shall have the meaning set forth in Section 3.5(b).

(hh)          “Governmental Entity” shall have the meaning set forth in Section 3.4(b).

(ii)     “Hazardous Substance” means (A) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (B) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, fungus or mold, (C) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (D) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; and

(jj)     “Indemnified Merger Parties” shall have the meaning set forth in Section 5.10.

(kk)   “Indemnified Merger Party” shall have the meaning set forth in Section 5.10(a).

(ll)      “Indemnified Parties” shall have the meaning set forth in Section 5.8(a).

(mm)          “Intellectual Property” shall have the meaning set forth in Section 3.12(a).

(nn)   “Investing Stockholder” shall mean the stockholder listed on Schedule A hereto.

(oo)   “Laws” shall have the meaning set forth in Section 3.4(a).

(pp)   “Leased Real Property” means all interests in real property pursuant to the Leases.

(qq)   “Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sub lessee, licensee, user, operator or occupant of real property, or interests therein.

(rr)    “Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(ss)   “Litigation” shall have the meaning set forth in Section 3.11(a).

(tt)    “Material Adverse Effect” means (i) with respect to the Company, a condition, circumstance, event or effect which (A) is materially adverse to the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (B) materially impairs the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, and (ii) with respect to Parent or the Purchaser, any condition, circumstance, event or effect which materially impairs the ability of Parent or the Purchaser to consummate the transactions contemplated hereby, provided, however, that to the extent any change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect” with respect to the Company or Parent, as the case may be: (i) changes affecting the United States economy or financial markets as a whole or changes that are the result of factors generally affecting the industries in which the Company or Parent, as the case may be, and their respective Subsidiaries conduct its business in either case not disproportionately affecting the Company in comparison to its competitors, (ii) failure to meet internal or analyst financial forecasts, (iii) any change in the market price or trading volume of the equity securities of the Company after the date hereof, (iv) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Market or (v) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof, and (vi) any change in any applicable law, rule or regulation or GAAP or official interpretation thereof after the date hereof.

(uu)    “Material Contract” shall have the meaning set forth in Section 3.13(a).

(vv)    “Merger” shall have the meaning set forth in Section 1.1.

(ww)   “Merger Consideration” shall have the meaning set forth in Section 2.1(a).

(xx)      “Moyes Stockholders” mean Jerry Moyes, the Jerry and Vickie Moyes Family Trust, dated December 11, 1987 and the Moyes Children’s Trust, dated December 14, 1992.

(yy)    “Moyes Stockholders Shares” shall have the meaning set forth in Section 2.1(b).

(zz)      “Notice of Superior Proposal” shall have the meaning set forth in Section 5.2(b).

(aaa)    “NRS” shall have the meaning set forth in Section 1.1.

(bbb)    “Outside Date” shall have the meaning set forth in Section 7.1(b)(i).

(ccc)    “Owned Real Property” means the real property, and interests in real property, owned by the Company and its Subsidiaries.

(ddd)    “Parent” shall have the meaning set forth in the Preamble.

(eee)    “Paying Agent” shall have the meaning set forth in Section 2.2(a).

(fff)      “Permits” shall have the meaning set forth in Section 3.11(c).

(ggg)    “Permitted Liens” means (a) Liens specifically identified in the Balance Sheet or in the notes thereto, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on the Balance Sheet in accordance with GAAP, and (c) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used.

(hhh)         “Person” means any natural Person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity).

(iii)    “Plans” shall have the meaning set forth in Section 3.10(a).

(jjj)    “Preferred Stock” shall have the meaning set forth in Section 3.2(a).

(kkk)         “Proxy Statement” shall have the meaning set forth in Section 5.6(a).

(lll)    “Public Stockholders” shall mean all of the Company Stockholders other than the Moyes Stockholders and the Continuing Stockholders.

(mmm)      “Purchaser” shall have the meaning set forth in the Preamble.

(nnn)        “Purchaser Common Stock” shall have the meaning set forth in Section 2.1.

(ooo)        “Real Property” means the Owned Real Property and the Leased Real Property.

(ppp)        “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(qqq)        “Required Vote” shall have the meaning set forth in Section 3.3(c).

(rrr)           “Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that relates to the business or assets of the Company and any of its Subsidiaries.

(sss)         “Schedule 13E-3” shall have the meaning set forth in Section 5.6(c).

(ttt)           “SEC” shall have the meaning set forth in Section 3.4(b).

(uuu)        “Secretary of State” shall have the meaning set forth in Section 1.2.

(vvv)        “Securities Act” shall have the meaning set forth in Section 3.5(a).

(www)      “Shares” shall have the meaning set forth in Section 2.1.

(xxx)          “SPD” shall have the meaning set forth in Section 3.10(b)(iv).

(yyy)        “Special Committee” shall have the meaning set forth in the Recitals.

(zzz)          “Stockholders’ Agreement” means the Stockholders’ Agreement between Parent and certain individuals and entities listed on Schedule A thereto.

(aaaa)       “Stockholders’ Meeting” shall have the meaning set forth in Section 5.6(d).

(bbbb)     “Stock Option Plans” shall have the meaning set forth in Section 2.4(a).

(cccc)     “Stock Options” shall have the meaning set forth in Section 2.4(a).

(dddd)     “Subscription Agreement” means the Subscription Agreement between the Surviving Corporation and the individual listed on Schedule A hereto.

(eeee)     “Subsidiary” means with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person; and in addition, with respect to any representation and warranty of the Company, the term Subsidiary shall mean any such other Persons of which 50% or more of such securities or other interests are or were at any time directly or indirectly owned by the Company, provided that the Company’s representation and warranty with respect to such Subsidiary shall only relate to the period during which the Company directly or indirectly owned such Subsidiary.

(ffff)       “Superior Proposal” shall have the meaning set forth in Section 5.2(d).

(gggg)       “Surviving Corporation” shall have the meaning set forth in Section 1.1.

(hhhh)   “Tax” means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto).

(iiii)       “Technology” shall have the meaning set forth in Section 3.12(a).

(jjjj)       “Termination Fee” shall have the meaning set forth in Section 8.1(b).

(kkkk)           “Transaction Litigation” shall have the meaning set forth in Section 5.10(a).

(llll)               “WARN Act” shall have the meaning set forth in Section 3.19(b).

8.5     Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section to the Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

8.6     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

8.7     Entire Agreement. This Agreement, including the Disclosure Letter and the schedule attached hereto, and the Confidentiality Agreement constitute the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

8.8     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.9     Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.

8.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that each of Parent and the Purchaser may assign its rights under this Agreement to any Subsidiary of Parent, or to any lender to each of Parent and the Purchaser or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent’s obligations or liabilities under this Agreement.

8.11     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.12     Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

******

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NORTH AMERICAN TRUCK LINES, LLC

By:	/s/ Jeff A. Shumway
Name:	Jeff A. Shumway
Title:	Manager

GREEN ACQUISITION COMPANY

By:	/s/ Jeff A. Shumway
Name:	Jeff A. Shumway
Title:	President

CENTRAL FREIGHT LINES, INC.

By:	/s/ J. C. Carruth
Name:	J. C. Carruth
Title:	Director

SCHEDULE A

Robert V. Fasso

Annex A-2

FIRST AMENDMENT TO AGREEMENT AND

PLAN OF MERGER

by and among

CENTRAL FREIGHT LINES, INC.,

NORTH AMERICAN TRUCK LINES, LLC

and GREEN ACQUISITION COMPANY

dated as of September 13, 2006

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is dated as of September 13, 2006 (this “Amendment”), by and among CENTRAL FREIGHT LINES, INC., a Nevada corporation (the “Company”), NORTH AMERICAN TRUCK LINES, LLC, a Nevada limited liability company (“Parent”), and GREEN ACQUISITION COMPANY, a Nevada corporation and wholly owned subsidiary of Parent (the “Purchaser”).

WHEREAS, the Company, Parent and the Purchaser are parties to that certain Agreement and Plan of Merger dated as of January 30, 2006 (the “Agreement”); and

WHEREAS, in accordance with Section 8.2 of the Agreement, the Company, Parent and the Purchaser desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

      1.    Amendment of Section 2.4.  Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:

“2.4          Company Option Plans.

(a)    The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable (including, without limitation, obtaining consents) to provide that, effective immediately prior to the consummation of the Merger, each option to purchase shares of Company Common Stock (collectively, the “Stock Options”) held by or issued or granted to any current or former employee, consultant or director, other than the Investing Stockholder and Jerry Moyes, that is outstanding immediately prior to the consummation of the Merger granted under the Central Freight Lines, Inc. Incentive Stock Plan dated May 6, 1997, as amended (the “Stock Option Plans”), or otherwise, shall (i) become fully vested or exercisable and (ii) be cancelled in exchange for an amount in cash (less any applicable tax withholding), payable at the Effective Time, equal to (A) in the case of Stock Options with respect to which the Merger Consideration is greater than the per share exercise price of such Stock Option, the product of (x) (1) the excess of the Merger Consideration over (2) the per share exercise price of such Stock Option, and (y) the number of shares of Company Common Stock subject to such Stock Option; and (B) in the case of Stock Options with respect to which the per share exercise price of such Stock Option is equal to or greater than the Merger Consideration, the product of (x) $.01 and (y) the number of shares of Company Common Stock subject to such Stock Option.

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(b)    Any options to purchase 504,000 shares of Company Common Stock held by the Investing Stockholder (constituting all of the options to purchase shares of Company Common Stock held by the Investing Stockholder) shall remain in full force and effect, in accordance with that certain Stock Option Amendment between the Company and the Investing Stockholder dated September 13, 2006 and attached to this Agreement as Exhibit 1 (the “Stock Option Amendment”). Any options to purchase shares of Company Common Stock held by Jerry Moyes shall be cancelled without any monetary consideration.

(c)    The Company, the Board and each relevant committee of the Board shall ensure that immediately following the Effective Time, no holder of a Stock Option (other than the Investing Stockholder), and no participant in any Stock Option Plan or any other plan, agreement or arrangement (other than the Investing Stockholder), shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest in respect of any capital stock of the Company or the Surviving Corporation. The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable to provide that all Stock Option Plans shall remain in full force and effect from and after the Effective Time, but only with respect to the Stock Options held by the Investing Stockholder.”

2.    Amendment of Section 3.2(a)(iii). Section 3.2(a)(iii) of the Agreement is amended by replacing the reference to “Option Plans” with a reference to “Stock Option Plans”.

3.    Amendment of Section 3.22. Section 3.22 of the Agreement is amended by deleting the first sentence in its entirety and replacing it with the following:

“The Company has received an opinion of Morgan Keegan & Company to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company, other than the Moyes Stockholders and the directors and executive officers of the Company.”

4.    Amendment of Section 5.1(e). Section 5.1(e) of the Agreement is amended by deleting clause (ii) in its entirety and replacing it with the following:

“(ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any compensation, severance, retention, other similar profit sharing, stock option or equity-linked pension or retirement plan, program agreement or arrangement, except as otherwise provided herein; or”.
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5.     Amendment of Section 5.5(b). Section 5.5(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b)           Intentionally omitted.”

6.     Amendment of Section 5.1(j). Section 5.1(j) of the Agreement is amended by deleting clause (ii) in its entirety and replacing it with the following:

“(ii) compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation (other than the settlement of any Litigation subject to Section 6.3(h) on terms satisfying such condition);”.

7.       Amendment of Section 5.11. Section 5.11 of the Agreement is deleted in its entirety and replaced with the following:

“5.11 Stockholders’ Agreement. Parent shall negotiate in good faith with the Investing Stockholder (as defined herein), to finalize the terms of the Stockholders’ Agreement, which terms of such agreement are to be mutually agreed upon by Parent and the Investing Stockholder, as soon as practicable.”

8.      Amendment of Sections 6.3(a). Section 6.3(a) of the Agreement is amended by replacing all references to Section 3.23 of the Agreement with references to Section 3.22 of the Agreement.

9.     Amendment of Sections 6.3(c), (d) and (e). Sections 6.3(c), (d) and (e) of the Agreement are deleted in their entirety and replaced with the following:

“(c)         Intentionally omitted.

(d)           Intentionally omitted.

(e)            Intentionally omitted.”

10.    Amendment of Section 6.3(h). Section 6.3(h) of the Agreement is deleted in its entirety and replaced with the following:

“(h) All (i) shareholder derivative actions, (ii) securities class actions and (iii) actions brought by securityholders based on a breach of duty in connection with the transactions contemplated by this Agreement; in any case, brought against the Company or its officers or directors (or other persons entitled to seek indemnification or contribution from the Company) shall have been settled for an aggregate amount within the limits set forth in the Company’s applicable insurance policies and without further liability of the Company, its officers or directors or indemnified parties. Section 6.3(h) of the Disclosure Letter sets forth the pending shareholder derivative actions, securities class actions and actions brought by securityholders based on a breach of duty that are not subject to this Section 6.3(h); and”.

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11.    Amendment of Section 7.1(b)(i). Section 7.1(b)(i) of the Agreement is deleted in its entirety and replaced with the following:

“(i) the Merger shall not have been consummated on or before November 30, 2006 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;”.

12.    Amendment of Section 8.4(lll). Section 8.4 (lll) of the Agreement is deleted in its entirety and replaced with the following:

“(lll)  “Public Stockholders” shall mean all of the stockholders of the Company other than the Moyes Stockholders and the Investing Stockholder.”

13.    Amendment of Section 8.4(zzz). Section 8.4(zzz) of the Agreement is deleted in its entirety and replaced with the following:

“(zzz) “Stockholders’ Agreement” means the Stockholders’ Agreement substantially in the form attached as Exhibit 2 to this Agreement.”

14.    Amendment of Section 8.4(dddd). Section 8.4(dddd) of the Agreement is deleted in its entirety and replaced with the following:

“(dddd) Intentionally omitted.”

15.    Amendment of Schedule 3.2(a) of the Disclosure Letter. Schedule 3.2(a) is amended by inserting an asterisk after “Robert V. Fasso” and inserting the following footnote at the bottom of the table:

“* At closing, the terms of Mr. Fasso’s options will be amended as contemplated by the amendment to Mr. Fasso’s Stock Option Agreement.”

16.    Other Provisions Unaffected. Except as specifically and expressly amended by this Amendment, the terms, covenants and conditions of the Agreement shall remain in full force and effect.

17.    Controlling Document. In the event of a conflict or inconsistency between any term of this Amendment and any term of the Agreement, the terms of this Amendment shall control and prevail.

18.    Miscellaneous. This Amendment: (a) may be amended only by a writing signed by each of the parties hereto; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, without the prior consent of the other parties; (d) together with the Agreement, contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral

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agreements, and all contemporaneous oral agreements, relating to such transactions; (e) is governed by, and will be construed and enforced in accordance with, the laws of the State of Nevada, without giving effect to any conflict of laws rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The waiver by a party of any breach or violation of any provision of this Amendment will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Agreement.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND
PLAN OF MERGER

IN WITNESS WHEREOF, the Company, Parent and the Purchaser have caused this Amendment to be executed as of the date first written above by their respective duly authorized officers.

NORTH AMERICAN TRUCK LINES, LLC

By:	/s/ Jeff A. Shumway
Name:	Jeff A. Shumway
Title:	President

GREEN ACQUISITION COMPANY

By:	/s/ Jeff A. Shumway
Name:	Jeff A. Shumway
Title:	President

CENTRAL FREIGHT LINES, INC.

By:	/s/ Robert V. Fasso
Name:	Robert V. Fasso
Title:	Chief Executive Officer and President

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Annex B

MORGAN KEEGAN & COMPANY, INC.

FAIRNESS OPINION

dated January 30, 2006

Morgan Keegan

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty North Front Street
Memphis, Tennessee 38103
901/524-4100 Telex 69-74324
WATS 800/366-7426
Members New York Stock Exchange, Inc.

January 30, 2006

Board of Directors
Central Freight Lines, Inc.
5601 West Waco Drive
Waco, Texas 76710

Members of the Board of Directors:

The Board of Directors of Central Freight Lines, Inc. (“Central Freight” or the “Company”) has requested our opinion as to the fairness, from a financial point of view, to the Company’s public shareholders of the consideration to be paid by North American Truck Lines, LLC (the “Buyer”), an entity formed by Mr. Jerry Moyes, for shares of Central Freight common stock. We understand that Central Freight, North American Truck Lines, LLC and Green Acquisition Company propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Green Acquisition Company will merge with and into Central Freight (the “Merger”). You have advised us that the proposed transaction would be effected as a cash merger whereby the shareholders of Central Freight would receive $2.25 for each of the common shares of Central Freight (the “Transaction”). The terms and conditions are set out more fully in the Agreement.

In connection with our opinion, we have (1) participated in discussions with various members of management and representatives of the Company concerning the Company’s historical and current operations, financial condition and prospects and strategic objectives; (2) reviewed publicly-available historical financial and operating data as well as historical financial and operating data that was furnished to us by the Company relating to its business; (3) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company relating to its business; (4) reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of the Company and the trading markets for such other companies’ securities; (5) reviewed certain publicly available information concerning the financial terms of certain other transactions that we deemed relevant to our inquiry; (6) analyzed the value of projected cash flows of Central Freight; and (7) undertaken such other studies, analyses and investigations, and considered such other information, as we deemed relevant. During the course of our engagement, we were asked by the Special Committee of the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Central Freight, and we have considered the results of such solicitation in rendering our opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us. We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

With respect to the financial and operational forecasts made available to us by the management of the Company and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such evaluation or appraisal.

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It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to shareholders of the Company in connection with the Transaction and does not address the underlying business decision to effect the Transaction or any other terms of the Transaction. In addition, we are not expressing any opinion as to the prices at which the Company’s common stock may trade following the date of this opinion.

In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities. In addition, certain of our employees own shares of the Company’s common stock.

Our opinion is rendered to the Board of Directors of Central Freight in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Transaction. Except as may be required by the United States Securities and Exchange Commission, law or a court of competent jurisdiction, this letter may not be disclosed or otherwise referred to without our prior written consent in each instance.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the Company’s public shareholders (other than shareholders affiliated with the Buyer).

Very truly yours,

/s/ Morgan Keegan & Company, Inc.
MORGAN KEEGAN & COMPANY, INC.

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PROXY

CENTRAL FREIGHT LINES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 23, 2006

Solicited on Behalf of the Board of Directors of Central

Date: ____________________

The undersigned holder(s) of Common Stock of Central Freight Lines, Inc., a Nevada corporation, hereby appoint(s) Robert V. Fasso and Jeffrey A. Hale, and each or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of Central to be held on October 23, 2006 at __________________, at 1:00 p.m., Phoenix Time, and at any postponement or adjournment thereof, as follows:

1.	Approval of the Agreement and Plan of Merger, by and among Central Freight Lines, Inc., North American Truck Lines, LLC and Green Acquisition Company dated as of January 30, 2006, as amended:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

2.
Approval of the adjournment of the annual meeting, if necessary or appropriate, to provide time to solicit additional proxies if it does not appear that there will be enough shares voted in favor of the Merger Agreement to approve it at the time of the Annual Meeting:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	Election of Directors:	[ ] FOR all nominees listed below (except as marked to the contrary below)	[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.

Robert V. Fasso	John Campbell Carruth
John Breslow	Porter J. Hall

In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof:

(Continued and to be signed on reverse side)

(Continued from the other side)

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3 and granting the proxies discretionary authority.

   When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, the proxy will be voted “For” Proposals 1, 2 and 3, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. Proxies marked “Abstain” and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

    The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2006 Annual Meeting of Stockholders, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006.

Dated __________________________________, 2006

__________________________________________________

__________________________________________________
Signature(s)

Please date and sign exactly as name(s) appear(s) on your Common Stock certificate(s). If shares are held jointly, each owner should sign this proxy. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stockholder is a corporation or other business entity, the proxy should indicate the full legal name of the corporation or entity, and be signed by a duly authorized officer (indicating his or her position).